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                                            As Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-69786
                    Prospectus For Single Purchase Payment
                     Modified Guaranteed Annuity Contract

                                  Issued by:
                     GE Life and Annuity Assurance Company
                            6610 West Broad Street
                           Richmond, Virginia 23230
                           Telephone: (800) 352-9910

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This prospectus gives details about the contract that you should know before investing. Please read this prospectus carefully and keep it for future reference.

This prospectus describes a single purchase payment modified guaranteed annuity contract (the "contract") for individuals offered by GE Life and Annuity Assurance Company (the "Company," "we," "us," or "our"). You may purchase the contract on a non-qualified basis ("Non-Qualified Contracts") or for use with certain qualified retirement plans ("Qualified Contracts").

The contract provides a means for you to allocate a single purchase payment of $5,000 or more ($2,000 or more for Individual Retirement Accounts ("IRAs")) to our Guarantee Account for a specified investment period, known as a Guarantee Term. You select a Guarantee Term from a number of Guaranteed Terms we offer at the time of your purchase payment. We typically offer Guarantee Terms ranging from 1 to 10 years, although we may not offer each of these Guarantee Terms in the future. Not all the Guarantee Terms are available in all states or in all markets. Your purchase payment will earn interest for the initial Guarantee Term you select based on the interest rates we offer at the time of your purchase payment. For any Guarantee Term, we will credit a Guaranteed Interest Rate. We may credit a different Guaranteed Interest Rate for each year of a Guarantee Term.

If you surrender your contract or withdraw any portion of your Contract Value before the end of a Guarantee Term, we may assess a surrender charge on the amount you withdraw. We may apply a Market Value Adjustment to the proceeds paid in connection with any withdrawal or transfer. We may also apply a Market Value Adjustment in determining your Annuity Commencement Value. Under certain conditions, you may withdraw earned interest without a surrender charge or Market Value Adjustment. Withdrawals of interest will be subject to income tax and may be subject to a 10% tax penalty if taken before age 59 1/2.

On the Annuity Date, we will apply your Annuity Commencement Value, modified by any Market Value Adjustment, to a monthly Income Payment, to an Optional Payment Plan you have selected, or you may take that amount in one lump sum payment. The Optional Payment Plans include:

   . life income with payments guaranteed for 10, 15 or 20 years;

   . payments for a fixed period from 1 to 30 years;

   . payments of a fixed amount until the amount we hold is exhausted;

   . annual payments of interest earned from proceeds left with us; or

   . life income based on the lives of two payees with payments guaranteed for 10 years.

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The Securities and Exchange Commission ("SEC") has not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made.

The date of this prospectus is April 29, 2005.

This contract:

   . Is Not a bank deposit

   . Is Not FDIC insured

   . Is Not insured or endorsed by a bank or any federal government agency

   . Is Not available in every state

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Table of Contents


                Definitions.................................................  5

                Summary.....................................................  7

                Other Contracts............................................. 10

                Financial Statements........................................ 10

                The Contract................................................ 11
                   Purchasing a Contract.................................... 11
                   Ownership................................................ 11
                   Assignment............................................... 12

                The Company................................................. 13
                   The Guarantee Account.................................... 13
                   Guarantee Terms.......................................... 14
                   Guaranteed Interest Rates................................ 16
                   Free Withdrawal Amount................................... 16
                   Contract Value and Surrender Value....................... 17
                   Market Value Adjustment.................................. 17
                   Transfers Before the End of a Guarantee Term............. 18

                Surrenders and Partial Withdrawals.......................... 19
                   Systematic Withdrawals of Interest....................... 19

                Charges and Other Deductions................................ 22
                   Surrender Charge......................................... 22
                   Deductions for Premium Taxes............................. 23
                   Commission Payments...................................... 24

                The Death Benefit........................................... 25
                   Death Benefit Upon Death Before the Annuity Date......... 25
                   Death Benefit Amount..................................... 25
                   Required Distributions................................... 25
                   Death Benefit After the Annuity Date..................... 27

                The Annuity Commencement Date and Benefits at Annuity Date.. 28
                   The Annuity Commencement Date............................ 28
                   The Annuity Date......................................... 28

                Optional Payment Plans...................................... 29

                Federal Tax Matters......................................... 31
                   Introduction............................................. 31
                   Taxation of Non-Qualified Contracts...................... 31
                   Section 1035 Exchanges................................... 35
                   Qualified Retirement Plans............................... 35
                   Moving Money From One Qualified Contract or Qualified
                     Plan to Another........................................ 39
                   Federal Income Tax Withholding........................... 39
                   State Income Tax Withholding............................. 39
                   Changes in the Law....................................... 39

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Requesting Payments.........................................  40

Sales of the Contract.......................................  41

Additional Information......................................  44
   Owner Questions..........................................  44
   Return Privilege.........................................  44
   State Regulation.........................................  44
   Records and Reports......................................  44
   Other Information........................................  44

GE Life and Annuity Assurance Company.......................  45
   Business.................................................  45
   Strategy.................................................  46
   Operating Segments.......................................  46

Properties..................................................  47

Legal Proceedings...........................................  48

Submission of Matters to a Vote of Security Holders.........  52

Market for the Registrant's Common Equity and Related
Shareholder Matters.........................................  53

Selected Financial Data.....................................  54

Management's Discussion and Analysis of Financial Condition
and Results of Operations...................................  55
   Cautionary Note Regarding Forward-Looking Statements.....  55
   Operating Results........................................  55

Capital Resources and Liquidity.............................  58
   Consolidated Balance Sheet...............................  58
   Statement of Changes in Stockholder's Interest...........  61
   Interest Rate Management.................................  61
   Equity Markets...........................................  62
   Liquidity................................................  63
   Off-Balance Sheet Transactions...........................  65

Critical Accounting Policies................................  66
   New Accounting Standards.................................  68

Quantitative and Qualitative Disclosures About Market Risk
and Interest Rate Management................................  69

Experts.....................................................  70

GE Life and Annuity Assurance Company Financial Statements.. F-1

Appendix.................................................... A-1
   Market Value Adjustment Examples......................... A-1

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Definitions

                      The following terms are used throughout this prospectus:

                      Annuitant/Joint Annuitant -- The person(s) named in the contract whose age and, where appropriate, gender, determine Income Payments.

                      Annuity Commencement Date -- The date stated on your contract's data pages as the date on which Income Payments are scheduled to commence, provided the Annuitant(s) is living on that date. The Annuity Commencement Date may be changed during the 30-day period immediately prior to the end of a Guarantee Term.

                      Annuity Commencement Value -- Your Surrender Value on the business day immediately preceding the Annuity Date modified by any Market Value Adjustment. We use the Annuity Commencement Value to determine the amount of each Income Payment or lump sum payment.

                      Annuity Date -- The date on which Income Payments start.

                      Code -- The Internal Revenue Code of 1986, as amended.

                      Contract Date -- The date we issue your contract and your contract becomes effective. Your Contract Date is shown on your contract's data pages. We use the Contract Date to determine Contract Years and contract anniversaries.

                      Contract Value -- Your purchase payment and interest earnings under the contract, minus any prior withdrawals including surrender charges and any premium tax, modified by any prior Market Value Adjustment.

                      General Account -- Assets of the Company other than those allocated to any of our separate investment accounts.

                      Guarantee Account -- GE Life & Annuity Separate Account 6; a legally insulated, non-unitized separate account established to hold amounts for this class of contracts, and other similar market value adjustment contracts.

                      Guaranteed Interest Rate -- A stated interest rate or rates we credit to the Contract Value during a Guarantee Term.

                      Guarantee Term -- The period of time we guarantee a specified credited rate(s) of interest under the contract.

                      Home Office -- Our offices at 6610 West Broad Street, Richmond, Virginia 23230.

                      Income Payment -- One of a series of payments made under either the monthly income benefit or one of the Optional Payment Plans.

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                      Market Value Adjustment -- A positive or negative
                      adjustment we may apply to the amount payable upon surrender, withdrawal or transfer. We may also apply a Market Value Adjustment in determining your Annuity Commencement Value.

                      Optional Payment Plan -- A plan whereby any part of the death benefit, Surrender Value or Annuity Commencement Value can be left with us to provide Income Payments to a payee.

                      Owner -- The person or persons (in the case of Joint Owners) entitled to exercise all ownership rights stated in the contract (e.g., name beneficiaries, make withdrawals). The Owners are shown on the contract's data pages and on any application. "You" or "your" refers to the Owner or Joint Owners.

                      Surrender Value -- The Contract Value on the date we receive your written request for surrender at our Home Office, less any applicable premium tax and surrender charge.

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Summary

                      How is a contract issued? We will issue the contract when we receive and accept your completed application and your purchase payment. See the provision entitled "Issuing a Contract."

                      How does this contract work? The contract permits you to allocate a single purchase payment to our Guarantee Account for the Guarantee Term you select. On the Annuity Date, we apply your Annuity Commencement Value to purchase a series of monthly Income Payments (sometimes known as annuity payments). You may also elect Income Payments under an Optional Payment Plan or a lump sum payment.

                      Certain features described in this prospectus may vary from your contract. See the provision entitled "The Contract" of this prospectus for more information. Please refer to your contract for these provisions that apply specifically to you.

                      How does my purchase payment earn interest? You allocate your purchase payment (less any applicable premium taxes) to the Guarantee Account for a Guarantee Term you select. Your allocation will earn interest at the Guaranteed Interest Rate(s) we credit for that Guarantee Term. We may credit a different rate of interest for any Guarantee Term from one year to the next. See the provision entitled "Guarantee Terms."

                      What happens at the end of a Guarantee Term? At the end of any Guarantee Term, a subsequent Guarantee Term will begin. Unless you instruct us otherwise, the subsequent Guarantee Term will generally be the same duration as the expiring Guarantee Term. If we are not offering a Guarantee Term of the same duration, the subsequent Guarantee Term will be the next shortest Guarantee Term, which does not extend beyond the Annuity Commencement Date. If we do not offer a Guarantee Term that expires on or before the Annuity Commencement Date, the subsequent Guarantee Term will be the Guarantee Term that first expires after the Annuity Commencement Date. We will pay interest on your Contract Value in a subsequent Guarantee Term at our declared Guaranteed Interest Rate applicable to that Guarantee Term on the day the subsequent Guarantee Term begins. See the provision entitled "Guarantee Terms" in this prospectus.

                      Is the contract available to Qualified Plans? Yes. We may issue the contract in connection with retirement plans that qualify for preferential income tax treatment as defined under the Code. We may also issue the contract on a non-qualified basis.

                      May I surrender the contract or take a partial withdrawal? Yes. You may surrender the contract for its Surrender Value modified by any applicable Market Value Adjustment at any time before the Annuity Date. You may also take partial withdrawals from the Contract Value. A partial withdrawal will reduce your death benefit.

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                      For more information on surrenders and partial
                      withdrawals, see the "Surrenders and Partial Withdrawals" provision in the prospectus.

                      What surrender charges are associated with the contract? We may assess a surrender charge if you surrender your contract or take a partial withdrawal from the Contract Value.

                      The surrender charge will be anywhere from 6% to 1% of the amount withdrawn, depending on the contract year of your surrender or partial withdrawal. We may also apply a Market Value Adjustment to partial withdrawals and surrenders from the Guarantee Account.

                      You may withdraw an amount up to the free withdrawal amount without a surrender charge or Market Value Adjustment. The free withdrawal amount equals the interest credited under the contract for the twelve-month period prior to the date of the partial withdrawal. We will reduce the available free withdrawal amount by the amount of any prior free withdrawal during that twelve-month period. We will also waive the surrender charge if you apply your Contract Value upon surrender to certain Optional Payment Plans. See the "Charges and Other Deductions" provision of this prospectus.

                      Are there any other charges? Yes. If your state assesses a premium tax with respect to your contract, then at the time your contract incurs such tax (or at such other time as we may choose), we will deduct the premium tax from your purchase payment or from proceeds at surrender, partial withdrawal, death or annuitization, as applicable. See the "Charges and Other Deductions" provision of this prospectus.

                      For a complete discussion of all charges associated with the contract, see the "Charges and Other Deductions" provision of this prospectus.

                      We pay compensation to broker-dealers who sell the contracts. For a discussion of this compensation, see the "Sales of the Contract" provision of this prospectus.

                      What is a Market Value Adjustment? The Market Value Adjustment is an amount we deduct from or add to the amount payable upon surrender, partial withdrawal, or transfer if such event occurs outside the 30-day period immediately prior to the end of a Guarantee Term (the "30-day window"). We may also apply the Market Value Adjustment in determining your Annuity Commencement Value if the Annuity Date falls outside the 30-day window. The Market Value Adjustment formula in the contract reflects the relationship between the Guaranteed Interest Rate associated with the Guarantee Term from which the surrender, partial withdrawal, transfer or Income Payments are taken, and the Guaranteed Interest Rate for a Guarantee Term with a

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                      duration equal to the number of years remaining in the
                      Guarantee Term from which the surrender, partial withdrawal, transfer or Income Payments are taken. See the "Market Value Adjustment" provision of this prospectus.

                      What happens if an Owner dies before the Annuity
                      Date? Before the Annuity Date, if any Owner (or any Annuitant, if the Owner is a non-natural person) dies while the contract is in force, the death benefit becomes payable to the designated beneficiary. The Code imposes certain distribution rules on designated beneficiaries. We may pay a death benefit to the designated beneficiary. The death benefit will be the greater of:

                        (1) the Contract Value; or

                        (2) the Surrender Value modified by any applicable
                            Market Value Adjustment.

                      The death benefit is calculated as of the date we receive the paperwork necessary to process the death claim ("due proof of death") but there are other requirements and conditions. See "The Death Benefit" provision of this prospectus.

                      What annuity benefit does the contract provide? On the Annuity Date, we will apply your Annuity Commencement Value to a monthly income payment, an Optional Payment Plan you select, or pay that amount in one lump sum payment. The Optional Payment Plans are:

                        (1) life income with payments, guaranteed for 10, 15 or
                            20 years;

                        (2) payments for a fixed period from 1 to 30 years;

                        (3) payments of a fixed amount until the amount we hold
                            is exhausted;

                        (4) annual payments of interest earned from proceeds
                            left with us; or

                        (5) life income based on the lives of two payees with
                            payments guaranteed for 10 years.

                      Do I have a return privilege? Yes. You have the right to return the contract to us at our Home Office and have us cancel the contract within a certain number of days (usually 20 days from the date you receive the contract, but some states have longer periods).

                      If you exercise this right, we will cancel the contract as of the day we receive your request and send you a refund equal to your purchase payment adjusted by any Market Value Adjustment or any another amount as required by state law. See the "Additional Information -- Return Privilege" provision of this prospectus.

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Other Contracts

                      We offer other single purchase payment modified guaranteed annuity contracts, which also offer Guarantee Terms. These contracts have different charges that could affect the interest we may credit.

Financial Statements

                      The consolidated financial statements for the Company are set forth herein.

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The Contract

                      The contract is a single purchase payment modified guaranteed annuity contract. We describe your rights and benefits below and in the contract. Your contract may differ in certain respects from the description in this prospectus due to variations in state insurance law requirements. Your contract reflects what specifically applies to you.

PURCHASING A          If you wish to purchase a contract, you must apply for it
CONTRACT              through an authorized sales representative. The sales
                      representative will send your completed application to us, and we will decide whether to accept or reject it. If we accept your application, our legally authorized officers prepare and execute a contract. We may send the contract directly to you or to you through your sales representative. See the "Sales of the Contract" provision of the prospectus.

                      To apply for a contract, the Owner(s) and Annuitant(s) must be age 85 or younger. We may sell the contract for use with certain qualified retirement plans. If you are purchasing the contract for use with such a plan, you must be eligible to participate in the plan. Please be aware that if you are purchasing the contract for use with a qualified retirement plan, the contract includes features such as tax deferral on accumulated earnings. Qualified retirement plans provide their own tax deferral benefit, so there should be another reason for you to purchase the contract other than tax deferral. Please consult a tax adviser to determine whether the contract is an appropriate investment for you.

                      Purchasing the contract through a tax free "Section 1035 Exchange." Section 1035 of the Code generally permits you to exchange one annuity contract for another in a "tax-free exchange." Therefore, you can use the proceeds from one or more annuity contracts to make your purchase payment for this contract. Before making an exchange to acquire this contract, you should carefully compare this contract to your current contract. You may have to pay a surrender charge under your current contract to exchange it for this contract and this contract has its own surrender charge, which would apply to you. The benefits under this contract may be different than those of your current contract. In addition, you may have to pay federal income and penalty taxes on the exchange if it does not qualify for Section 1035 treatment. You should not exchange another contract for this contract unless you determine, after evaluating all of the facts, that the exchange is in your best interest. Please note that the person trying to sell you the contract will generally earn a commission.

OWNERSHIP             As Owner(s), you have all the rights under the contract,
                      subject to the rights of any irrevocable beneficiary. Two persons may apply for a contract as Joint Owners. Joint
                      Owners who are spouses have equal undivided interests in the contract. This means

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                      that each may exercise any ownership rights on behalf of
                      the other except for ownership changes. Non-Spouse Joint Owners must exercise ownership rights jointly.

                      Joint Owners also have the right of survivorship. This means if a Joint Owner dies his or her interest in the contract passes to the surviving Owner. You must have our approval to add a Joint Owner after we issue the contract. During the Annuitant(s)'s life, you can change the Owner(s) to another Owner(s) and the beneficiary(s) to another beneficiary(s), except when an irrevocable beneficiary has been named. You may change an irrevocable beneficiary only with the written consent of that beneficiary.

                      An Owner (other than a non-natural person) may name a Joint Annuitant.

                      Purchase payment. You may purchase the contract with a single purchase payment of $5,000 or more ($2,000 or more for IRAs). You must obtain our prior approval before purchase payments for any contract issued by the Company exceed $1,000,000.

ASSIGNMENT            An Owner of a Non-Qualified Contract may assign some or
                      all of his or her rights under the contract. An assignment must occur before the Annuity Date and while the Annuitant is still living. Once proper notice of the assignment is recorded by our Home Office, the assignment will become effective as of the date the written request was signed.

                      Qualified Contracts, IRAs and Tax Sheltered Annuities may not be assigned, pledged or otherwise transferred except where allowed by law.

                      We are not responsible for the validity or tax consequences of any assignment. We are not liable for any payment or settlement made before the assignment is recorded. Assignments will not be recorded until our Home Office receives sufficient direction from the Owner and the assignee regarding the proper allocation of contract rights.

                      Amounts pledged or assigned will be treated as distributions and will be included in your gross income to the extent that the Contract Value exceeds the investment in the contract for the taxable year in which it was pledged or assigned. Amounts assigned may be subject to a tax penalty equal to 10% of the amount included in gross income.

                      Assignment of the entire Contract Value may cause the portion of the contract exceeding the total investment in the contract and previously taxed amounts to be included in your gross income for federal income tax purposes each year that the assignment is in effect.

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The Company

                      We are a stock life insurance company operating under a charter granted by the Commonwealth of Virginia on March 21, 1871. We principally offer life insurance and annuity contracts. We do business in 49 states and the District of Columbia. Our principal offices are at 6610 West Broad Street, Richmond, Virginia 23230. We are obligated to pay all amounts promised under the contract.

                      Capital Brokerage Corporation serves as principal underwriter for the contracts and is a broker/dealer registered with the SEC. GNA corporation directly owns the stock of Capital Brokerage Corporation. GNA Corporation, Capital Brokerage Corporation and GE Financial Assurance Holding, Inc. are affiliates of the Company. Capital Brokerage Corporation's principal offices are located at 3001 Summer Street, 2nd Floor, Stamford, Connecticut 06905.

                      We are a charter member of the Insurance Marketplace Standards Association ("IMSA"). We may use the IMSA membership logo and language in our advertisements, as outlined in IMSA's Marketing and Graphics Guidelines. Companies that belong to IMSA subscribe to a set of ethical standards covering the various aspects of sales and service for individually sold life insurance and annuities.

                      For more information about GE Life and Annuity Assurance Company, see the provision entitled "GE Life and Annuity Assurance Company."

THE GUARANTEE         We established the Guarantee Account as a non-unitized
ACCOUNT               separate account under Virginia law. Assets of the
                      Guarantee Account will at all times equal at least the reserves and other contract liabilities supported by the Guarantee Account. The assets of the Guarantee Account are available to cover the liabilities of our General
                      Account to the extent that the assets of the Guarantee
                      Account exceed the contract liabilities. Income and both realized and unrealized gains or losses from the assets of the Guarantee Account are credited to or charged against the Guarantee Account without regard to the income, gains, or losses arising out of any other business we may conduct. Subject to statutory authority, we have sole discretion over the investment of assets of the Guarantee Account.

                      Amounts in the Guarantee Account do not reflect the investment performance of our General Account, or any portion thereof.

                      Due to certain exclusionary provisions of the Investment Company Act of 1940 (the "1940 Act"), we have not registered either the Guarantee Account or our General Account as an investment company under the 1940 Act. Accordingly, neither our Guarantee Account nor our General Account is subject to regulation under the 1940 Act. As such, you do not have the protections afforded by that statute that, for

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                      example, requires investment companies to have a majority
                      of disinterested directors. We have, however, registered the contracts under the Securities Act of 1933.

                      Therefore, the contracts are subject to regulation under the federal securities laws, including provisions of the federal securities laws relating to the accuracy of statements made in a registration statement.

GUARANTEE             A Guarantee Term is the number of years we will credit a
TERMS                 Guaranteed Interest Rate(s) to your Contract Value.
                      Typically, we offer Guarantee Terms ranging from 1 to 10 years though all Guarantee Terms may not be available in all states or in all markets. We may at any time decrease or increase the number of Guarantee Terms we offer. However, any decision made to decrease or increase the number of Guarantee Terms will not affect the Guarantee Terms already in effect.

                      Initial Guarantee Term. Your purchase payment (less any applicable premium tax) will earn interest for the initial Guarantee Term you select at a Guaranteed
                      Interest Rate we offer. For any initial Guarantee Term, we may credit a different Guaranteed Interest Rate for each year of the Guarantee Term. Your purchase payment earns interest at the Guaranteed Interest Rate in effect from the date your purchase payment is credited to the Guarantee Account through the first Contract Year or until you take a partial withdrawal or surrender the contract. For an initial Guarantee Term with a duration of more than one year, after the first Contract Year, your Contract Value will earn interest at the Guaranteed Interest Rate we credit for the remainder of the initial Guarantee Term or until you transfer to another Guarantee Term, take a partial withdrawal or surrender the contract.

                      Subsequent Guarantee Terms. During the 30-day window, prior to the end of a Guarantee Term, you may select from the following options:

                        (1) Surrender or take a partial withdrawal of your
                            Contract Value without a Market Value Adjustment (we will, however, assess a surrender charge if the surrender or partial withdrawal occurs prior to the end of your third contract year);

                        (2) Instruct us to apply the ending Contract Value to
                            another Guarantee Term that you select from the Guarantee Terms we are then offering at the time your Guarantee Term expires; or

                        (3) Do nothing and allow a subsequent Guarantee Term to
                            begin automatically. The interest rate declared for the new term may be different than the interest rate credited during the prior term.

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                      Option 1 -- Surrenders at the end of a Guarantee
                      Term. To surrender your contract, we must receive your written request, in a form acceptable to us, at our Home Office no later than the end of the 30-day window prior to the end of a Guarantee Term. Upon surrender, we will pay the Surrender Value of the contract.

                      Any surrendered amount may be subject to income taxes, and a 10% tax penalty may apply if you are younger than age 59 1/2 at the time of the withdrawal. See the "Federal Tax Matters" provision of this prospectus.

                      If you surrender your contract before or after the 30-day window prior to the end of a Guarantee Term, a Market Value Adjustment will apply. In addition, you may be assessed a surrender charge.

                      Option 2 -- Selecting a subsequent Guarantee Term. To apply your ending Contract Value to a subsequent Guarantee Term, we must receive your written request, on a form acceptable to us, at our Home Office no later than the end of the 30-day window prior to the end of a Guarantee Term. At least 45 days prior to the expiration of your current Guarantee Term, we will send you written notice of the expiration of the Guarantee Term and a list of the subsequent Guarantee Terms we offer. You may select a subsequent Guarantee Term only from the Guarantee Terms we are offering at the time your current Guarantee Term expires. Any subsequent Guarantee Term may not extend past the Annuity Commencement Date for your contract.

                      Option 3 -- Automatic subsequent Guarantee Terms. A subsequent Guarantee Term automatically begins when the prior Guarantee Term ends if you do not instruct us otherwise under the first or second options described in the "Subsequent Guarantee Terms" provision of this prospectus. Your ending Contract Value becomes the beginning Contract Value for the subsequent Guarantee Term. The subsequent Guarantee Term will be the Guarantee Term with the same duration as the expiring Guarantee Term if the subsequent Guarantee Term does not extend past the Annuity Commencement Date. If a Guarantee Term of the same duration as the expiring Guarantee Term is not available or is a term that would extend beyond the Annuity Commencement Date, we will transfer your Contract Value to the next shortest Guarantee Term that does not go beyond the Annuity Commencement Date. If we do not offer a Guarantee Term that expires on or before the Annuity Commencement Date, we will transfer your Contract Value to the Guarantee Term that first expires after the Annuity Commencement Date. You must allocate your entire Contract Value to the subsequent Guarantee Term.

                      Guaranteed Interest Rates in subsequent Guarantee
                      Terms. Your beginning Contract Value for any subsequent Guarantee Term earns interest at the rate we declare and is in effect for the first year of the subsequent Guarantee Term. We may credit a different Guaranteed Interest Rate for each year of the subsequent Guarantee Term. Our Guaranteed Interest Rates for subsequent Guarantee Terms may differ from our Guaranteed Interest Rates for prior Guarantee Terms of the same duration.

GUARANTEED            From time to time and at our sole discretion we set
INTEREST RATES        Guaranteed Interest Rates for each available Guarantee
                      Term. In determining these Guaranteed Interest Rates we consider the interest rates available on the types of instruments in which we intend to invest the proceeds attributable to the contracts. We will invest proceeds attributable to the contracts primarily in investment-grade fixed income securities (i.e., securities rated by Standard and Poor's rating system to be suitable for prudent investors). We are not obligated to invest according to any particular strategy, except as may be required by applicable law. You will have no direct or indirect interest in these investments. We consider other factors in determining Guaranteed Interest
                      Rates, including:

                         . regulatory and tax requirements;

                         . sales commissions and administrative expenses we
                           incur;

                         . general economic trends; and

                         . competitive factors.

                      We make the final determination as to the Guaranteed Interest Rates we declare. We cannot predict or guarantee what future interest rates we will declare.

                      To find out the current Guaranteed Interest Rate for a Guarantee Term, please contact our Home Office at the telephone number listed on page 1 of this prospectus or your sales representative.

FREE                  You may instruct us to send you all or a portion of the
WITHDRAWAL            interest credited to your Contract Value during the prior
AMOUNT                twelve months. This amount is known as the free
                      withdrawal amount. The free withdrawal amount will be reduced by any prior free withdrawal during that twelve-month period. Interest withdrawals remove money from a Guarantee Term that would otherwise compound even more interest on a daily basis. Because of this interruption of interest compounding, the more interest you withdraw, the less interest your contract will earn over time. Larger withdrawals reduce the compounding of interest more than smaller withdrawals; frequent withdrawals hinder the compounding process more than infrequent withdrawals; and earlier withdrawals reduce your interest more than later withdrawals.

                      We will not impose a surrender charge or Market Value Adjustment if you withdraw the free withdrawal amount, but your withdrawal may be subject to federal and state income tax and may include a 10% federal income tax penalty if the withdrawal is taken prior to age 59 1/2. See the "Federal Tax Matters" provision of this prospectus.

CONTRACT              Your Contract Value at any time is equal to your purchase
VALUE AND             payment plus any interest credited to it, minus any prior
SURRENDER             withdrawals including any surrender charges and premium
VALUE                 tax, modified by any prior Market Value Adjustment.

                      The Surrender Value is equal to the Contract Value, minus any surrender charges and premium tax that would apply in the case of a full surrender. Your Surrender Value modified by any applicable Market Value Adjustment is the amount you would be entitled to receive if you surrender your contract.

MARKET VALUE          We will apply a Market Value Adjustment to amounts in
ADJUSTMENT            excess of the free withdrawal amount:

                        (1) whenever you take a withdrawal from the Contract
                            Value (unless the withdrawal is made within the 30-day window prior to the end of the current Guarantee Term);

                        (2) on the Annuity Date if the Annuity Date does not
                            fall within the 30-day window prior to the end of the current Guarantee Term; and

                        (3) when you transfer to a different Guarantee Term
                            (unless the amount is transferred within the 30-day window prior to the end of the current Guarantee
                            Term).

                      We determine the Market Value Adjustment by multiplying the amount you withdraw, transfer or apply to the monthly income benefit option or an Optional Payment Plan by the factor set forth below.

                                     ((1 + i) / (1 + j))/n/365/

n = the number of days from the date of surrender, partial withdrawal, transfer to another Guarantee Term or from the Annuity Date to the end of your current
    Guarantee Term.

i = the Guaranteed Interest Rate in effect for the current Guarantee Term.

j = the Guaranteed Interest Rate, determined at the time of surrender, partial withdrawal, transfer to another Guarantee Term or upon the Annuity Date, for a
    Guarantee Term with a duration equal to "n." If we do not offer a Guarantee Term with a duration equal to "n," "j" will be a linear interpolation of the Guaranteed

                        Interest Rates for Guarantee Terms with durations that immediately precede and follow "n." If we offer only Guarantee Terms with longer durations than "n," "j" will be the Guaranteed Interest Rate for the Guarantee Term with the shortest duration we offer. If we offer only Guarantee Terms with shorter durations than "n," "j" will be the Guaranteed Interest Rate for the Guarantee Term with the longest duration we offer.

                      A Market Value Adjustment may be positive, negative or result in no change. In general, if interest rates are rising, you bear the risk that any Market Value
                      Adjustment will likely be negative and reduce the amount available for the partial withdrawal, surrender or transfer. On the other hand, if interest rates are falling, it is more likely that you will receive a positive Market Value Adjustment that increases the amount available for partial withdrawal, surrender or transfer. In the event of surrender or payment under the monthly income benefit option or an Optional Payment
                      Plan, we will add or subtract any Market Value Adjustment from your Surrender Value to determine your Annuity Commencement Value. In the event of a partial withdrawal or transfer, we will add or subtract any Market Value Adjustment from the total amount withdrawn or transferred.

                      Illustrations of how the Market Value Adjustment works are included in Appendix A.

TRANSFERS             Once each contract year after the first contract year,
BEFORE THE END        you may transfer your entire Contract Value before the
OF A GUARANTEE        30-day window prior to the end of your current Guarantee
TERM                  Term to another Guarantee Term with a duration of five or
                      more years. The transfer will be effective as of the date we receive your request at our Home Office in a form acceptable to us. Your transfer will be subject to any applicable Market Value Adjustment. See the "Charges and
                      Other Deductions" provision of this prospectus.

Surrenders And Partial Withdrawals

                      You may take a partial withdrawal and/or surrender at any time before the Annuity Date. We will not process any partial withdrawal request that would reduce your Contract Value to less than $2,000. You may surrender your contract at any time. A partial withdrawal or surrender is effective as of the date we receive your request at our Home Office in a form acceptable to us.

                      Partial withdrawals and surrenders may be subject to a surrender charge and a Market Value Adjustment. See the "Charges and Other Deductions" provision of this prospectus. A partial withdrawal will also reduce your death benefit. See the "The Death Benefit" provision of this prospectus. Withdrawals of the free withdrawal amount are not subject to a surrender charge or a Market Value Adjustment.

                      In addition, you may be subject to income tax and, if you are younger than age 59 1/2 at the time of the surrender or partial withdrawal, a 10% penalty tax. A surrender or a partial withdrawal may also be subject to income tax withholding. See the "Federal Tax Matters" provision of this prospectus.

                      We reserve the right to defer payments from the Guarantee Account or our General Account for a partial withdrawal or surrender for up to six months from the date we receive your request for payment.

SYSTEMATIC            You may elect systematic withdrawals of interest credited
WITHDRAWALS           under the contract (in amounts of at least $100) on a
OF INTEREST           monthly, quarterly, semi-annual or annual basis.
                      Depending upon the frequency of the systematic withdrawals you elect, the monthly, quarterly, semi-annual or annual period immediately preceding a systematic withdrawal will be known as the systematic withdrawal period. The maximum amount available for any systematic withdrawal is the interest we credit under the contract during the prior systematic withdrawal period.
                      You may elect payments to begin at any time after the first systematic withdrawal period under the contract.
                      However, payments can begin no sooner than one systematic withdrawal period after the last withdrawal.

                      After payments begin, you may change the frequency and/or amount of your payments once per calendar quarter. To participate in a systematic withdrawal program, you must complete our authorization form. You can obtain the form from an authorized sales representative or by calling the telephone number or writing to the address listed on page 1 of this prospectus.

                      Your systematic withdrawals may not exceed the maximum amount. If at any time the systematic withdrawal amount would exceed the maximum, we will lower the systematic withdrawal amount otherwise payable to equal the available maximum amount.

                      A systematic withdrawal program will terminate automatically when a systematic withdrawal would cause the remaining Contract Value to be less than $2,000. If a systematic withdrawal would cause the Contract Value to be less than $2,000, then we will not process that systematic withdrawal transaction. If any amount withdrawn pursuant to systematic withdrawals would be or becomes less than $100, we reserve the right to reduce the frequency of payments to an interval that would result in each payment being at least $100. You may discontinue systematic withdrawals at any time by notifying us in writing or by calling our Home Office at the address and telephone number listed on page 1 of the prospectus.

                      When you consider systematic withdrawals, please remember that each systematic withdrawal is subject to Federal income taxes on any portion considered gain for tax purposes. In addition, you may be assessed a 10% Federal penalty tax on systematic withdrawals if you are younger than age 59 1/2 at the time of the withdrawal. See the "Federal Tax Matters" provision of this prospectus.

                      Both partial withdrawals at your specific request and withdrawals under a systematic withdrawal program will reduce the free withdrawal amount.

                      Telephone withdrawals. You may take partial withdrawals from your contract by calling us, provided that we received your prior written authorization allowing us to process such telephone requests at our Home Office. However, you only can surrender your contract by writing our Home Office at the address listed on page 1 of this prospectus.

                      We will employ reasonable procedures to confirm that instructions we receive are genuine. Such procedures may include, among others:

                          . requiring you or a third party you authorized to
                            provide some form of personal identification before we act on the telephone instructions;

                          . confirming the telephone transaction in writing to
                            you or a third party you authorized; and/or

                          . tape recording telephone instructions.

                      If we do not follow reasonable procedures, we may be liable for any losses due to unauthorized or fraudulent instructions. We reserve the right to limit or prohibit partial withdrawal requests made by telephone.

                      To request a partial withdrawal by telephone, please call us at 1-800-352-9910.

                      Special note on reliability. Please note that the telephone system may not always be available. Although we have taken precautions to help our systems handle heavy use, we cannot promise complete reliability under all circumstances. If you are experiencing problems, you can make your transaction request by writing to our Home Office at the address listed on page 1 of this prospectus.

                      Surrender Value. The amount payable on surrender of your contract is the Surrender Value as of the date we receive your surrender request in a form acceptable to us modified by any Market Value Adjustment. The Surrender Value equals the Contract Value on the date we receive your request, less any applicable surrender charge and premium tax charge. We will pay the Surrender Value modified by any Market Value Adjustment in a lump sum, unless you elect one of the Optional Payment Plans. See the "Optional Payment Plans" provision of this prospectus. We may waive surrender charges upon surrender if you elect certain Optional Payment Plans. See the "Charges and Other Deductions" provision of this prospectus.

Charges and Other Deductions

                      We will deduct the charges described below to cover our costs and expenses, services provided, and risks assumed under the contracts. We incur certain costs and expenses for the distribution and administration of the contracts and for providing the benefits payable thereunder. The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits indicated by the designation of the charge. For example, surrender charges we collect may not fully cover all of the sales and distribution expenses we actually incur. We also may realize a profit on a charge.

SURRENDER             Surrenders and partial withdrawals may be subject to a
CHARGE                surrender charge. Generally, we will assess a surrender
                      charge as a percentage of Contract Value withdrawn or surrendered in excess of the free withdrawal amount.
                      After the third Contract Year, we will not assess a surrender charge on a surrender or withdrawal you request during the 30-day window prior to the end of your Guarantee Term.

                      The surrender charge percentage is as follows:

                                            Surrender Charge as a
                  Contract Year in Which    Percentage of Amount
               Surrender or Withdrawal Made       Withdrawn
               --------------------------------------------------
                            1                        6%
                            2                        6%
                            3                        5%
                            4                        4%
                            5                        3%
                       6 and after                   2%
                 Contract year prior to              1%
                 Annuity Commencement Date
               --------------------------------------------------

                      There is no surrender charge on the Annuity Commencement Date.

                      Waiver of Surrender Charge. We will waive the surrender charge if you surrender your contract and apply your Contract Value to one of the following Optional Payment
                      Plans:

                        (1) Optional Payment Plan 1 (Life Income with Period
                            Certain);

                        (2) Optional Payment Plan 2 (Income for a Fixed Period
                            of 5 or more years); or

                        (3) Optional Payment Plan 5 (Joint Life and Survivor
                            Income).

                      If you elect one of the above Optional Payment Plans, then the amount applied to the Optional Payment Plan will be the Contract Value, minus any premium tax, and modified by any Market Value Adjustment, if applicable.

                      You may also select Optional Payment Plan 3 or Optional Plan 4 upon surrender, although we will assess surrender charges and any applicable premium tax against your Contract Value. We will apply the Surrender Value modified by any applicable Market Value Adjustment to the selected plan. See the "Optional Payment Plans" provision of this prospectus.

                      We will also waive the surrender charge arising from a surrender or partial withdrawal before Income Payments begin if, at the time we receive the request, we have received due proof that the Owner has a qualifying confinement to a state licensed or legally operated hospital or nursing facility for a minimum period as set forth in the contract (provided the confinement began at least 90 days after the Contract Date). A Market Value Adjustment is, however, assessed in accordance with the section below.

                      We will not impose the surrender charge upon your withdrawal of the free withdrawal amount.

                      Market Value Adjustment. Surrenders, partial withdrawals and transfers from one Guaranteed Term to another may be subject to a Market Value Adjustment. We assess the Market Value Adjustment on the proceeds payable or transferred. We will also apply a Market Value Adjustment in determining your Annuity Commencement Value. We calculate the Market Value Adjustment separately for each transaction.

                      We will not apply a Market Value Adjustment to the proceeds payable or transferred in the following cases:

                          . A surrender or partial withdrawal from a Guarantee
                            Term made during the 30-day window prior to the end of a Guarantee Term;

                          . If you elect a transfer of Contract Value from a
                            Guarantee Term to a new Guarantee Term during the 30-day window prior to the end of a Guarantee Term;

                          . Annuity commencement during the 30-day window prior
                            to the end of a Guarantee Term; or

                          . Payment of the free withdrawal amount.

DEDUCTIONS FOR        We will deduct charges for any premium tax or other tax
PREMIUM TAXES         levied by any governmental entity either from your
                      purchase payment or Contract Value when incurred or when we pay proceeds under the contract (proceeds include amounts received due to surrender, partial withdrawal, annuitization, and/or death).

                      The applicable premium tax rates that states and other governmental entities impose on the purchase of an annuity are subject to change by legislation, by administrative interpretation or by judicial action. These premium taxes depend upon the law of your state. The tax generally ranges from 0.0% to 3.5%.

COMMISSION            We sell the contracts through registered representatives
PAYMENTS              of broker-dealers. These registered representatives are
                      also appointed and licensed as insurance agents of the Company. We pay commissions to broker-dealers for selling the contracts. You do not directly pay these commissions, we do. We intend to recover the commissions, marketing, administrative and other expenses and the cost of contract benefits through fees and charges imposed under the contract. See the "Sales of the Contract" provision of this prospectus for more information.

The Death Benefit

DEATH BENEFIT         If any Owner (or Annuitant if the Owner is a non-natural
UPON DEATH            person) dies before the Annuity Date, the amount of
BEFORE THE            proceeds available is the death benefit.
ANNUITY DATE
                      The death benefit is calculated as of the date that we receive due proof of death and all required forms. Until we receive complete written settlement instructions from the designated beneficiary, values will remain in the Guarantee Account.

                      Upon receipt of due proof of death (generally, due proof is a certified copy of the death certificate or a certified copy of the decree of a court of competent jurisdiction as to a finding of death), we will treat the death benefit in accordance with your instructions, subject to distribution rules and termination of contract provisions described elsewhere.

                      Unless otherwise distributed pursuant to the distribution rules stated below, we will pay death benefit proceeds in one lump sum unless the beneficiary elects an Optional Payment Plan. See the "Optional Payment Plans" provision of this prospectus.

DEATH BENEFIT         The death benefit equals the greater of:
AMOUNT
                        (1) the Contract Value; and

                        (2) the Surrender Value modified by any applicable
                            Market Value Adjustment.

                      The death benefit is calculated as of the date of receipt of due proof of death and all required forms.

REQUIRED              General:  In certain circumstances, federal tax law
DISTRIBUTIONS         requires that distributions be made under the contract
                      upon the first death of:

                         . an Owner or Joint Owner; or

                         . the Annuitant or Joint Annuitant, if any Owner is a
                           non-natural person (an entity, such as a trust or corporation).

                      The discussion below describes the methods available for distributing the value of the contract upon death.

                      Designated Beneficiary: At the death of any Owner or any Annuitant, (if any Owner is a non-natural person), the person or entity first listed below who is alive or in existence on the date of death will become the designated beneficiary:

                        (1) Owner or Joint Owner(s);

                        (2) Primary beneficiary;

                        (3) Contingent beneficiary; or

                        (4) Owner's estate.

                      The designated beneficiary may choose one of the payment choices listed below, subject to the distribution rules stated below. If there is more than one designated beneficiary, we will treat each one separately in applying the tax law's rules described below.

                      Distribution Rules: Distributions required by Federal tax law differ depending on whether the designated beneficiary is the spouse of the deceased Owner or of the Annuitant, (if any Owner is a non-natural person). Upon receipt of due proof of death and all required forms, the designated beneficiary will instruct us how to treat the proceeds subject to the distribution rules discussed below.

                         . Spouses -- If the designated beneficiary is the
                           surviving spouse of the deceased person, the contract may be continued with the surviving spouse as the new Owner, or the surviving spouse may receive any death benefit payable. The surviving spouse will become the Annuitant or he or she may designate a new Annuitant. At the death of the surviving spouse, this provision may not be used again, even if the surviving spouse remarries. In such case, the rules for non-spouses will apply.

                         . Non-Spouses -- If the designated beneficiary is not
                           the surviving spouse of the deceased person, the contract cannot be continued in force indefinitely. Instead, upon the death of any Owner (or any Annuitant, if any Owner is a non-natural person) payments must be made to (or for the benefit of) the designated beneficiary under one of the following payment choices:

                            (1) Receive the death benefit in a lump sum payment
                                upon receipt of due proof of death.

                            (2) Receive the death benefit at any time during
                                the five-year period following the date of death through withdrawals or surrendering the contract. At the end of the five-year period, we will pay any remaining value in a lump sum. The remaining value will be modified for any Market Value Adjustment unless payment is made within the 30-day window prior to the end of the Guarantee Term. See the "Requesting Payments" provision in this prospectus.

                            (3) Apply the death benefit to provide an Income
                                Payment under Optional Payment Plan 1 or 2. The first Income Payment must be made no later than one year after the date of death. In addition, if Optional Payment Plan 1 is chosen, the period certain cannot exceed the designated beneficiary's life expectancy, and if Optional Payment Plan 2 is chosen, the fixed period cannot exceed the designated beneficiary's life expectancy.

                      If the designated beneficiary makes no choice within 30 days following receipt of due proof of death and all required forms, we will pay the death benefit as a lump sum within the earlier of 5 years following the date of death or 60 days following receipt of due proof of death and all required forms. If the designated beneficiary dies before we have distributed the entire death benefit, we will pay any value still remaining in a lump sum to the person named by the designated beneficiary. If no person is so named, we will pay the designated beneficiary's estate.

                      Under payment choices 1 and 2, the contract will terminate upon payment of all available proceeds. Under payment choice 3, this contract will terminate when we apply the death benefit to provide Income Payments.

DEATH BENEFIT         If any Owner, Annuitant or payee dies after the Annuity
AFTER THE             Date, Income Payments will be made as stated in the
ANNUITY DATE          section discussing income benefits. See the "The Annuity
                      Commencement Date and Benefits at Annuity Date" provision of this prospectus.

The Annuity Commencement Date and Benefits at Annuity Date

THE ANNUITY           If any Annuitant is age 80 or younger when the contract
COMMENCEMENT          is issued, the Annuity Commencement Date cannot be
DATE                  earlier than the 10th Contract Anniversary and cannot be
                      later than the Contract Anniversary following the Annuitant's 90th birthday (or the younger Annuitant's
                      90th birthday if there is a Joint Annuitant), unless we approve a different age. If all Annuitants are 81 or older when the contract is issued, the Annuity
                      Commencement Date will be the 10th Contract Anniversary unless we approve a different date.

                      You may change the Annuity Commencement Date during any 30-day window prior to the end of your current Guarantee Term. The new Annuity Commencement date selected must meet the requirements stated in the paragraph above. To make a change, send written notice to our Home Office at the address located on page 1 of this prospectus before the end of your Guarantee Term. If you change the Annuity Commencement Date, the Annuity Commencement Date will then mean the new Annuity Commencement Date you select.

                      An Annuity Commencement Date that occurs or is scheduled to occur at an advanced age (e.g., past age 85), may in certain circumstances have adverse income tax consequences. See the "Federal Tax Matters" provision of this prospectus.

THE ANNUITY           If the Annuitant is still living on the Annuity Date, we
DATE                  will pay you or your designated payee the monthly Income
                      Payments described below beginning on that date. We may deduct premium taxes from your payments.

                      Monthly Income Payments are made under a life annuity payment plan with a period certain of 10 years, 15 years, or 20 years. If you do not select a period certain, we will use a life annuity payment plan with a 10-year period certain. The guaranteed amount payable will earn interest at 3% compounded yearly. We may decide at our sole discretion to pay a higher rate of interest. We will make Income Payments monthly unless you elect in writing quarterly, semi-annual or annual installments. Instead, you may choose to receive the Contract Value in one lump sum in which case we will terminate the contract. You may also choose to receive Income Payments under the Optional Payment Plans described below. Once Income Payments commence the amount and period of Income Payments cannot be changed.

Optional Payment Plans

                      You may apply your Surrender Value adjusted for any applicable Market Value Adjustment, death benefit proceeds or your Annuity Commencement Value to an Optional Payment Plan. If you surrender the contract and select Plan 1, Plan 2 (with a fixed period of 5 or more years), or Plan 5, then the amount applied to the Plan is the Contract Value, minus any premium tax modified by any applicable Market Value Adjustment. If the Annuity Date falls within the 30-day window prior to the end of the current Guarantee Term, we will not apply a Market Value Adjustment.

                      During the Annuitant's life, you (or your designated beneficiary at your death) can choose an Optional Payment Plan. If you change a designated beneficiary, your Plan selection will not remain in effect unless you request otherwise. Any election or change in a Plan must be sent to our Home Office in a form acceptable to us. We do not allow any changes after Income Payments begin. If an Optional Payment Plan has not been chosen at the death of the Owner (or Annuitant, if the Owner is a non-natural person), your designated beneficiary can choose a Plan when we pay the death benefit.

                      We will make Income Payments monthly unless you request otherwise. The amount of each payment under an Optional Payment Plan must be at least $100. Payments made under an Optional Payment Plan at the death of any Owner (or any Annuitant, if any Owner is a non-natural person), must conform to the rules as outlined in the "Death Benefit" provision.

                      We may make an age adjustment to determine the amount of your Income Payments. We will adjust the age according to the age adjustment table shown in your contract.

                      Fixed Income Payments. We will transfer proceeds applied to a fixed income option to our General Account. Payments made will equal or exceed those required by the state where we deliver the contract. We determine fixed Income Payments on the date we receive due proof of the Owner's death or on surrender. Payments under Optional Payment Plan 4 (Interest Income) will begin at the end of the first interest period after the date proceeds are otherwise payable.

                      Optional Payment Plans. The contract provides five Optional Payment Plans, each of which is payable on a fixed basis. If any payee is not a natural person, our consent must be obtained before selecting an Optional Payment Plan. Following are explanations of the Optional Payment Plans available.

                      Plan 1 -- Life Income with Period Certain. This option guarantees monthly payments for the lifetime of the payee with a minimum number of years of payments. If the payee lives longer than the minimum period, payments will continue for his or her life. The period can be 10, 15, or 20 years. Payments are determined according to the table in the Monthly Income Benefit section of the contract. Guaranteed amounts payable are determined assuming an interest rate of 3% compounded annually. We may increase this rate and the amount of any payment. The payee selects the designated period. If the payee dies during the minimum period, we will discount the amount of the remaining guaranteed payments at the same rate used in calculating Income Payments. We will pay the discounted amount in one sum to the payee's estate unless otherwise provided.

                      Plan 2 -- Income for a Fixed Period. This option guarantees periodic payments (monthly, quarterly, semi-annually or annually) for a fixed period not longer than 30 years. Payments will be made according to the table in the contract. Guaranteed amounts payable are determined assuming an interest rate of 3% compounded annually. We may increase this rate and the amount of any payment. If the payee dies, we will discount the amount of the remaining guaranteed payments to the date of the payee's death at the same rate used in calculating Income Payments. We will pay the discounted amount in one sum to the Payee's estate unless otherwise provided.

                      Plan 3 -- Income of a Definite Amount. This option provides periodic payments (monthly, quarterly, semi-annually or annually) of a definite amount to be paid. The amount paid each year must be at least $120 for each $1,000 of proceeds. Payments will continue until the proceeds are exhausted. The last payment will equal the amount of any unpaid proceeds. Unpaid proceeds will earn interest at 3% compounded annually. We may increase this rate. If we do, the payment period will be extended. If the payee dies, we will pay the amount of the remaining proceeds with earned interest in one sum to the payee's estate unless otherwise provided.

                      Plan 4 -- Interest Income. This option provides for periodic payments (monthly, quarterly, semi-annually or annually) of interest earned from the proceeds left with us. Payments will begin at the end of the first period chosen. Proceeds left under this plan will earn interest at 3% compounded annually. We may increase this rate and the amount of any payment. If the payee dies, we will pay the amount of remaining proceeds and any earned but unpaid interest in one sum to the payee's estate unless otherwise provided.

                      Plan 5 -- Joint Life and Survivor Income. This option provides for us to make monthly payments to two payees for a guaranteed minimum of 10 years. The settlement age of each payee must be at least 35 when payments begin. The amounts payable under this plan are determined assuming an interest rate of 3% compounded annually. We may increase this rate and the amount of any payment. Payments will continue as long as either payee is living. If both payees die before the end of the minimum period, we will discount the amount of the remaining payments for the 10-year period at the same rate used in calculating Income Payments. We will pay the discounted amount in one sum to the last surviving payee's estate unless otherwise provided.

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


Federal Tax Matters

INTRODUCTION          This part of the prospectus discusses the federal income
                      tax treatment of the contract. The federal income tax treatment of the contract is complex and sometimes uncertain. The federal income tax rules may vary with your particular circumstances. This discussion does not address all of the federal income tax rules that may affect you and your contract. This discussion also does not address other federal tax consequences, or state or local tax consequences, associated with a contract. As a result, you should always consult a tax advisor about the application of tax rules to your individual situation.

TAXATION OF           This part of the discussion describes some of the federal
NON-QUALIFIED         income tax rules applicable to non-qualified contracts. A
CONTRACTS             non-qualified contract is a contract not issued in
                      connection with a qualified retirement plan receiving special tax treatment under the Code, such as an individual retirement annuity or a section 401(k) plan.

                      Tax Deferral on Earnings. The federal income tax law does not tax any increase in an Owner's Contract Value until there is a distribution from the contract. However, certain requirements must be satisfied in order for this general rule to apply, including:

                         . An individual must own the contract (or the tax law
                           must treat the contract as owned by an individual);
                           and

                         . The contract's Annuity Commencement Date must not
                           occur near the end of the Annuitant's life expectancy.

                      This part of the prospectus discusses each of these requirements.

                      Contracts not owned by an individual -- no tax deferral and loss of interest deduction. As a general rule, the Code does not treat a contract that is owned by an entity (rather than an individual) as an annuity contract for federal income tax purposes. The entity owning the contract pays tax currently on the excess of the Contract Value over the purchase payments paid for the contract. Contracts issued to a corporation or a trust are examples of contracts where the Owner pays current tax on the contract's earnings.

                      There are several exceptions to this rule. For example, the Code treats a contract as owned by an individual if the nominal owner is a trust or other entity that holds the contract as an agent for an individual. However, this exception does not apply in the case of any employer that owns a contract to provide deferred compensation for its employees.

                      In the case of a contract issued after June 8, 1997 to a taxpayer that is not an individual, or a contract held for the benefit of an entity, the entity will lose its deduction for a portion of its otherwise deductible interest expenses. This disallowance does not apply if the Owner pays tax on the annual increase in the Contract Value. Entities that are considering purchasing the contract, or entities that will benefit from someone else's ownership of a contract, should consult a tax advisor.

                      Age at which annuity payouts must begin. Federal income tax rules do not expressly identify a particular age by which annuity payouts must begin. However, those rules do require that an annuity contract provide for amortization, through annuity payouts, of the contract's purchase payments paid and earnings. If annuity payments begin or are scheduled to begin on a date that the IRS determines does not satisfy these rules, interest and gains under the contract could be taxable each year as they accrue.

                      No guarantees regarding tax treatment. We make no guarantees regarding the tax treatment of any contract or of any transaction involving a contract. However, the remainder of this discussion assumes that your contract will be treated as an annuity contract for federal income tax purposes and that the tax law will not impose tax on any increase in your Contract Value until there is a distribution from your contract.

                      Partial withdrawals and surrenders. A partial withdrawal occurs when you receive less than the total amount of the contract's Surrender Value. In the case of a partial withdrawal, you will pay tax on the amount you receive to the extent of the gain in your contract, i.e. the excess of the Contract Value before the partial withdrawal over your "investment in the contract." (This term is explained below.) This income (and all other income from your contract) is ordinary income. The Code imposes a higher rate of tax on ordinary income than it does on capital gains.

                      A surrender occurs when you receive the total amount of the contract's Surrender Value. In the case of a surrender, you will pay tax on the amount you receive to the extent it exceeds your "investment in the contract."

                      Your "investment in the contract" generally equals the total of your purchase payments under the contract, reduced by any amounts you previously received from the contract that you did not include in your income.

                      In the case of systematic withdrawals, the amount of each withdrawal should be considered a distribution and each taxed in the same manner as a withdrawal from the contract.

                      There is some uncertainty regarding the tax treatment of the Market Value Adjustment when the Market Value Adjustment is applied. The IRS has authority to address this uncertainty. However, as of the date of this prospectus, the IRS has not issued any clarifying regulations. In the event of a withdrawal, or other transaction, such as an assignment or a gift, that is treated as a withdrawal for tax purposes to determine the extent to which your Contract Value exceeds your "investment in the contract," we will disregard the amount of the Market Value Adjustment. The IRS could determine that the Market Value Adjustment should not be disregarded and this could increase or decrease the tax you pay, depending on the circumstances.

                      Assignments and Pledges. The Code treats any assignment or pledge of (or agreement to assign or pledge) any portion of your Contract Value as a withdrawal of such amount or portion.

                      Gifting a contract. If you transfer ownership of your contract -- without receiving a payment equal to your Contract Value -- to a person other than your spouse (or to your former spouse incident to divorce), you will pay tax on your Contract Value to the extent it exceeds your "investment in the contract." In such a case, the new owner's "investment in the contract" will be increased to reflect the amount included in your income.

                      Taxation of annuity payouts. The Code imposes tax on a portion of each annuity payout (at ordinary income tax rates) and treats a portion as a nontaxable return of your "investment in the contract." We will notify you annually of the taxable amount of your annuity payout.

                      Pursuant to the Code, you will pay tax on the full amount of your annuity payouts once you have recovered the total amount of the "investment in the contract." If annuity payouts cease because of the death of the Annuitant and before the total amount of the "investment in the contract" has been recovered, the unrecovered amount generally will be deductible.

                      If proceeds are left with us (Optional Payment Plan 4), they are taxed in the same manner as a surrender. The Owner must pay tax currently on the interest credited on these proceeds. This treatment could also apply to Optional Payment Plan 3 depending on the relationship of the amount of the periodic payments to the period over which they are paid.

                      Taxation of death benefits. We may distribute amounts from your contract because of the death of an Owner, a Joint Owner, or an Annuitant. The tax treatment of these amounts depends on whether the Owner, Joint Owner, or Annuitant dies before or after the contract's Annuity Date.

                      Before the contract's Annuity Date. If received under an annuity payout option, death benefits are taxed in the same manner as annuity payouts.

                      If not received under an annuity payout option, death benefits are taxed in the same manner as a withdrawal.

                      After the contract's Annuity Date. The death benefit is includible in income to the extent that it exceeds the unrecovered "investment in the contract" at that time.

                      Penalty taxes payable on partial withdrawals, surrenders, or annuity payments. The Code may impose a penalty tax equal to 10% of the amount of any payment from your contract that is included in your gross income. The Code does not impose the 10% penalty tax if one of several exceptions applies. These exceptions include partial withdrawals, surrenders, or annuity payments that:

                         . you receive on or after you reach age 59 1/2;

                         . you receive because you became disabled (as defined
                           in the tax law);

                         . a beneficiary receives on or after the death of the
                           Owner; or

                         . you receive as a series of substantially equal
                           periodic payments for the life (or life expectancy) of the taxpayer.

                      Special rules if you own more than one contract. In certain circumstances, you may have to combine some or all of the non-qualified contracts you own in order to determine the amount of an annuity payout, a surrender or a partial withdrawal that you must include in income. For example:

                         . if you purchase a contract offered by this
                           prospectus and also purchase at approximately the same time an immediate annuity, the IRS may treat the two contracts as one contract;

                         . if you purchase two or more deferred annuity
                           contracts from the same life insurance company (or its affiliates) during any calendar year, the Code treats all such contracts as one contract for certain purposes.

                      The effects of such aggregation are not clear. However, it could affect:

                         . the amount of a surrender, a partial withdrawal or
                           an annuity payment that you must include in income;
                           and

                         . the amount that might be subject to the penalty tax
                           described above.

SECTION 1035          Under Section 1035 of the Code, the exchange of one
EXCHANGES             annuity contract for another annuity contract generally
                      is not taxed (unless cash is distributed). To qualify as a nontaxable exchange however, certain conditions must be satisfied, e.g., the obligee(s) under the new annuity contract must be the same obligee(s) as under the original contract.

                      Upon the death of a non-spousal Joint Owner, the contract provides the surviving Joint Owner with the option of using the proceeds of this contract to purchase a separate annuity contract with terms and values that are substantially similar to those of this contract. Exercise of this option will not qualify as a tax-free exchange under Section 1035.

QUALIFIED             We also designed the contracts for use in connection with
RETIREMENT            certain types of retirement plans that receive favorable
PLANS                 treatment under the Code. Contracts issued to or in
                      connection with a qualified retirement plan are called
                      "qualified contracts." In considering the appropriateness of the contract for use as a qualified contract, you should take into account that this contract must be purchased with a single purchase payment. Generally, this requirement will limit use of the contract to situations involving a rollover or transfer from another qualified retirement plan. We do not currently offer all of the types of qualified contracts described, and may not offer them in the future. Prospective purchasers should contact our Home Office to learn the availability of qualified contracts at any given time.

                      The federal income tax rules applicable to qualified plans are complex and varied. As a result, this prospectus makes no attempt to provide more than general information about use of the contract with the various types of qualified plans. Persons intending to use the contract in connection with a qualified plan should obtain advice from a competent advisor.

                      Types of qualified contracts. Some of the different types of qualified contracts include:

                         . Individual Retirement Accounts and Annuities
                           ("Traditional IRAs");

                         . Roth IRAs;

                         . Simplified Employee Pensions ("SEPs");

                         . Savings Incentive Matched Plan for Employees
                           ("SIMPLE plans" including "SIMPLE IRAs");

                         . Public school system and tax-exempt organization
                           annuity plans ("403(b) plans");

                         . Qualified corporate employee pension and
                           profit-sharing plans ("401(a) plans") and qualified annuity plans ("403(a) plans"); and

                         . Self-employed individual plans ("H.R. 10 plans" or
                           "Keogh Plans").

                      Terms of qualified plans and qualified contracts. The terms of a qualified retirement plan may affect your rights under a qualified contract. When issued in connection with a qualified plan, we will amend a contract as generally necessary to conform to the requirements of the type of plan. However, the rights of any person to any benefits under qualified plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the contract. In addition, we are not bound by the terms and conditions of qualified retirement plans to the extent such terms and conditions contradict the contract, unless we consent.

                      Employer qualified plans. Qualified plans sponsored by an employer or employee organization are governed by the provisions of the Code and the Employee Retirement Income Security Act, as amended ("ERISA"). ERISA is administered primarily by the U.S. Department of Labor. The Code and ERISA include requirements that various features be contained in an employer qualified plan such as: participation; vesting and funding; nondiscrimination; limits on contributions and benefits; distributions; penalties; duties of fiduciaries; prohibited transactions; and withholding, reporting and disclosure.

                      In the case of certain qualified plans, if a participant is married at the time benefits become payable, unless the participant elects otherwise with written consent of the spouse, the benefits must be paid in the form of a qualified joint and survivor annuity. A qualified joint and survivor annuity is an annuity payable for the life of the participant with a survivor annuity for the life of the spouse in an amount that is not less than one-half of the amount payable to the participant during his or her lifetime. In addition, a married participant's beneficiary must be the spouse, unless the spouse consents in writing to the designation of a different beneficiary.

                      If this contract is purchased as an investment of a qualified retirement plan, the Owner will be either an employee benefit trust or the plan sponsor. Plan participants and beneficiaries will have no ownership rights in the contract. Only the Owner, acting through its authorized representative(s) may exercise contract rights. Participants and beneficiaries must look to the plan fiduciaries for satisfaction of their rights to benefits under the terms of the qualified plan.

                      Where a contract is purchased by an employer-qualified plan, we assume no responsibility regarding whether the contract's terms and benefits are consistent with the requirements of the Code and ERISA. It is the responsibility of the employer, plan trustee and plan administrator to satisfy the requirements of the Code and ERISA applicable to the qualified plan. This prospectus does not provide detailed tax or ERISA information. Various tax disadvantages, including penalties, may result from actions that conflict with requirements of the Code or ERISA, and the regulations pertaining to those laws. Federal tax laws and ERISA are continually under review by Congress. Any changes in the laws or in the regulations pertaining to the laws may affect the tax treatment of amounts contributed to employer qualified plans and the fiduciary actions required by ERISA.

                      Treatment of qualified contracts compared with non-qualified contracts. Although some of the federal income tax rules are the same for both qualified and non-qualified contracts, many of the rules are different. For example:

                         . The Code generally does not impose tax on the
                           earnings under either qualified or non-qualified contracts until received.

                         . The Code does not limit the amount of purchase
                           payments and the time at which purchase payments can be made under non-qualified contracts. However, the Code does limit both the amount and frequency of purchase payments made to qualified contracts.

                         . The Code does not allow a deduction for purchase
                           payments made for non-qualified contracts, but sometimes allows a deduction or exclusion from income for purchase payments made to a qualified contract.

                      The federal income tax rules applicable to qualified plans and qualified contracts vary with the type of plan and contract. For example:

                         . Federal tax rules limit the amount of purchase
                           payments that can be made and the tax deduction or exclusion that may be allowed for such purchase payments. These limits vary depending on the type of qualified plan and the circumstances of the plan participant, e.g., the participant's compensation.

                         . Under qualified plans, the Owner must begin
                           receiving payments from the contract in certain minimum amounts by a certain date (generally, April 1 of the calendar year following the later of age
                           70 1/2 or retirement). Under an IRA, the Owner must begin receiving payments from the contract in certain minimum amounts by April 1 of the calendar year following the attainment of age 70 1/2. Due to the presence of the Market Value Adjustment feature, there may be, in some circumstances, uncertainty as to the amounts of required minimum distributions. However, these "minimum distribution rules" do not apply to a Roth IRA before the Owner's death.

                      Amounts received under qualified contracts. Federal income tax rules generally include distributions from a qualified contract in your income as ordinary income. Purchase payments that are deductible or excludible from income do not create "investment in the contract." Thus, under many qualified contracts there will be no "investment in the contract" and you include the total amount you receive in your income. There are exceptions. For example, you do not include amounts received from a Roth IRA if certain conditions are satisfied. Additional Federal taxes may be payable in connection with a qualified contract. For example, failure to comply with the minimum distribution rules applicable to certain qualified plans will result in the imposition of an excise tax. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution from the qualified plan.

                      Federal penalty taxes payable on distributions. The Code may impose a penalty tax equal to 10% of the amount of any payment from your qualified contract that is includible in your income. The Code does not impose the penalty tax if one of several exceptions apply. The exceptions vary depending on the type of qualified contract you purchase. For example, in the case of an IRA, exceptions provide that the penalty tax does not apply to a withdrawal, surrender, or annuity payout:

                         . received on or after the Owner reaches age 59 1/2;

                         . received on or after the Owner's death or because of
                           the Owner's disability (as defined in the tax law);

                         . received as a series of substantially equal periodic
                           payments over the life (or life expectancy) of the taxpayer; or

                         . received as reimbursement for certain amounts paid
                           for medical care.

                      These exceptions, as well as certain others not described here, generally apply to taxable distributions from other qualified plans. However, the specific requirements of the exception may vary.

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




MOVING MONEY          Rollovers and transfers.  In many circumstances you may
FROM ONE              move money between qualified contracts and qualified
QUALIFIED             plans by means of a rollover or a transfer. Special rules
CONTRACT OR           apply to such rollovers and transfers. If you do not
QUALIFIED PLAN        follow the applicable rules, you may suffer adverse
TO ANOTHER            federal income tax consequences, including paying taxes
                      which you might not otherwise have had to pay. You should always consult a qualified advisor before you move or attempt to move funds between any qualified contract or plan and another qualified contract or plan.

                      Direct rollovers. The direct rollover rules apply to certain payments (called "eligible rollover distributions") from section 401(a) plans, section 403(a) or (b) plans, H.R. 10 plans, and qualified contracts used in connection with these types of plans. The direct rollover rules do not apply to distributions from IRAs or certain section 457 plans. The direct rollover rules require federal income tax equal to 20% of the eligible rollover distribution to be withheld from the amount of the distribution, unless the Owner elects to have the amount directly transferred to certain qualified contracts or plans.

                      Prior to receiving an eligible rollover distribution from us, we will provide you with a notice explaining these requirements and how you can avoid 20% withholding by electing a direct rollover.

FEDERAL               We will withhold and remit to the IRS a part of the
INCOME TAX            taxable portion of each distribution made under a
WITHHOLDING           contract unless the distributee notifies us at or before
                      the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, federal income tax rules may require us to withhold tax.
                      At the time you request a withdrawal, surrender, or annuity payout, we will send you forms that explain the withholding requirements.

STATE INCOME TAX      If required by the law of your state, we will also
WITHHOLDING           withhold state income tax from the taxable portion of
                      each distribution made under the contract, unless you make an available election to avoid withholding. If permitted under state law, we will honor your request for voluntary state withholding.

CHANGES IN THE        This discussion is based on the Code, IRS regulations,
LAW                   and interpretations existing on the date of this
                      prospectus. Congress, the IRS, and the courts may modify these authorities, however, sometimes retroactively.

Requesting Payments

                      To request a payment, you must provide us with notice in a form satisfactory to us. We will ordinarily pay any partial withdrawal or surrender proceeds within seven days after receipt at our Home Office of a request in good order for a partial withdrawal or surrender. We also will ordinarily make payment of lump sum death benefit proceeds within seven days from the receipt of due proof of death, and receipt of all required forms. We will determine payment amounts as of the date on which our Home Office receives the payment request or due proof of death, and receipt of all required forms. We reserve the right to defer payments from the Guarantee Account or our General Account for a withdrawal and surrender for up to six months from the date we receive your payment request.

                      In most cases, when we pay death benefit proceeds in a lump sum, we will pay these proceeds either:

                        (1) to your designated beneficiary directly in the form
                            of a check; or

                        (2) by establishing an interest bearing account, called
                            the "GE Secure Access Account," for the designated beneficiary, in the amount of the death benefit proceeds payable.

                      When establishing the GE Secure Access Account we will send the beneficiary a checkbook within seven days after we receive all the required documents, and the beneficiary will have immediate access to the account simply by writing a check for all or any part of the amount of the death benefit proceeds payable. The GE Secure Access Account is part of our General Account. It is not a bank account and it is not insured by the FDIC or any other government agency. As part of our General Account, it is subject to the claims of our creditors. We receive a benefit from all amounts left in the GE Secure Access Account. If we do not receive instructions from the designated beneficiary with regard to the form of death benefit payment, we will automatically establish the GE Secure Access Account.

                      We may defer making any payments attributable to a check or draft that has not cleared until we are satisfied that the check or draft has been paid by the bank on which it is drawn.

                      If mandated under applicable law, we may be required to reject a premium payment and/or block an owner's account and thereby refuse request for surrenders, partial surrenders, loans or death benefits, until instructions are received from the appropriate regulators. We may also be required to provide additional information about you or your account to government regulators.

Sales of the Contract

                      We have entered into an underwriting agreement with Capital Brokerage Corporation (doing business in Indiana, Minnesota, New Mexico, and Texas as GE Capital Brokerage Corporation) (collectively, "Capital Brokerage Corporation") for the distribution and sale of the contracts. Pursuant to this agreement, Capital Brokerage Corporation serves as principal underwriter for the contracts, offering them on a continuous basis. Capital Brokerage Corporation is located at 3001 Summer Street, 2nd Floor, Stamford, Connecticut 06905. Although the Company and Capital Brokerage Corporation do not anticipate discontinuing the offering of the contracts, we do reserve the right to discontinue offering the contracts at any time.

                      Capital Brokerage Corporation was organized as a corporation under the laws of the state of Washington in 1981 and is an affiliate of ours. Capital Brokerage Corporation is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as well as with the securities commissions in the states in which it operates, and is a member of the NASD.

                      Capital Brokerage Corporation offers the contracts through registered representatives who are registered with the NASD and with the states in which they do business. More information about Capital Brokerage Corporation and the registered representatives is available at http://www.nasdr.com or by calling 1-800-289-9999. You can also obtain an investor brochure from NASD Regulation describing its Public Disclosure Program. Registered representatives with Capital Brokerage Corporation are also licensed as insurance agents in the states in which they do business and are appointed with the Company.

                      Capital Brokerage Corporation also enters into selling agreements with an affiliated broker-dealer and unaffiliated broker-dealers to sell the Contracts. The registered representatives of these selling firms are registered with the NASD and with the states in which they do business, are licensed as insurance agents in the states in which they do business and are appointed with us.

                      We pay compensation to Capital Brokerage Corporation for promotion and sales of the contracts by its registered representatives as well as by affiliated and unaffiliated selling firms. This compensation consists of sales commissions and other cash and non-cash compensation. The maximum commission we may pay is 3.0% of your purchase payment.

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




                      The maximum commission consists of three parts -- commissions paid to internal and external wholesalers of Capital Brokerage Corporation ("wholesalers" are individuals employed by the Company and registered with Capital Brokerage Corporation that promote the offer and sale of the contracts), commissions paid to the affiliated and unaffiliated brokerage firm for whom the registered representative that sold your contract is employed ("selling firms") and an amount paid to the selling firm for marketing allowances and other payments related to the sale of the contract. Wholesalers with Capital Brokerage Corporation receive a maximum commission of 0.25% of your purchase payment.

                      After commission is paid to the wholesalers of Capital Brokerage Corporation, a commission is then paid to the selling firm. A maximum commission of 1.75% of your purchase payment is paid to the selling firm. The exact amount of commission paid to the registered representative who sold you your contract is determined by the brokerage firm for whom the representative is employed.

                      All selling firms receive commissions as described above based on the sale and receipt of premium on the contract. Unaffiliated selling firms receive additional compensation, including marketing allowances and other payments. The maximum marketing allowance paid on the sale of a contract is 1.0 % of purchase payments received. At times, Capital Brokerage Corporation may make other cash and non-cash payments to selling firms, as well as receive payments from selling firms, for expenses relating to the recruitment and training of personnel, periodic sales meetings, the production of promotional sales literature and similar expenses. These expenses may also relate to the synchronization of technology between the Company, Capital Brokerage Corporation and the selling firm in order to coordinate data for the sale and maintenance of the contract. In addition, registered representatives may be eligible for non-cash compensation programs offered by Capital Brokerage Corporation or an affiliated company, such as conferences, trips, prizes and awards. The amount of other cash and non-cash compensation paid by Capital Brokerage Corporation or its affiliated companies ranges significantly among the selling firms. Likewise, the amount received by Capital Brokerage Corporation from the selling firms ranges significantly.

                      The commissions listed above are maximum commissions paid, and therefore such commissions stated above reflect situations where we pay a higher commission for a short period of time for a special promotion.

                      Commissions paid on the contracts, including other incentives and payments, are not charged directly to you or to your Contract Value, but indirectly through fees and charges imposed under the contracts.

                      All commissions, special marketing allowances and other payments made or received by Capital Brokerage Corporation to or from selling firms come from or are allocated to the general assets of Capital Brokerage Corporation or one of its affiliated companies. Therefore, regardless of the amount paid or received by Capital Brokerage Corporation or one of its affiliated companies, the amount of expenses you pay under the contract do not vary because of such payments to or from such selling firms.

                      Even though your contract costs are not determined based on amounts paid to or received from Capital Brokerage Corporation or the selling firm, the prospect of receiving, or the receipt of, additional compensation as described above may create an incentive for selling firms and/or their registered representative to sell you this product versus a product with respect to which a selling firm does not receive additional compensation, or a lower level of additional compensation. You may wish to take such compensation arrangements into account when considering and evaluating any recommendation relating to the contracts.

Additional Information

OWNER                 The obligations to Owners under the contracts are ours.
QUESTIONS             Please direct your questions and concerns to us at our
                      Home Office at the address and telephone number listed on page 1 of this prospectus.

RETURN                Within the 20-day free-look period after you receive the
PRIVILEGE             contract, you may cancel it for any reason by delivering
                      or mailing it postage prepaid, to our Home Office, Annuity New Business, 6610 W. Broad Street, Richmond,
                      Virginia 23230. If you cancel your contract, it will be void. Unless state law requires that we return your purchase payment, the amount of the refund you receive will equal your purchase payment adjusted for any Market
                      Value Adjustment.

STATE                 As a life insurance company organized and operated under
REGULATION            the laws of the Commonwealth of Virginia, we are subject
                      to provisions governing life insurers and to regulation by the Virginia Commissioner of Insurance.

                      Our books and accounts are subject to review and examination by the State Corporation Commission of the Commonwealth of Virginia at all times. The Commission conducts a full examination of our operations at least every five years.

RECORDS AND           At least once each year, we will send you a report
REPORTS               showing information about your contract for the period
                      covered by the report. The report will show your purchase payment, Contract Value, Surrender Value, interest credited, partial withdrawals and charges made during the statement period. In addition, when you make your purchase payment and partial withdrawals, you will receive a written confirmation of these transactions.

OTHER                 We have filed a Registration Statement with the SEC,
INFORMATION           under the Securities Act of 1933, for the contracts being
                      offered here. This prospectus does not contain all the information in the Registration Statement, its amendments and exhibits. Please refer to the Registration Statement for further information about the Company and the contracts offered. Statements in this prospectus about the content of contracts and other legal instruments are summaries. For the complete text of those contracts and instruments, please refer to those documents as filed with the SEC and available on the SEC's website at http://www.sec.gov.

GE Life and Annuity Assurance Company


BUSINESS GE Life and Annuity Assurance Company (the "Company", "we", "us", or "our" unless context otherwise requires) is a stock life insurance company operating under a charter granted by the Commonwealth of Virginia on March 21, 1871 as The Life Insurance Company of Virginia. General Electric Capital Corporation ("GE Capital") acquired us from Aon Corporation on April 1, 1996. GE Capital subsequently contributed us to its wholly owned subsidiary, GE Financial Assurance Holdings, Inc., ("GEFAHI") and ultimately the majority of the outstanding common stock to General Electric Capital Assurance Company ("GECA" or "GE Capital Assurance"). As part of an internal reorganization of GE Financial Assurance's insurance subsidiaries, the Harvest Life Insurance Company ("Harvest") merged into us on January 1, 1999. At this time we were renamed GE Life and Annuity Assurance Company. Harvest's former parent, Federal Home Life Insurance Company ("Federal"), received our common stock in exchange for its interest in Harvest.

                      On May 24, 2004, GEFAHI transferred substantially all of its assets to Genworth Financial, Inc. ("Genworth"), including all of the outstanding capital stock of GNA Corporation ("GNA"), our indirect parent and 800 shares of our common stock that GEFAHI had held directly. As a result, we became an indirect, wholly-owned subsidiary of Genworth. On May 25, 2004, Genworth's Class A common stock began trading on The New York Stock Exchange. Approximately 30% of Genworth's common stock is now owned by public shareholders. GEFAHI continues to own approximately 70% of Genworth's common stock.

                      On May 31, 2004, (1) Genworth contributed to GNA and GNA in turn contributed to GECA 800 shares of our common stock and (2) Federal paid a dividend to GECA consisting of 2,378 shares of our common stock. As a result of the foregoing contribution and dividend, we became a direct, wholly-owned subsidiary of GECA while remaining an indirect, wholly-owned subsidiary of Genworth.

                      We principally offer annuity contracts, guaranteed investment contracts, funding agreements, Medicare supplement insurance and life insurance policies. We do business in all states, except New York, and in the District of Columbia. Our principal offices are located at 6610 West Broad Street, Richmond, Virginia 23230.

                      We are one of a number of subsidiaries of Genworth, a company that, through its subsidiaries, provides consumers financial security solutions by selling a wide variety of insurance, investment and retirement products, primarily in North America. Our product offerings are divided along two segments of consumer needs: (1) Retirement Income and Investments and (2) Protection. We also have a Corporate and Other segment, which consists primarily of net realized investment gains (losses), interest and other financing expenses and unallocated corporate income, expenses and income taxes.

                      Our financial information, including the information contained in this report filed on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to the above mentioned reports, will be made available upon request. Alternatively, reports filed with the United States Securities and Exchange Commission ("SEC") may be viewed or obtained at the SEC Public Reference Room in Washington, D.C., or at the SEC's Internet site at www.sec.gov.

STRATEGY We believe that changes in demographics such as the increased number of baby boomers entering middle and late middle age, longer life expectancies due to healthy lifestyles and medical advances and the reduction in government and employer-sponsored benefit programs have increased and will continue to increase, the demand for innovative products and services to solve financial needs and challenges. Our strategy is designed to take advantage of these trends by offering a broad array of insurance and investment products and services to meet key consumer financial needs at each stage of life.

OPERATING SEGMENTS    During 2003, we redefined our operating segments.
                      Management realigned the business on a product line and market basis to intensify its focus on return on equity, optimum deployment of capital and distribution effectiveness. As a result of this change, our operations are conducted under two reporting segments corresponding to customer needs: 1) Retirement Income and Investments and 2) Protection.

                      We also have a Corporate and Other segment, which consists primarily of net realized investment gains (losses), interest and other financing expenses and unallocated corporate income, expenses and income taxes.

                      Retirement Income and Investments Segment.   We offer
                      deferred annuities (variable and fixed) and variable life insurance to a broad range of individual consumers who want to accumulate tax-deferred assets for retirement, desire a tax-efficient source of income and seek to protect against outliving their assets. We also offer guaranteed investment contracts ("GICs") and funding agreements as investment products to qualified institutional buyers.

                      Protection Segment.   Our Protection segment includes
                      universal life insurance, interest-sensitive whole life insurance and Medicare supplement insurance. Life insurance products provide protection against financial hardship after the death of an insured by providing cash payment to the beneficiaries of the policyholder. Medicare supplement insurance provides coverage for Medicare-qualified expenses that are not covered by Medicare because of applicable deductibles or maximum limits.

Properties

                      We conduct our business from various facilities, all of which are leased except for one building in Richmond, Virginia, which we own.

Legal Proceedings

                      We face a significant risk of litigation and regulatory investigations and actions in the ordinary course of operating our businesses, including the risk of class action lawsuits. Our pending legal and regulatory actions include proceedings specific to us and others generally applicable to business practices in the industries in which we operate. In our insurance operations, we are or may become subject to class actions and individual suits alleging, among other things, issues relating to sales or underwriting practices, payment of contingent or other sales commissions, claims payments and procedures, product design, disclosure, administration, additional premium charges for premiums paid on a periodic basis, denial or delay of benefits and breaches of fiduciary or other duties to customers. Plaintiffs in class action and other lawsuits against us may seek very large or indeterminate amounts, including punitive and treble damages, which may remain unknown for substantial periods of time. We are also subject to various regulatory inquiries, such as information requests, subpoenas and books and record examinations, from state and federal regulators and other authorities. A substantial legal liability or a significant regulatory action against us could have an adverse effect on our business, financial condition and results of operations. Moreover, even if we ultimately prevail in the litigation, regulatory action or investigation, we could suffer significant reputational harm, which could have an adverse effect on our business, financial condition and results of operations.

                      Recently, the insurance industry has become the focus of increased scrutiny by regulatory and law enforcement authorities concerning certain practices within the insurance industry. This scrutiny includes the commencement of investigations and other proceedings by the New York State Attorney General and other governmental authorities relating to allegations of improper conduct in connection with the payment of, and the failure to disclose, contingent commissions by insurance companies to insurance brokers and agents, the solicitation and provision of fictitious or inflated quotes and the use of inducements to brokers or companies in the sale of insurance products. We have not received a subpoena or inquiry from the State of New York with respect to these matters. As part of industry-wide inquiries in this regard, we have received inquiries and informational requests from federal and state regulatory authorities. We are cooperating with these regulatory authorities in connection with their inquiries.

                      Recent industry-wide inquiries also include those regarding market timing and late trading in variable annuity contracts, variable annuity sales practices/exchanges and electronic communication document retention practices. In this regard, we responded in late 2003 to a New York State Attorney General subpoena regarding market timing and late trading in variable products and mutual funds. We have not received any further inquiries from the New York State Attorney General regarding this matter.

                      Although we do not believe that the current investigations and proceedings will have a material adverse effect on our business, financial condition or results of operations, we cannot assure you that this will be the case. In addition, it is possible that related investigations and proceedings may be commenced in the future, and we could become subject to further investigations and have lawsuits filed against us. In any event, increased regulatory scrutiny and any resulting investigations or proceedings could result in new legal precedents and industry-wide regulations or practices that could adversely affect our business, financial condition and results of operation.


                      In our investment-related operations, we are subject to, and may become subject to further litigation involving commercial disputes with counterparties or others and class action and other litigation alleging, among other things, that we made improper or inadequate disclosures in connection with the sale of assets and annuity and investment products or charged excessive or impermissible fees on these products, recommended unsuitable products to customers or breached fiduciary or other duties to customers. We are also subject to litigation arising out of our general business activities such as our contractual and employment relationships.

                      We were named as a defendant in a lawsuit, McBride v. Life Insurance Co. of Virginia dba GE Life and Annuity Assurance Co., related to the sale of universal life insurance policies. The complaint was filed on November 1, 2000, in Georgia state court, as a class action on behalf of all persons who purchased certain universal life insurance policies and alleges improper practices in connection with the sale and administration of universal life policies. The plaintiffs sought unspecified compensatory and punitive damages. On December 1, 2000, we removed the case to the U.S. District Court for the Middle District of Georgia. We have vigorously denied liability with respect to the plaintiff's allegations. Nevertheless, to avoid the risks and costs associated with protracted litigation and to resolve our differences with policyholders, we agreed in principle on October 8, 2003 to settle the case on a nationwide class basis. The settlement provides benefits to the class, and allows us to continue to serve our customers' needs undistracted by disruptions caused by litigation. The court gave final approval to the settlement on August 12, 2004. In the third quarter of 2003, we accrued $50 million in reserves relating to this litigation, which represents our best estimate of bringing this matter to conclusion. The precise amount of payments in this matter cannot be estimated because they are dependent upon the number of individuals who ultimately will seek relief in the claim form process of the class settlement, the identity of such claimants and whether they are entitled to relief under the settlement terms and the nature of the relief to which they are entitled. That process is currently underway. In addition, approximately 650 class members elected to exclude themselves from the class action settlement. In the fourth quarter of 2004, we reached an agreement in principle to settle the threatened claims of policyholders who had excluded approximately 512 policies from the class action settlement. At that time, we accrued a reserve for the settlement in principle. We have also been named as a defendant in six lawsuits brought by 67 class members who elected to exclude themselves from the class action settlement. We cannot determine at this point whether or how many other class members who have excluded themselves from the class action will initiate individual actions against us, or the effect of such suits or claims, including the six pending lawsuits, on our financial condition, results of operations or business reputation.

                      In addition, we were named as a defendant in five lawsuits brought by individuals claiming that William Maynard, one of our former dedicated sales specialists, and Anthony Allen, one of our former independent producers, converted customer monies and engaged in various fraudulent acts. The five cases are, Monger v. Allen, Maynard, and GE Life and Annuity Assurance Company ("GELAAC") (filed October 24, 2003), Warfel v. Allen, Maynard, adVenture Publishing, and GELAAC (filed February 6, 2004), Hanrick v. Allen, Maynard and GELAAC (filed March 10, 2004), Modlin v. Allen, et al. (filed June 17,
                      2004), and Clark v. Allen, 66 et al. (filed June 25,
                      2004). The Monger and Hanrick cases have been settled. The remaining three cases are in their preliminary stages and are pending in the state court of Cumberland County, North Carolina. The suits allege that GELAAC failed to properly supervise Allen and Maynard and that GELAAC is responsible for Allen's and Maynard's conduct. Specifically, Monger alleged conversion, negligence, fraudulent misrepresentation, constructive fraud, unfair and deceptive trade practices, violations of the Investment Company Act of 1940 and negligent supervision. Warfel alleged breach of contract, conversion, breach of fiduciary duty, fraud, constructive fraud, negligent misrepresentation, negligent supervision and unfair and deceptive trade practices. Hanrick alleged conversion, negligence, fraudulent misrepresentation, constructive fraud, unfair and deceptive trade practices and negligent supervision. Modlin and Clark make similar allegations. The total amount allegedly invested by the plaintiffs in the three unresolved actions is approximately $883,000. The plaintiff in Warfel seeks damages of $1.4 million and the plaintiffs in Modlin and Clark seek unspecified compensatory damages. In addition, each plaintiff seeks treble damages, as well as punitive damages of an unspecified amount. Additionally, in the fourth quarter of 2004, we reached an agreement in principle to settle the threatened claims of a putative class of individuals who had dealings with Allen and Maynard. At that time we accrued a reserve for the settlement in principle. In October 2003, Allen and Maynard were arrested and charged with conversion in Cumberland County, North Carolina for allegedly failing to remit $30,000 in premiums that they received from a client to GELAAC. Allen has also been indicted in Cumberland County, North Carolina for converting the funds of numerous other individuals. We cannot determine the ultimate outcome of these suits or whether any related or similar suits or claims will be asserted against us in the future, or the effect of such suits or claims on our financial condition, results of operations or reputation.

                      Although it is not anticipated that these developments will have an adverse impact on the Guarantee Account or on the ability of Capital Brokerage Corporation to perform under its principal underwriting agreement, there can be no assurance at this time.

Submission of Matters to a Vote of Security Holders

                      Information omitted in accordance with General Instruction I (2)(c).

Market For the Registrant's Common Equity and Related Shareholder Matters

                      At December 31, 2004, all of our common stock, our sole class of common equity on the date hereof, is owned by GE Capital Assurance. Accordingly, there is no public trading market for our common equity.

                      As previously discussed, our ability to pay dividends is restricted by state insurance law.

Selected Financial Data

                      Information omitted in accordance with General Instruction I (2)(a).

Management's Discussion and Analysis of Financial Condition and Results of Operations

                      The following analysis of the consolidated financial condition and results of our operations should be read in conjunction with our Consolidated Financial Statements and the notes thereto included herein.

CAUTIONARY NOTE       This report contains certain "forward-looking statements"
REGARDING             within the meaning of the Private Securities Litigation
FORWARD-LOOKING       Reform Act of 1995. Forward-looking statements may be
STATEMENTS            identified by words such as "expects," "intends,"
                      "anticipates," "plans," "believes," "seeks," "estimates,"
                      "will," or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance.
                      Forward-looking statements are based on management's current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors, including the following:

                      Risks relating to our businesses, including interest rate fluctuations, downturns and volatility in equity markets, defaults in portfolio securities, downgrades in our financial strength and credit ratings, unexpected changes in mortality and morbidity rates, accelerated amortization of deferred acquisition costs and present value of future profits, impairment of the value of goodwill, insufficiency of reserves, legal constraints on dividend distributions by subsidiaries, illiquidity of investments, competition, inability to attract or retain independent sales intermediaries and dedicated sales specialists, defaults by counterparties, regulatory restrictions on our operations and changes in applicable laws and regulations, legal or regulatory actions or investigations, political or economic instability and the threat of terrorism, terrorist acts, unexpected changes in mortality, morbidity and unemployment rates, accelerated amortization of deferred acquisition costs and present value of future profits, goodwill impairments, medical advances such as genetic mapping research, unexpected changes in persistency rates, increases in statutory reserve requirements and changes in tax and securities laws.

                      We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

OPERATING             Year Ended December 31, 2004 Compared to Year Ended
RESULTS               December 31, 2003

                      Overview. Net income in 2004 was $199.4 million, a $179.7 million increase from 2003. The increase is primarily due to a tax benefit increase of $140.2 million resulting primarily from reinsurance transactions entered into in 2004, in which we ceded to Union Fidelity Life Insurance Company ("UFLIC"), an affiliate, substantially all of our in-force blocks of variable annuities and structured settlements. The reinsurance transactions with UFLIC were completed and accounted for at book value and will be reported on our tax returns at fair value as determined for tax purposes, giving rise to a net reduction in current and deferred income tax liabilities and resulting in a net tax benefit for the year ended December 31, 2004. Also contributing to the increase was a $50.0 million litigation reserve in 2003 and an increase in investment income of $42.0 million in our corporate and other segment associated with an increase in invested assets not allocated to the operating segments. These amounts were partially offset by a goodwill impairment charge of $59.8 million in 2004 resulting from the reinsurance transactions with UFLIC.

                      Net investment income. Net investment income decreased $117.0 million, or 21.7%, to $421.0 million in 2004 from $538.0 million in 2003. The decrease was primarily a result of a $2,554.9 million, or 21.7%, decline in average invested assets. The decline in average invested assets was due primarily to the reinsurance transactions with UFLIC. Also contributing to the decrease in average invested assets was a decline in outstanding institutional stable value liabilities.

                      Net realized investment gains. Net realized investment gains (losses) consist of gross realized investment gains and gross realized investment (losses), including charges related to impairments. Net realized investment gains (losses) increased $1.8 million to $5.7 million in 2004 from $3.9 million in 2003. For 2004, gross realized gains and (losses) were $10.7 million and $(5.0) million, respectively. Realized losses for 2004 included $0.9 million of impairments that were primarily attributable to fixed-maturity and equity securities. For 2003, gross realized gains and (losses) were $80.2 million and $(76.3) million, respectively. Realized losses for 2003 included $26.4 million of impairments, primarily attributable to fixed-maturity and equity securities.

                      Premiums. Premiums decreased $7.2 million, or 6.9% to $96.8 million in 2004 from $104.0 million in 2003. The decrease was primarily due to our Medicare supplement product. Medicare supplement premiums were down $8.3 million in 2004 driven by a reduction in due premiums offset by growth in new business and in-force premium rate actions.

                      Cost of Insurance. Cost of insurance decreased $10.9 million, or 7.1% to $142.2 million in 2004 from $153.1 million in 2003. The decrease was due primarily to a decline of universal life policies in-force.

                      Variable product fees. Variable product fees decreased $96.9 million to $9.4 million in 2004 from $106.3 million in 2003. The decrease in variable product fees was primarily due to the reinsurance transactions with UFLIC in which we ceded, effective January 1, 2004, the majority of our in-force variable annuities.

                      Other income. Other income decreased $10.7 million, or 30.1%, to $24.8 million in 2004 from $35.5 million in 2003. The decrease was due primarily to lower surrender fees attributable to the reinsurance transactions with UFLIC.

                      Interest credited. Interest credited represents interest credited on behalf of policyholder and contractholder general account balances. Interest credited decreased $119.4 million, or 29.1%, to $291.2 million for 2004 from $410.6 million for 2003. This decrease was primarily the result of an $84.5 million decrease attributable to the reinsurance transactions with UFLIC and a $33.2 million decrease attributable to institutional stable value products. This decrease was due to a combination of a decrease in liabilities and reduced crediting rates on book with the maturity of higher cost liabilities and the addition of new business with lower crediting rates.

                      Benefits and other changes in policy reserves. Benefits and other changes in policy reserves decreased $62.9 million, or 25.6%, to $182.8 million in 2004 from $245.7 million in 2003. The decrease was primarily a result of a $46.7 million decrease attributable to the reinsurance transactions with UFLIC and a $16.3 million reserve strengthening in 2003 related to whole life products.

                      Underwriting, Acquisition and Insurance Expenses, net of deferrals. Underwriting, acquisition and insurance expenses, net of deferrals, decreased $85.8 million, or 57.6%, to $63.2 million in 2004 from $149.0 million in the prior year. This decrease was primarily the result of a $50.0 million reserve accrual in 2003 associated with a class action lawsuit settlement agreed to in principle and a $30.0 million decrease attributable to the reinsurance transactions with UFLIC.

                      Amortization of deferred acquisition costs and intangibles. Amortization of deferred acquisition costs and intangibles decreased $11.6 million, or 9.8%, to $107.3 million in 2004 from $118.9 million in 2003. The decrease is primarily the result of a $74.0 million decrease attributable to the reinsurance transactions with UFLIC, which was partially offset by a $59.8 million goodwill impairment charge, also as a result of the reinsurance transactions with UFLIC.

                      Provision (benefit) for income taxes. Benefit for income taxes increased $140.2 million to a benefit of $(143.3) million for the year ended December 31, 2004 from a benefit of $(3.1) million for the year ended December 31, 2003. The increase in tax benefit was primarily attributable to the tax benefit associated with the reinsurance transactions with UFLIC. The reinsurance transactions with UFLIC were completed and accounted for at book value. These transactions will be reported on our tax returns at fair value as determined for tax purposes, giving rise to a net reduction in current and deferred income tax liabilities and resulting in a net tax benefit for the year ended December 31, 2004. The tax benefit relates primarily to the reinsurance transaction with UFLIC.

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


Capital Resources and Liquidity


CONSOLIDATED BALANCE  Total Investments.  Total investments decreased $2,478.6
SHEET million, or 21.9%, to $8,850.6 million at December 31, 2004 from $11,329.2 million at December 31, 2003. The decrease was primarily a result of the transfer of invested assets associated with the reinsurance transactions with UFLIC and lower invested assets due to a decline in outstanding institutional stable value liabilities, which was partially offset by an increase in invested assets in our Corporate and Other segment. The change in investments due to the reinsurance transactions with UFLIC, institutional stable value liabilities and corporate segment was $(2,728.5) million, $(354.4) million and $635.5 million, respectively. The increase in investments in our corporate segment was due primarily to an increase in the securities lending program.

                      Investment securities comprise mainly investment grade debt securities. Fixed maturities and equity securities were $7,028.0 million, including gross unrealized gains and losses of $192.6 million and $(41.2) million, respectively at December 31, 2004 ($9,666.7 million, including gross unrealized gains and losses of $278.7 million and $(71.1) million, respectively, as of December 31, 2003). Market value for these purposes is defined by relevant accounting standards and should not be viewed as a forecast of future gains or losses.

                      Impairment of Investment Securities. We regularly review each investment security for impairment in accordance with our impairment policy, which includes both quantitative and qualitative criteria. Quantitative criteria include length of time and amount that each security position is in an unrealized loss position and for fixed maturity securities, whether the issuer is in compliance with terms and covenants of the security. Our qualitative criteria include the financial strength and specific prospects for the issuer as well as our intent to hold the security until recovery. Our impairment reviews involve our finance, risk and management teams as well as the portfolio management and research capabilities of GE Asset Management, Inc.("GEAM") as well as other third party asset managers, as appropriate. Our qualitative review attempts to identify those issuers with a greater than 50% chance of default in the coming twelve months. These securities are characterized as "at-risk" of impairment. As of December 31, 2004, securities "at risk" of impairment had aggregate unrealized losses of approximately $10.0 million.

                      For fixed maturity securities, we recognize an impairment charge to earnings in the period in which we determine that we do not expect to either collect principal and interest in accordance with the contractual terms of the instruments or to recover based on underlying collateral values and considering events such as payment default, bankruptcy or disclosure of fraud. For equity securities, we recognize an impairment charge in the period in which we determine that the security will not recover to book within a reasonable period. We determine what constitutes a reasonable period on a

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



                      security-by-security basis based upon consideration of all the evidence available to us, including the magnitude of an unrealized loss and its duration. In any event, this period does not exceed 18 months for common equity securities. We measure impairment charges based on the difference between the book value of the security and its fair value. Fair value is based on quoted market price, except for certain infrequently traded securities where we estimate values using internally developed pricing models. These models are based upon common valuation techniques and require us to make assumptions regarding credit quality, liquidity and other factors that affect estimated values.

                      During 2004, 2003 and 2002, we recognized impairment losses of $0.9 million, $26.4 million and $77.4 million, respectively. We generally intend to hold securities in unrealized loss positions until they recover. However, from time to time, we sell securities in the normal course of managing our portfolio to meet diversification, credit quality, yield and liquidity requirements.

                      The following table presents the gross unrealized losses and estimated fair values of our investment securities, aggregated by investment type and length of time that individual investment securities have been in a continuous unrealized loss position, at December 31,

                                                      Less than 12 Months
                                      ---------------------------------------------------
2004                                   Amortized    Fair    Unrealized % Below    # of
(Dollar amounts in millions)          cost or cost  value     losses    cost   securities
----------------------------          ------------ -------- ---------- ------- ----------
Description of Securities
Fixed maturities:
   U.S. government and agency           $    7.2   $    7.2   $   --      --        4
   Non - U.S. government                     2.9        2.9       --      --        3
   U.S. corporate                          505.2      494.5    (10.7)    2.1%     104
   Non-U.S. corporate                      131.2      129.0     (2.2)    1.7%      30
   Asset Backed                            222.8      221.6     (1.2)    0.5%      38
   Mortgage Backed                         477.2      470.9     (6.3)    1.3%      76
                                        --------   --------   ------    ----      ---
Total temporarily impaired securities   $1,346.5   $1,326.1   $(20.4)    1.5%     255
                                        ========   ========   ======    ====      ===
% Underwater - Fixed maturities
   (less than) 20% Underwater           $1,344.7   $1,324.8   $(19.9)    1.5%     253
   20-50% Underwater                         1.8        1.3     (0.5)   27.8%       2
   (greater than) 50% Underwater              --         --       --      --       --
                                        --------   --------   ------    ----      ---
Total fixed maturities                  $1,346.5   $1,326.1   $(20.4)    1.5%     255
                                        ========   ========   ======    ====      ===
Investment Grade                        $1,220.4   $1,203.8   $(16.6)    1.4%     223
Below Investment Grade                     106.5      103.0     (3.5)    3.3%      26
Not rated                                   19.6       19.3     (0.3)    1.5%       6
                                        --------   --------   ------    ----      ---
Total                                   $1,346.5   $1,326.1   $(20.4)    1.5%     255
                                        ========   ========   ======    ====      ===

                                                        12 Months or More
                                      -----------------------------------------------------
2004                                   Amortized              Unrealized % Below    # of
(Dollar amounts in millions)          cost or cost Fair value   losses    cost   securities
----------------------------          ------------ ---------- ---------- ------- ----------
Description of Securities
Fixed maturities:
   U.S. corporate                        $285.6      $267.0     $(18.6)    6.5%      29
   State and municipal                      0.3         0.3         --      --        1
   Non-U.S. corporate                      18.0        17.3       (0.7)    3.9%       4
   Asset Backed                             1.6         1.6         --      --        1
   Mortgage Backed                         57.6        56.1       (1.5)    2.6%      20
                                         ------      ------     ------    ----       --
Total temporarily impaired securities    $363.1      $342.3     $(20.8)    5.7%      55
                                         ======      ======     ======    ====       ==
% Underwater - Fixed maturities
   (less than) 20% Underwater            $338.2      $323.5     $(14.7)    4.3%      51
   20-50% Underwater                       24.9        18.8       (6.1)   24.5%       4
   (greater than) 50% Underwater             --          --         --      --       --
                                         ------      ------     ------    ----       --
Total fixed maturities                   $363.1      $342.3     $(20.8)    5.7%      55
                                         ======      ======     ======    ====       ==
Investment Grade                         $220.0      $208.2     $(11.8)    5.4%      40
Below Investment Grade                    143.1       134.1       (9.0)    6.3%      15
Not rated equities                           --          --         --      --       --
                                         ------      ------     ------    ----       --
Total                                    $363.1      $342.3     $(20.8)    5.7%      55
                                         ======      ======     ======    ====       ==

                      The investment securities at December 31, 2004 in an unrealized loss position for less than twelve months, account for $20.4 million or 49% of the total unrealized losses. Of the securities in this category, there was no security with an unrealized loss in excess of $5.0 million.

                      The investment securities in an unrealized loss position for twelve months or more account for $20.8 million or 51% of the total unrealized losses. There are 35 fixed maturity securities in three industry groups that account for $14.0 million or 67% of the unrealized losses in this category.

                      Twenty-two of these 35 securities are in the finance and insurance sector. Within this sector, no single issuer has unrealized losses greater than $5 million. The unrealized losses of the securities are due to a higher interest rate environment for the quarter ended December 31, 2004.

                      Six of these 35 securities are in the transportation sector and are related to the airline industry. For those airline securities, which we have previously impaired, we expect to recover our carrying amount based upon underlying aircraft collateral values.

                      The remaining 7 of these 35 securities are in the consumer non-cyclical sector. There is one issuer, comprising of one security, which represents $7 million. No other single issuer of fixed maturities in this sector has an unrealized loss greater than $5 million.

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




                      Separate Account Assets and Liabilities. Separate account assets and liabilities represent funds held for the exclusive benefit of variable annuity and variable life contract holders. As of December 31, 2004, we held $8,636.7 million of separate account assets. The increase of $601.8 million, or 7.5%, from $8,034.9 million at December 31, 2003 was related primarily to the favorable market performance of the underlying securities, which was partially offset by death, surrender and other benefits outpacing new deposits.

                      Future Annuity and Contract Benefits. Future annuity and contract benefits decreased $636.6 million, to $9,604.6 million at December 31, 2004 from $10,241.2 million at December 31, 2003. The decrease is primarily attributable to a decline in the institutional stable value product liability, which resulted from maturities outpacing sales. Also contributing to the decline in future annuity and contract benefits was the recapture of previously assumed structured settlement liabilities resulting from the reinsurance transactions with UFLIC.

STATEMENT OF CHANGES  Stockholder's interest decreased $232.0 million to
IN STOCKHOLDER'S      $1,590.0 million at December 31, 2004 from $1,822.0
INTEREST              million at December 31, 2003. The decrease was primarily
                      attributable to dividends paid in the amount of $419.1 million and a decline in net unrealized gains on invested securities of $15.7 million, which was partially offset by current year net income of $199.4 million.

INTEREST RATE         Fluctuations in market interest rates may have a
MANAGEMENT            significant effect on our sales of insurance and
                      investment products and our margins on these products.
                      Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. In our Retirement Income and Investments and Protection segments, low market interest rates may reduce the spreads between the amounts we credit to policyholders and contractholders and the yield we earn on the investments that support these obligations. In response to the unusually low interest rates that have prevailed during the last several years, we have reduced the guaranteed minimum crediting rates on newly issued fixed annuity contracts and have reduced crediting rates on in-force contracts where permitted to do so. These actions have helped mitigate the adverse impact of low interest rates on our spreads and profitability on these products. A gradual increase in interest rates generally would have a favorable effect on the profitability of these products. However, rapidly rising interest rates also could result in reduced persistency in our spread-based retail products as contractholders shift assets into higher yielding investments.

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




                      We use derivative financial instruments to mitigate or eliminate certain financial and market risks, including those related to changes in interest rates. As a matter of policy, we do not engage in derivative market-making, speculative derivative trading, or other speculative derivative activities. More detailed information regarding these financial instruments, as well as the strategies and policies for their use, is contained in Notes 1 and 10 to the Consolidated Financial Statements.

                      We have managed our exposure to changes in interest rates, in part, by monitoring and managing the duration of our investment portfolio assets with the duration of our liabilities. Established practices require that derivative financial instruments relate to specific asset or liability transactions or to currency exposure, if any. Market fluctuations could negatively affect the business. Significant changes in equity market performance expose insurance companies to the risk of not earning anticipated policy fees from variable products, accelerating amortization of deferred acquisition costs, or requiring additional liabilities for death benefits exceeding the policyholder account balance. If the equity markets fail to improve, we may recognize additional amortization of deferred acquisition costs. Market fluctuations may also increase trade volumes that could expose insurers to gains or We are exposed to prepayment risk in certain of our business activities, such as in our investment portfolio and annuities activities. We use swaptions to mitigate prepayment risk. These swaptions are governed by the credit risk policies described below and are transacted in either exchange-traded or over-the-counter markets.

                      Counterparty credit risk is managed on an individual counterparty basis, which means that gains and losses are netted for each counterparty to determine the amount at risk. When a counterparty exceeds credit exposure limits in terms of amounts owed to us, typically as a result of changes in market conditions, no additional transactions are executed until the exposure with that counterparty is reduced to an amount that is within the established limit. All swaps are executed under master swap agreements containing mutual credit downgrade provisions that provide the ability to require assignment or termination in the event either party is downgraded below A3 or A-.

EQUITY MARKETS        Equity market volatility may discourage purchases of
                      separate account products, such as variable annuities and variable life, that have returns linked to the performance of the equity markets and may cause some existing customers to withdraw cash values or reduce investments in those products. Equity market volatility also affects the value of the assets in our separate accounts, which, in turn, affects our earnings from fee-based products. After several years of declines, equity markets increased in 2003 and 2004, and we expect that increases or relative stability in equity markets could have a favorable impact on our sales of variable products and our earnings from those products. The potential impact of volatile equity markets on our results has been significantly reduced as a result of our reinsurance arrangements with UFLIC, pursuant to which we reinsured, effective as of January 1, 2004, substantially all of our in-force blocks of variable annuities. We retain variable annuities sold after January 1, 2004 for our own account, subject to third-party reinsurance transactions in the ordinary course of business, and therefore we bear the risk of any adverse impact of future equity market fluctuations on those annuities.

LIQUIDITY             The principal liquidity requirements for our insurance
                      operations are our contractual obligations to contract holders and annuitants. Contractual obligations include payments of claims under outstanding insurance policies and annuities, contract withdrawals and surrender benefits. The primary sources for meeting these contractual obligations are investment activities and cash generated from operating activities. We maintain a committed credit line with an indirect parent, GNA, of $500 million to provide liquidity to meet normal variation in cash requirements.

                      For the years ended December 31, 2004, 2003 and 2002 cash flows from operating activities were $447.7 million, $527.6 million and $375.3 million, respectively, and cash flows from financing activities were $(767.1) million, $(959.2) million and $(659.5) million, respectively. These amounts include net cash from financing activities relating to investment contract issuances and redemptions of $(731.6) million, $(937.8) million and $(617.5)
                      million for the years ended December 31, 2004, 2003 and 2002, respectively.

                      As an insurance business, cash flows from operating and financing activities, as premiums and deposits collected from our insurance and investment products net of redemptions and benefits paid, are invested if positive and investments are redeemed if negative. Net cash from investing activities was $333.4 million, $444.0 million and $284.2 million for the year ended December 31, 2004, 2003 and 2002, respectively. The decrease in cash from investing activities for the year ended December 31, 2004 was primarily the result of a decrease of cash used in financing activities.

                      As of December 31, 2004, we had approximately $1,108.0 million of renewable floating rate funding agreements, which are deposit-type products that generally credit interest on deposits at a floating rate tied to an external market index. Purchasers of renewable funding agreements include money market funds, bank common trust funds and other short-term investors. Some of our funding agreements contain "put" provisions, through which the contractholder has an option to terminate the funding agreement for any reason after giving notice within the contract's specified notice period, which is generally 90 days. Of the $1,108.0 million aggregate amount

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



                      outstanding as of December 31, 2004, $458.0 million had put option features, none of which were less than 90 days. GE Capital has guaranteed certain obligations under floating-rate funding agreements with a final maturity on or before June 30, 2005. This guarantee covers our obligations to contractholders and requires us to reimburse GE Capital for any payments made to contractholders under the guarantee. As of December 31, 2004, GE Capital's guarantee covered $858.0 million of outstanding floating-rate funding agreements.

                      The nature and quality of the various types of investments purchased by a life insurance company must comply with the statutes and regulations imposed by the various jurisdictions in which those entities are incorporated. Following is a breakdown of the credit quality of our fixed maturity portfolio at December 31, 2004.

                            BBB/Baa or above  91.2%
                            BB/Ba and below    8.6%
                            Not Rated          0.2%
                                             -----
                            Total portfolio  100.0%
                                             =====
                            -----------------------

                      Certain of our products contain provisions for charges for surrender of, or withdrawals from, the policy. At December 31, 2004 and December 31, 2003, approximately 64.8% and 67.2%, respectively, of our annuity contracts were subject to surrender charges or contained non-surrender provisions.

                      As of December 31, 2004, we had approximately $2,109.7 million of guaranteed investment contracts ("GICs"). Substantially all of these contracts allow for the payment of benefits at contract value to ERISA plan participants prior to contract maturity in the event of death, disability, retirement or change in investment election. We carefully underwrite these risks before issuing a GIC to a plan and historically have been able to effectively manage our exposure to these benefit payments. Our GICs typically credit interest at a fixed interest rate and have a fixed-maturity generally ranging from two to six years. Contracts provide for early termination by the contractholder but subject to an adjustment to the contract value for changes in the level of interest rates from the time the GIC was issued plus an early withdrawal penalty.

                      Insurance companies are restricted by states as to the aggregate amount of dividends they may pay to their parent in any consecutive twelve-month period without regulatory approval. Dividends in excess of the prescribed limits or the earned surplus are deemed extraordinary and require formal state insurance department approval. We are able to pay $67.2 million in dividends in 2005 without obtaining regulatory approval.


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




OFF-BALANCE SHEET     We have used off-balance sheet securitization
TRANSACTIONS          transactions to mitigate and diversify our asset risk
                      position and to adjust the asset class mix in our portfolio by reinvesting securitization proceeds in accordance with our approved investment guidelines. We have not used securitization transactions to provide us with additional liquidity and we do not anticipate using securitization transactions for that purpose in the future. The transactions involved securitizations of some of our receivables and investments that were secured by commercial mortgage loans, fixed maturities or other receivables, consisting primarily of policy loans. Total securitized assets remaining as of December 31, 2004 and 2003, were $297.9 million and $349.8 million respectively.

                      There were no securitization transactions in 2004 and 2003. Securitization transactions resulted in net gains, before taxes, of approximately $5.8 million for the year ended December 31, 2002.

                      We have arranged for the assets that we have transferred in securitization transactions to be serviced by us directly, or pursuant to arrangements with GEAM and with General Motors Acceptance Corporation. Servicing activities include ongoing review, credit monitoring, reporting and collection activities.

                      Support. Financial support is provided under credit support agreements, in which our direct parent, Genworth Financial, provides limited recourse for a maximum of $119 million of credit losses in such entities. We do not provide any such recourse. Assets with credit support are funded by demand notes that are further enhanced with support provided by GE Capital.

                      Under FIN 46, Consolidation of Variable Interest Entities, new consolidation criteria is applied to certain SPE's, which are defined as "Variable Interest Entities". Additional information about entities that fall within the scope of FIN 46 is provided in Note 11.

Critical Accounting Policies

                      The accounting policies discussed in this section are those that we consider to be particularly critical to an understanding of our financial statements because their application places the most significant demands on our ability to judge the effect of inherently uncertain matters on our financial results. For all of these policies, we caution that future events rarely develop exactly as forecast, and our management's best estimates may require adjustment.

                      Insurance liabilities and reserves. We calculate and maintain reserves for the estimated future payment of claims to our policyholders and contractholders based on actuarial assumptions and in accordance with industry practice and U.S. GAAP. Many factors can affect these reserves, including economic and social conditions, inflation, healthcare costs, changes in doctrines of legal liability and damage awards in litigation. Therefore, the reserves we establish are necessarily based on extensive estimates, assumptions and our analysis of historical experience. Our results depend significantly upon the extent to which our actual claims experience is consistent with the assumptions we used in determining our reserves and pricing our products. Our reserve assumptions and estimates require significant judgment and, therefore, are inherently uncertain. We cannot determine with precision that the ultimate amounts that we will pay for actual claims or the timing of those payments will be consistent with our reserve assumptions.

                      Insurance reserves differ for long- and short-duration insurance policies and annuity contracts. Measurement of long-duration insurance reserves (such as guaranteed renewable term life, whole life and long-term care insurance policies) is based on approved actuarial methods, but necessarily includes assumptions about expenses, mortality, morbidity, lapse rates and future yield on related investments. Short-duration contracts are accounted for based on actuarial estimates of the amount of loss inherent in that period's claims, including losses incurred for which claims have not been reported. Short-duration contract loss estimates rely on actuarial observations of ultimate loss experience for similar historical events.

                      Deferred acquisition costs. Deferred acquisition costs ("DAC") represents costs which vary with and are primarily related to the sale and issuance of our insurance policies and investment contracts that are deferred and amortized over the estimated life of the related insurance policies. These costs include commissions in excess of ultimate renewal commissions, solicitation and printing costs, sales material and some support costs, such as underwriting and contract and policy issuance expenses. DAC is subsequently amortized to income, over the lives of the underlying contracts, in relation to the anticipated recognition of premiums or gross profits.

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




                      The amortization of DAC for traditional long-duration insurance products, including guaranteed renewable term life, is determined as a level proportion of premium based on commonly accepted actuarial methods and reasonable assumptions established when the contract or policy is issued about mortality, morbidity, lapse rates, expenses, and future yield on related investments. Amortization for annuity contracts without significant mortality risk and investment and universal life products is based on estimated gross profits and is adjusted as those estimates are revised. The DAC amortization methodology for our variable products (variable annuities and variable universal life insurance) includes a long-term equity market average appreciation assumption of 8.5%. When actual returns vary from the expected 8.5%, we assume a reversion to this mean over a 3- to 7-year period, subject to the imposition of ceilings and floors. The assumed returns over this reversion period are limited to the 85th percentile of historical market performance.

                      We regularly review all of these assumptions and periodically test DAC for recoverability. For deposit products, if the current present value of estimated future gross profits is less than the unamortized DAC for a line of business, a charge to income is recorded for additional DAC amortization. For other products, if the benefit reserves plus anticipated future premiums and interest earnings for a line of business are less than the current estimate of future benefits and expenses (including any unamortized DAC), a charge to income is recorded for additional DAC amortization or for increased benefit reserves.

                      Unfavorable experience with regard to expected expenses, investment returns, mortality, morbidity, withdrawals or lapses, may cause us to increase the amortization of DAC or to record a charge to increase benefit reserves. In recent years, the portion of estimated product margins required to amortize DAC and has increased in most lines of our business, with the most significant impact on investment products, primarily as the result of lower investment returns.

                      Present value of future profits. In conjunction with the acquisition of a block of life insurance policies or investment contracts, a portion of the purchase price is assigned to the right to receive future gross profits arising from existing insurance and investment contracts. This intangible asset, called the present value of future profits ("PVFP") represents the actuarially estimated present value of future cash flows from the acquired policies. PVFP is amortized, net of accreted interest, in a manner similar to the amortization of DAC. We regularly review our assumptions and periodically test PVFP for recoverability in a manner similar to our treatment of DAC.

                      Goodwill impairment. Goodwill resulting from acquisitions is tested for impairment at least annually using a fair value approach, which requires the use of estimates and judgment. To the extent the carrying amount of goodwill exceeds its fair value, an impairment charge to income would be recorded.

                      Valuation of investment securities. We obtain values for actively traded securities from external pricing services. For infrequently traded securities, we obtain quotes from brokers or we estimate values using internally developed pricing models. These models are based upon common valuation techniques and require us to make assumptions regarding credit quality, liquidity and other factors that affect estimated values.

                      Impairment of investment securities. We regularly review investment securities for impairment in accordance with our impairment policy, which includes both quantitative and qualitative criteria. Our quantitative criteria include length of time and amount that each security position is in an unrealized loss position, and for fixed maturities, whether the issuer is in compliance with terms and covenants of the security. Our qualitative criteria include the financial strength and specific prospects for the issuer as well as our intent to hold the security until recovery. We actively perform comprehensive market research, monitor market conditions and segment our investments by credit risk in order to minimize impairment risks.

                      Other significant accounting policies, not involving the same level of measurement uncertainties as those discussed above, are nevertheless important to an understanding of the financial statements. Policies related to revenue recognition, financial instruments and consolidation policy require difficult judgments on complex matters that are often subject to multiple sources of authoritative guidance. Certain of these matters are among topics currently under reexamination by accounting standard setters and regulators. Although no specific conclusion reached by these standard setters appear likely to cause a material change in our accounting policies, outcomes cannot be predicted with confidence. Also see Note 1, Summary of Significant Accounting Policies, which discusses accounting policies that we must select when there are acceptable alternatives.

NEW ACCOUNTING        See Note 1 (t) to the Consolidated Financial Statements
STANDARDS             for a discussion of recently issued accounting
                      pronouncements.

Quantitative and Qualitative Disclosures About Market Risk and Interest Rate Management

                      Information about potential effects of market risk and changes in interest rates on us are discussed in the Interest Rate Management section of Item 7.

Experts

                      The consolidated financial statements and schedule of GE Life and Annuity Assurance Company and subsidiary (the Company) as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      The reports of KPMG LLP dated February 12, 2005 with respect to the consolidated financial statements and schedule of GE Life and Annuity Assurance Company and subsidiary refer to a change in accounting for certain nontraditional long-duration contracts and for separate accounts in 2004 and its method of accounting for goodwill and other intangible assets in 2002.

                     GE LIFE AND ANNUITY ASSURANCE COMPANY

                       Consolidated Financial Statements

                         Year ended December 31, 2004

    (With Report of Independent Registered Public Accounting Firm Thereon)

                     GE Life and Annuity Assurance Company
                       Consolidated Financial Statements

                               Table of Contents

                                                                                         Page
                                                                                         ----
Report of Independent Registered Public Accounting Firm.................................  F-1
Consolidated Statements of Income.......................................................  F-2
Consolidated Balance Sheets.............................................................  F-3
Consolidated Statements of Stockholder's Interest.......................................  F-4
Consolidated Statements of Cash Flows...................................................  F-5
Notes to Consolidated Financial Statements..............................................  F-6
Report of Independent Registered Public Accounting Firm on Financial Statement Schedules F-33
Schedule III, Supplemental Insurance Information........................................ F-34

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
GE Life and Annuity Assurance Company:

   We have audited the accompanying consolidated balance sheets of GE Life and Annuity Assurance Company and subsidiary (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholder's interest, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GE Life and Annuity Assurance Company and subsidiary as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

   As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for certain nontraditional long-duration contracts and for separate accounts in 2004 and its method of accounting for goodwill and other intangible assets in 2002.

                                          /s/ KPMG LLP

Richmond, Virginia
February 12, 2005

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       Consolidated Statements of Income
                         (Dollar amounts in millions)


                              Years Ended December 31,
                              -------------------------
                                2004    2003     2002
                              -------  ------  --------
Revenues:
   Net investment income..... $ 421.0  $538.0  $  600.2
   Net realized
     investment gains........     5.7     3.9      55.3
   Premiums..................    96.8   104.0     105.3
   Cost of insurance.........   142.2   153.1     125.8
   Variable product fees.....     9.4   106.3     113.9
   Other income..............    24.8    35.5      44.9
                              -------  ------  --------
       Total revenues........   699.9   940.8   1,045.4
                              -------  ------  --------
Benefits and expenses:
   Interest credited.........   291.2   410.6     462.1
   Benefits and other
     changes in policy
     reserves................   182.8   245.7     178.2
   Underwriting,
     acquisition and
     insurance expenses,
     net of deferrals........    63.2   149.0      99.3
   Amortization of
     deferred
     acquisition costs
     and intangibles.........   107.3   118.9     147.1
                              -------  ------  --------
       Total benefits
         and expenses........   644.5   924.2     886.7
                              -------  ------  --------
Income before income
  taxes and cumulative
  effect of change in
  accounting principle.......    55.4    16.6     158.7
Provision (benefit) for
  income taxes...............  (143.3)   (3.1)     42.9
                              -------  ------  --------
Income before cumulative
  effect of change in
  accounting principle.......   198.7    19.7     115.8
Cumulative effect of
  change in accounting
  principle, net of tax
  of $0.4 million............     0.7      --        --
                              -------  ------  --------
Net income................... $ 199.4  $ 19.7  $  115.8
                              =======  ======  ========

                See Notes to Consolidated Financial Statements.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                          Consolidated Balance Sheets
              (Dollar amounts in millions, except share amounts)


                               December 31,
                            -------------------
                              2004      2003
                            --------- ---------
Assets
 Investments:
   Fixed maturities
    available-for-sale,
    at fair value.......... $ 7,001.2 $ 9,640.7
   Equity securities
    available-for-sale,
    at fair value..........
    Common stock...........      26.8      24.7
    Preferred stock,
     non-redeemable........        --       1.3
   Mortgage loans, net
    of valuation
    allowance of $10.4
    at December 31, 2004
    and 2003...............   1,207.7   1,262.3
   Policy loans............     148.4     138.5
   Short-term investments..        --      99.6
   Other invested assets...     466.5     162.1
                            --------- ---------
    Total investments......   8,850.6  11,329.2
 Cash and cash
   equivalents.............      26.4      12.4
 Accrued investment
   income..................      81.5     127.8
 Deferred acquisition
   costs...................     248.1     897.0
 Goodwill..................      57.5     117.3
 Intangible assets.........     120.6     144.6
 Reinsurance recoverable...   2,753.8     160.7
 Deferred income tax
   asset...................       5.9        --
 Other assets..............      51.5      38.7
 Separate account assets...   8,636.7   8,034.9
                            --------- ---------
    Total assets........... $20,832.6 $20,862.6
                            ========= =========
Liabilities and
Stockholder's Interest
 Liabilities:
   Future annuity and
    contract benefits...... $ 9,604.6 $10,241.2
   Liability for policy
    and contract claims....      89.4      42.6
   Other policyholder
    liabilities............     235.9     147.8
   Other liabilities.......     676.0     399.4
   Deferred income tax
    liability..............        --     174.7
   Separate account
    liabilities............   8,636.7   8,034.9
                            --------- ---------
    Total liabilities......  19,242.6  19,040.6
                            --------- ---------
 Stockholder's interest:
   Net unrealized
    investment gains.......      72.0      87.7
   Derivatives
    qualifying as hedges...       3.3       0.4
                            --------- ---------
   Accumulated non-owner
    changes in
    stockholder's
    interest...............      75.3      88.1
   Preferred stock,
    Series A ($1,000 par
    value, $1,000
    redemption and
    liquidation value,
    200,000 shares
    authorized, 120,000
    shares issued and
    outstanding)...........     120.0     120.0
   Common stock ($1,000
    par value, 50,000
    shares authorized,
    25,651 shares issued
    and outstanding).......      25.6      25.6
   Additional paid-in
    capital................   1,061.1   1,060.6
   Retained earnings.......     308.0     527.7
                            --------- ---------
    Total stockholder's
     interest..............   1,590.0   1,822.0
                            --------- ---------
    Total liabilities
     and stockholder's
     interest.............. $20,832.6 $20,862.6
                            ========= =========

                See Notes to Consolidated Financial Statements.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

               Consolidated Statements of Stockholder's Interest
              (Dollar amounts in millions, except share amounts)

                                                                                                             Accumulated
                                                                    Preferred Stock Common Stock  Additional  Non-owner
                                                                    --------------  -------------  Paid-In   Changes In  Retained
                                                                     Share   Amount Share  Amount  Capital     Equity    Earnings
                                                                    -------  ------ ------ ------ ---------- ----------- --------
Balances at January 1, 2002........................................ 120,000  $120.0 25,651 $25.6   $1,050.7    $(25.5)   $ 411.4
Changes other than transactions with stockholders:
   Net income......................................................      --      --     --    --         --        --      115.8
   Net unrealized gains on investment securities (a)...............      --      --     --    --         --       5.4         --
   Derivatives qualifying as hedges (b)............................      --      --     --    --         --      10.4         --

       Total changes other than transactions with stockholders.....

Cash dividends declared and paid...................................      --      --     --    --         --        --       (9.6)
                                                                    -------  ------ ------ -----   --------    ------    -------
Balances at December 31, 2002...................................... 120,000  $120.0 25,651 $25.6   $1,050.7    $ (9.7)   $ 517.6
Changes other than transactions with stockholders:
   Net income......................................................      --      --     --    --         --        --       19.7
   Net unrealized gains on investment securities (a)...............      --      --     --    --         --      99.7         --
   Derivatives qualifying as hedges (b)............................      --      --     --    --         --      (1.9)        --

       Total changes other than transactions with stockholders.....

Contributed capital................................................      --      --     --    --        9.9        --         --
Cash dividends declared and paid...................................      --      --     --    --         --        --       (9.6)
                                                                    -------  ------ ------ -----   --------    ------    -------
Balances at December 31, 2003...................................... 120,000  $120.0 25,651 $25.6   $1,060.6    $ 88.1    $ 527.7

Changes other than transactions with stockholder:
   Net income......................................................      --      --     --    --         --        --      199.4
   Net unrealized gains on investment securities (a)...............      --      --     --    --         --     (15.7)        --
   Derivatives qualifying as hedges (b)............................      --      --     --    --         --       2.9         --

       Total changes other than transactions with stockholders.....
Contributed capital................................................      --      --     --    --        0.5        --         --
Cash dividends declared and paid...................................      --      --     --    --         --        --      (40.0)
Non-cash dividend declared and paid................................      --      --     --    --         --        --     (379.1)
                                                                    -------  ------ ------ -----   --------    ------    -------
Balances at December 31, 2004...................................... 120,000  $120.0 25,651 $25.6   $1,061.1    $ 75.3    $ 308.0
                                                                    =======  ====== ====== =====   ========    ======    =======

                                                                        Total
                                                                    Stockholder's
                                                                      Interest
                                                                    -------------
Balances at January 1, 2002........................................   $1,582.2
Changes other than transactions with stockholders:
   Net income......................................................      115.8
   Net unrealized gains on investment securities (a)...............        5.4
   Derivatives qualifying as hedges (b)............................       10.4
                                                                      --------
       Total changes other than transactions with stockholders.....      131.6
                                                                      --------
Cash dividends declared and paid...................................       (9.6)
                                                                      --------
Balances at December 31, 2002......................................   $1,704.2
Changes other than transactions with stockholders:
   Net income......................................................       19.7
   Net unrealized gains on investment securities (a)...............       99.7
   Derivatives qualifying as hedges (b)............................       (1.9)
                                                                      --------
       Total changes other than transactions with stockholders.....      117.5
                                                                      --------
Contributed capital................................................        9.9
Cash dividends declared and paid...................................       (9.6)
                                                                      --------
Balances at December 31, 2003......................................   $1,822.0
                                                                      --------
Changes other than transactions with stockholder:
   Net income......................................................      199.4
   Net unrealized gains on investment securities (a)...............      (15.7)
   Derivatives qualifying as hedges (b)............................        2.9
                                                                      --------
       Total changes other than transactions with stockholders.....      186.6
Contributed capital................................................        0.5
Cash dividends declared and paid...................................      (40.0)
Non-cash dividend declared and paid................................     (379.1)
                                                                      --------
Balances at December 31, 2004......................................   $1,590.0
                                                                      ========

--------
(a)Presented net of deferred taxes of $8.6, $(55.9) and $(1.8) in 2004, 2003 and 2002, respectively.
(b)Presented net of deferred taxes of $(1.6), $1.0 and $(5.9) in 2004, 2003 and 2002, respectively.

                See Notes to Consolidated Financial Statements.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                     Consolidated Statements of Cash Flows
                         (Dollar amounts in millions)


                                Years Ended December 31,
                            -------------------------------
                               2004       2003       2002
                            ---------  ---------  ---------
Cash flows from
 operating activities:
 Net income................ $   199.4  $    19.7  $   115.8
                            ---------  ---------  ---------
 Adjustments to
   reconcile net income
   to net cash provided
   by operating
   activities:
   Cumulative effect of
    change in accounting
    principle, net of tax..      (0.7)        --         --
   Change in future
    policy benefits........     341.1      407.5      413.2
   Net realized
    investments gains......      (5.7)      (3.9)     (55.3)
   Amortization of
    investment premiums
    and discounts..........      28.3       46.5       29.9
   Acquisition costs
    deferred...............     (89.1)    (167.7)    (116.3)
   Amortization of
    deferred acquisition
    costs and intangibles..     107.3      118.9      147.1
   Deferred income taxes...    (174.0)      18.3       21.8
   Change in certain
    assets:
    Decrease (increase)
     in:
    Accrued investment
     income................      26.6       32.6       48.0
    Other, net.............     (21.1)     (39.8)       6.6
   Change in certain
    liabilities:
    Increase (decrease)
     in:
    Policy and contract
     claims................      64.2     (183.9)      27.9
    Other policyholder
     liabilities...........      88.6      (59.6)     117.0
    Other liabilities......    (117.2)     339.0     (380.4)
                            ---------  ---------  ---------
   Net cash from
    operating activities...     447.7      527.6      375.3
                            ---------  ---------  ---------
Cash flows from
 investing activities:
 Short-term investment
   activity, net...........      99.6      178.4     (237.5)
 Proceeds from sales and
   maturities of
   investment securities
   and other invested
   assets..................   1,741.2    4,328.8    6,087.4
 Principal collected on
   mortgage and policy
   loans...................     217.5      268.6      151.2
 Purchases of investment
   securities and other
   invested assets.........  (1,498.4)  (3,819.5)  (5,464.1)
 Mortgage loan
   originations and
   increase in policy
   loans...................    (226.5)    (512.3)    (252.8)
                            ---------  ---------  ---------
     Net cash from
       investing
       activities..........     333.4      444.0      284.2
                            ---------  ---------  ---------
Cash flows from
 financing activities:
 Proceeds from issuance
   of investment
   contracts...............   1,293.0    3,107.0    3,495.1
 Redemption and benefit
   payments on
   investment contracts....  (2,024.6)  (4,044.8)  (4,112.6)
 Proceeds from
   short-term borrowings...     251.4      346.5      388.4
 Payments on short-term
   borrowings..............    (246.9)    (358.3)    (420.8)
 Cash dividends to
   stockholders............     (40.0)      (9.6)      (9.6)
                            ---------  ---------  ---------
     Net cash from
       financing
       activities..........    (767.1)    (959.2)    (659.5)
                            ---------  ---------  ---------
     Net change in cash
       and cash
       equivalents.........      14.0       12.4         --
Cash and cash
 equivalents at
 beginning of year.........      12.4         --         --
                            ---------  ---------  ---------
Cash and cash
 equivalents at end of
 year...................... $    26.4  $    12.4  $      --
                            =========  =========  =========

                See Notes to Consolidated Financial Statements.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                 Years Ended December 31, 2004, 2003 and 2002
                         (Dollar amounts in millions)

(1)Summary of Significant Accounting Policies

  (a) Principles of Consolidation

   The accompanying consolidated financial statements include the historical operations and accounts of GE Life and Annuity Assurance Company ("GELAAC") and its subsidiary, Assigned Settlement, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

   GE Life and Annuity Assurance Company (the "Company", "we", "us", or "our" unless context otherwise requires) is a stock life insurance company operating under a charter granted by the Commonwealth of Virginia on March 21, 1871 as The Life Insurance Company of Virginia. General Electric Capital Corporation ("GE Capital") acquired us from Aon Corporation on April 1, 1996. GE Capital subsequently contributed us to its wholly owned subsidiary, GE Financial Assurance Holdings, Inc., ("GEFAHI") and ultimately the majority of the outstanding common stock to General Electric Capital Assurance Company ("GECA"). As part of an internal reorganization of GE Financial Assurance's insurance subsidiaries, the Harvest Life Insurance Company ("Harvest") merged into us on January 1, 1999. At this time we were renamed GE Life and Annuity Assurance Company. Harvest's former parent, Federal Home Life Insurance Company ("Federal"), received our common stock in exchange for its interest in Harvest.

   On May 24, 2004, GEFAHI transferred substantially all of its assets to Genworth Financial, Inc. ("Genworth"), including all of the outstanding capital stock of GNA Corporation ("GNA"), our indirect parent and 800 shares of our common stock that GEFAHI had held directly. As a result, we became an indirect, wholly-owned subsidiary of Genworth. On May 25, 2004, Genworth's Class A common stock began trading on The New York Stock Exchange. Approximately 30% of Genworth's common stock is now owned by public stockholders. GEFAHI continues to own approximately 70% of Genworth's common stock.

   On May 31, 2004, (1) Genworth contributed to GNA and GNA in turn contributed to GECA 800 shares of our common stock and (2) Federal paid a dividend to GECA consisting of 2,378 shares of our common stock. As a result of the foregoing contribution and dividend, we became a direct, wholly-owned subsidiary of GECA while remaining an indirect, wholly-owned subsidiary of Genworth.

  (b) Basis of Presentation

   These consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America ("U.S. GAAP"). Preparing financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform to the current year presentation.

  (c) Products

   Our product offerings are divided along two major segments of consumer needs: (i) Retirement Income and Investments and (ii) Protection.

   Retirement Income and Investments deferred annuities (variable and fixed) and variable life insurance products are investment vehicles and insurance contracts intended for contractholders who want to accumulate tax-deferred assets for retirement, desire a tax-efficient source of income and seek to protect against outliving their assets. Our guaranteed investment contracts ("GICs") and funding agreements are investment contracts sold to qualified institutional buyers.

   Protection products are intended to provide protection against financial hardship primarily after the death of an insured and to protect income and assets from other adverse economic impacts of significant health care costs. Our principal product lines under the Protection segment are universal life insurance, interest-sensitive whole life) and Medicare supplement insurance.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2004, 2003 and 2002


   We distribute our products through three primary channels: financial intermediaries (banks, securities brokerage firms and independent broker/dealers), independent producers (brokerage general agencies, affluent market producer groups and specialized brokers) and dedicated sales specialists (affiliated networks of both accountants and personal financial advisors).

  (d) Premiums

   For traditional long-duration insurance contracts, we report premiums as earned when due.

   For short-duration insurance contracts, we report premiums as revenue over the terms of the related insurance policies on a pro-rata basis or in proportion to expected claims.

   Premiums received under annuity contracts without significant mortality risk and premiums received on investment and universal life products are not reported as revenues but rather as deposits and are included in liabilities for future annuity and contract benefits.

  (e) Net Investment Income and Net Realized Investment Gains and Losses

   Investment income is recorded when earned. Realized investment gains and losses are calculated on the basis of specific identification.

   Investment income on mortgage-backed and asset-backed securities is initially based upon yield, cash flow, and prepayment assumptions at the date of purchase. Subsequent revisions in those assumptions are recorded using the retrospective or prospective method. Under the retrospective method, used for mortgage-backed and asset-backed securities of high credit quality (ratings equal to or greater than AA or that are U.S. Agency backed) which cannot be contractually prepaid, amortized cost of the security is adjusted to the amount that would have existed had the revised assumptions been in place at the date of purchase. The adjustments to amortized cost are recorded as a charge or credit to net investment income. Under the prospective method, which is used for all other mortgage-backed and asset-backed securities, future cash flows are estimated and interest income is recognized going forward using the new internal rate of return. As of December 31, 2004, all our mortgage-backed and asset-backed securities that have had subsequent revisions in yield, cash flow or prepayment assumptions were accounted for under the retrospective method.

  (f) Policy Fees and Other Income

   Policy fees and other income consists primarily of insurance charges assessed on universal life contracts, fees assessed against policyholder account values and surrender fee income. Charges to policyholder accounts for universal life cost of insurance is recognized as revenue when due. Variable product fees are charged to variable annuity and variable life policyholders based upon the daily net assets of the policyholder's account values and are recognized as revenue when charged. Policy surrender fees are recognized as income when the policy is surrendered.

  (g) Cash and Cash Equivalents

   Certificates, money market funds and other time deposits with original maturities of less than 90 days are considered cash equivalents in the Consolidated Balance Sheets and Consolidated Statements of Cash Flows. Items with maturities greater than 90 days but less than a year are included in short-term investments.

  (h) Investment Securities

   We have designated all of our investment securities as available-for-sale and report them in our Consolidated Balance Sheets at fair value. We obtain values for actively traded securities from external pricing services. For infrequently traded securities, we obtain quotes from brokers, or we estimate values using internally developed pricing models. These models are

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2004, 2003 and 2002

based upon common valuation techniques and require us to make assumptions regarding credit quality, liquidity and other factors that affect estimated values. Changes in the fair value of available-for-sale investments, net of the effect on deferred acquisition costs ("DAC"), present value of future profits ("PVFP") and deferred income taxes, are reflected as unrealized investment gains or losses in a separate component of accumulated nonowner changes in stockholder's interest and accordingly, have no effect on net income.

   We regularly review investment securities for impairment in accordance with our policy, which includes both quantitative and qualitative criteria. Quantitative criteria include length of time and amount that each security position is in an unrealized loss position, and for fixed maturities, whether the issuer is in compliance with terms and covenants of the security. Our qualitative criteria include the financial strength and specific prospects for the issuer as well as our intent to hold the security until recovery. Our impairment reviews involve our finance, risk and asset management teams as well as the portfolio management and research capabilities of GE Asset Management, Inc. ("GEAM") and other third party asset managers, as appropriate. We actively perform comprehensive market research, monitor market conditions and segment our investments by credit risk in order to minimize impairment risks. The risks inherent in reviewing the impairment of any investment security include the risk that market results may differ from expectations; facts and circumstances may change in the future and differ from estimates and assumptions; or we may later decide to sell an investment security before it recovers in value as a result of changed circumstances. If we change our estimate to conclude that a decline in the value of an investment security is other than temporary, we will reflect a charge for the impairment in the period our estimate changes.

  (i) Securities Lending Activity

   We engage in certain securities lending transactions, which require the borrower to provide collateral, primarily consisting of cash and government securities, on a daily basis, in amounts equal to or exceeding 102% of the fair value of the applicable securities loaned. We maintain effective control over all loaned securities and therefore, continue to report such securities as fixed maturities in the Consolidated Balance Sheets.

   Cash collateral received on securities lending transactions is reflected in other invested assets with an offsetting liability recognized in other liabilities for the obligation to return the collateral. Non-cash collateral, such as a security received by us, is not reflected in our assets in the Consolidated Balance Sheets, as we have not or repledged or sold the collateral. The fair value of collateral held and included in other invested assets was $406.9 million and $102.7 million at December 31, 2004 and 2003, respectively. We had non-cash collateral of $23.8 million and $0 at December 31, 2004 and 2003, respectively.

  (j) Mortgage and Policy Loans

   Mortgage and policy loans are stated at their unpaid principal balance. Mortgage loans are stated net of an allowance for estimated uncollectible amounts. The allowance for losses is determined primarily on the basis of management's best estimate of probable losses, including specific allowances for known troubled loans, if any.

  (k) Short-term Investments

   Short-term investments are stated at amortized cost, which approximates fair value. Equity securities (including seed money for new mutual fund portfolios) are stated at fair value. Investments in limited partnerships are generally accounted for under the equity method of accounting. Real estate is included in other invested assets and is stated, generally, at cost less accumulated depreciation. Other long-term investments are stated generally at amortized cost.

  (l) Deferred Acquisition Costs

   Acquisition costs include costs which vary with and are primarily related to the acquisition of insurance and investment contracts. Such costs are deferred and amortized as follows:

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2004, 2003 and 2002


   Long-Duration Contracts -- Acquisition costs include commissions in excess of ultimate renewal commissions, solicitation and printing costs, sales material and some support costs, such as underwriting and contract and policy issuance expenses. Amortization for traditional long-duration insurance products is determined as a level proportion of premium based on commonly accepted actuarial methods and reasonable assumptions regarding mortality, morbidity, lapse rates, expenses and future yield on related investments established when the contract or policy is issued. Amortization for annuity contracts without significant mortality risk and investment and universal life products is based on estimated gross profits and is adjusted as those estimates are revised.

   Short-Duration Contracts -- Acquisition costs consist primarily of commissions and premium taxes and are amortized ratably over the terms of the underlying policies.

   We regularly review all of these assumptions and periodically test DAC for recoverability. For deposit products, if the current present value of estimated future gross profits is less than the unamortized DAC for a line of business, a charge to income is recorded for additional DAC amortization. For other products, if the benefit reserve plus anticipated future premiums and interest earnings for a line of business are less than the current estimate of future benefits and expenses (including any unamortized DAC), a charge to income is recorded for additional DAC amortization or for increased benefit reserves.

  (m) Intangible Assets

   Present Value of Future Profits -- In conjunction with the acquisition of a block of insurance policies or investment contracts, a portion of the purchase price is assigned to the right to receive future gross profits arising from existing insurance and investment contracts. This intangible asset, called PVFP, represents the actuarially estimated present value of future cash flows from the acquired policies. PVFP is amortized, net of accreted interest, in a manner similar to the amortization of DAC.

   We regularly review all of these assumptions and periodically test PVFP for recoverability. For deposit products, if the current present value of estimated future gross profits is less than the unamortized PVFP for a line of business, a charge to income is recorded for additional PVFP amortization. For other products, if the benefit reserve plus anticipated future premiums and interest earnings for a line of business are less than the current estimate of future benefits and expenses (including any unamortized PVFP), a charge to income is recorded for additional PVFP amortization or for increased benefit reserves.

   Deferred Sales Inducements to Contractholders -- We defer sales inducements to contractholders for features on variable annuities that entitle the contractholder to an incremental amount to be credited to the account value upon making a deposit. Our sales inducements to contractholders deferred prior to the adoption of American Institute of Certified Public Accountants ("AICPA") Statement of Position 03-1 ("SOP 03-1"), Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts, which we included in unamortized deferred acquisition costs, were reinsured effective January 1, 2004.

   Other Intangible Assets -- We amortize the costs of other intangibles over their estimated useful lives unless such lives are deemed indefinite. Amortizable intangible assets are tested for impairment at least annually based on undiscounted cash flows, which requires the use of estimates and judgment, and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested at least annually for impairment and written down to fair value as required.

   Software -- Purchased software and certain application development costs related to internally developed software are capitalized, above de minimus thresholds. When the software is ready for its intended use, the amounts capitalized are amortized over the expected useful life, not to exceed 5 years.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2004, 2003 and 2002


  (n) Goodwill

   Goodwill is not amortized but is tested for impairment at least annually using a fair value approach, which requires the use of estimates and judgment, at the "reporting unit" level. A reporting unit is the operating segment, or a business one level below that operating segment (the "component" level) if discrete financial information is prepared and regularly reviewed by management at the component level. We recognize an impairment charge for any amount by which the carrying amount of a reporting unit's goodwill exceeds its fair value. We use discounted cash flows to establish fair values. When available and as appropriate, we use comparative market multiples to corroborate discounted cash flow results. When a business within a reporting unit is disposed of, goodwill is allocated to the business using the relative fair value methodology to measure the gain or loss on disposal.

  (o) Reinsurance

   Premium revenue, benefits, underwriting, acquisition and insurance expenses are reported net of the amounts relating to reinsurance ceded to other companies. Amounts due from reinsurers for incurred and estimated future claims are reflected in the reinsurance recoverable asset. The cost of reinsurance is accounted for over the terms of the related treaties using assumptions consistent with those used to account for the underlying reinsured policies.

  (p) Separate Accounts

   The separate account assets represent funds for which the investment income and investment gains and losses accrue directly to the variable annuity contract holders and variable life policyholders. We assess mortality risk fees and administration charges on the assets in the separate account. The separate account assets are carried at fair value and are at least equal to the liabilities that represent the policyholders' equity in those assets.

  (q) Future Annuity and Contract Benefits

   Future annuity and contract benefits consist of the liability for investment contracts, insurance contracts and accident and health contracts. Investment contract liabilities are generally equal to the policyholder's current account value. The liability for life insurance and accident and health contracts is calculated based upon actuarial assumptions as to mortality, morbidity, interest, expense and withdrawals, with experience adjustments for adverse deviation where appropriate.

  (r) Liability for Policy and Contract Claims

   The liability for policy and contract claims represents the amount needed to provide for the estimated ultimate cost of settling claims relating to insured events that have occurred on or before the end of the respective reporting period. The estimated liability includes requirements for future payments of
(a) claims that have been reported to the insurer, (b) claims related to insured events that have occurred but that have not been reported to the insurer as of the date the liability is estimated, and (c) claim adjustment expenses. Claim adjustment expenses include costs incurred in the claim settlement process such as legal fees and costs to record, process, and adjust claims.

   Management considers the liability for policy and contract claims provided to be satisfactory to cover the losses that have occurred. Management monitors actual experience, and where circumstances warrant, will revise its assumptions. The methods of determining such estimates and establishing the reserves are reviewed continuously and any adjustments are reflected in operations in the period in which they become known. Future developments may result in losses and loss expenses greater or less than the liability for policy and contract claims provided.

  (s) Income Taxes

   For periods prior to 2004, we filed a consolidated life insurance federal income tax return with our parent, GECA, and its other life insurance affiliates. We were subject to a tax-sharing agreement, as approved by state insurance regulators,

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2004, 2003 and 2002

which allocated taxes on a separate company basis but provided benefit for current utilization of losses and credits. Intercompany balances were settled at least annually.

   For the period beginning January 1, 2004, and ending on the date of the transfer of our outstanding capital stock from GEFAHI to Genworth, we will be included in the consolidated federal income tax return of General Electric Corporation ("GE"). During this period, we will be subject to a tax-sharing arrangement that allocates tax on a separate company basis, but provides benefit for current utilization of losses and credits. Intercompany balances will be settled at least annually.

   Subsequent to the transfer of our outstanding capital stock from GEFAHI to Genworth, we will file a consolidated life insurance federal income tax return with our parent, GECA, and its other life insurance affiliates. We will be subject to a separate tax-sharing agreement, as approved by state insurance regulators, which will allocate taxes on a separate company basis but will provide benefit for current utilization of losses and credits. Intercompany balances will be settled at least annually.

   Deferred federal taxes are provided for temporary differences between the carrying amounts of assets and liabilities and their tax bases and are stated at the enacted tax rates expected to be in effect when taxes are actually paid or recovered.

  (t) Accounting Changes

   On January 1, 2004 we adopted AICPA Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts. SOP 03-1 provides guidance on separate account presentation and valuation, accounting for sales inducements to contractholders and classification and valuation of long-duration contract liabilities. The cumulative effect of change in accounting principle related to adopting SOP 03-1 was a $0.7 million benefit, net of taxes, for the change in reserves, less additional amortization of deferred acquisition costs, on variable annuity contracts with guaranteed minimum death benefits.

   As described in Note 5, on April 15, 2004 we reinsured our in-force variable annuity contracts, excluding the GE Retirement Answer product ("GERA(TM)"), to Union Fidelity Life Insurance Company ("UFLIC"), effective as of January 1, 2004. We have continued to sell variable annuities and are retaining that business for our own account. This reinsurance transaction for the separate account of the variable annuity is structured as modified coinsurance. As such, the separate account assets remain with us, and essentially all separate account assets and liabilities relate to variable annuity contracts. Excluding this reinsurance block, the separate account liabilities include both variable annuity and variable life insurance contracts. Investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contractholder for assets allocated to the separate account option. Our variable contracts also include fixed accounts, which are accounted for and recognized as general account assets and liabilities. Essentially all of our separate account guarantees are death benefits.

   Our variable annuity contracts provide for a guaranteed minimum death benefit ("GMDB"), which provides a minimum account value to be paid on the annuitant's death. Our contractholders have the option to purchase, at an additional charge, a GMDB rider that provides for enhanced death benefits. The minimum death benefit that we contractually guarantee to be paid on receipt of proof of the annuitant's death is either one of the following specified amounts or, in some cases, the greater of one or more of these amounts: (a) current account value, (b) return of premium, which is no less than net deposits made to the contract reduced by any amounts withdrawn from the policy, (c) the highest contract value on a specified anniversary date ("ratchet"), adjusted for subsequent premiums and withdrawals, if any, or (d) premium accumulated at a stated interest rate ("roll-up"), adjusted for any amounts withdrawn from the policy. In addition, we offer an Earnings Protection Rider (EPR), which pays a death benefit up to 40% of the gain in the contract. GERA, a variable deferred annuity and two variable annuity riders, the Guaranteed Income Advantage and Principal Protection Advantage, also provide for a GMDB. Essentially all of our separate account guarantees are death benefits.

   The total account value (excluding the block of business reinsured through the transaction mentioned above) of our variable annuities with GMDBs, including both separate account and fixed account assets, is approximately $203.3 million

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2004, 2003 and 2002

and $992.7 million at January 1 and December 31, 2004, respectively, with related death benefit exposure (or net amount at risk) of approximately $0 and $0.9 million at January 1 and December 31, 2004, respectively. The death benefit exposure for the EPR was $0 and $2.5 million at January 1, and December 31, 2004, respectively.

   The following table presents our variable annuity exposure, net of reinsurance, by GMDB type at December 31, 2004:

                                         Net
                             Account    Amount
(Dollar amounts in millions)  Value  at Risk /(a)/
---------------------------- ------- ------------
    Return of premium....... $551.5      $0.2
    Ratchet.................  149.5       0.2
    Roll-up.................  174.3       0.3
    Ratchet and roll-up.....  117.4       0.2
                             ------      ----
    Total................... $992.7      $0.9
                             ======      ====

--------
(a)Net amount at risk represents the guaranteed minimum death benefit exposure, in excess of the current account value, if all contractholders died on December 31, 2004.

   The average attained age of our variable annuity contractholders with GMDBs, weighted by net amount at risk, is 63.4 years of age as of December 31, 2004.

   The liability for our GMDBs and EPR on variable annuity contracts net of reinsurance is $0.5 million at December 31, 2004. Benefits paid for GMDB and EPR were $0.1 million, net of reinsurance, for the year ended December 31, 2004. Incurred GMDB and EPR, net of reinsurance, is $0.6 million for the year ended December 31, 2004.

   The GMDB and EPR liability is determined by estimating the expected value of death benefits in excess of the projected account value (or death benefit up to the 40% of the gain in the contract for EPR) and recognizing the excess ratably over the accumulation period based on total expected assessments. We regularly evaluate estimates used and adjust the additional liability balance, with a related charge or credit to benefits and other changes in policy reserves, if actual experience or other evidence suggests that earlier assumptions should be revised.

   The following assumptions were used to determine the variable annuity GMDB and EPR liability at December 31, 2004: data used was 1,000 stochastically generated investment performance scenarios; geometric mean equity growth assumed to be 8.9% and volatility assumed to be 20% for the portion of account value invested in equity securities; mortality assumed to be 95% of the 1983 Basic Table mortality; lapse rates, which vary by contract type and duration, assumed to range from 1% to 25% and correspond closely to lapse rates used for deferred acquisition cost amortization; and discount rate assumed to be 8%.

   The assets supporting the separate accounts of the variable contracts are primarily mutual fund equity securities and are reflected in our Consolidated Balance Sheet at fair value and reported as summary total separate account assets with an equivalent summary total reported for liabilities. Amounts assessed against the contactholders for mortality, administrative, and other services are included in revenues. Changes in liabilities for minimum guarantees are included in benefits and other changes in policy reserves.

   Separate account net investment income, net investment gains and losses, and the related liability changes are offset within the same line item in the Consolidated Statement of Income. There were no gains or losses on transfers of assets from the general account to the separate account.

   We defer sales inducements to contractholders for features on variable annuities that entitle the contractholder to an incremental amount to be credited to the account value upon making a deposit, and for fixed annuities with crediting rates

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2004, 2003 and 2002

higher than the contract's expected ongoing crediting rates for periods after the inducement. Our sales inducements to contractholders deferred prior to the adoption of SOP 03-1, which we included in unamortized deferred acquisition costs, were reinsured effective January 1, 2004. At December 31, 2004 the unamortized sales inducements to contractholders balance was $5.3 million. Deferred sales inducements to contractholders are reported as a separate intangible asset and amortized in benefits and other changes in policy reserves using the same methodology and assumptions used to amortize deferred acquisition costs. For the year ended December 31, 2004, we deferred new sales inducements to contractholders of $5.5 million, and we amortized sales inducements to contractholders of $0.2 million.

   In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities, which we adopted on July 1, 2003. No special purpose entities ("SPEs"), or assets previously sold to qualifying SPEs ("QSPEs"), were required to be consolidated on our books.

(2)Investment Securities

  (a) General

   For the years ended December 31, 2004, 2003 and 2002 the sources of our investment income were as follows:

(Dollar amounts in millions)  2004    2003    2002
---------------------------- ------  ------  ------
  Fixed maturities.......... $360.9  $467.2  $528.8
  Equity securities.........    0.1    (0.1)    0.8
  Mortgage loans............   77.1    81.8    73.2
  Policy loans..............    7.5    10.8     6.3
  Other investments.........  (16.8)  (10.4)    0.6
                             ------  ------  ------
  Gross investment income...  428.8   549.3   609.7
    Investment expenses.....   (7.8)  (11.3)   (9.5)
                             ------  ------  ------
  Net investment income..... $421.0  $538.0  $600.2
                             ======  ======  ======

   For the years ended December 31, 2004, 2003 and 2002, gross realized investment gains and losses from the sales of investment securities available-for-sale were as follows:

(Dollar amounts in millions)           2004   2003     2002
----------------------------          -----  ------  -------
Gross realized investments:
   Gains............................. $10.7  $ 80.2  $ 181.1
   Losses, including impairments (a).  (5.0)  (76.3)  (125.8)
                                      -----  ------  -------
Net realized investments gains....... $ 5.7  $  3.9  $  55.3
                                      =====  ======  =======

--------
(a)Impairments were $(0.9) million, $(26.4) million and $(77.4) million in 2004, 2003 and 2002 respectively.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2004, 2003 and 2002


   Net unrealized gains and losses on investment securities and other invested assets classified as available-for-sale are reduced by deferred income taxes and adjustments to PVFP and deferred acquisition costs that would have resulted had such gains and losses been realized. Net unrealized gains and losses on available-for-sale investment securities and other invested assets reflected as a separate component of stockholder's interest as of December 31, 2004, 2003 and 2002 are summarized as follows:

(Dollar amounts in millions)                                                                         2004    2003    2002
----------------------------                                                                        ------  ------  ------
Net unrealized gains (losses) on available-for-sale investment securities and other invested assets before adjustments:
   Fixed maturities................................................................................ $145.4  $204.6  $ 18.6
   Equity securities...............................................................................    6.0     3.0    (9.7)
                                                                                                    ------  ------  ------
       Subtotal....................................................................................  151.4   207.6     8.9
                                                                                                    ------  ------  ------
Adjustments to the present value of future profits and Deferred acquisitions costs.................  (40.7)  (72.6)  (29.5)
Deferred income taxes..............................................................................  (38.7)  (47.3)    8.6
                                                                                                    ------  ------  ------
       Net unrealized gains (losses) on available-for-sale investment securities................... $ 72.0  $ 87.7  $(12.0)
                                                                                                    ======  ======  ======

   The change in the net unrealized gains (losses) on investment securities reported in accumulated non-owner changes in equity is as follows:

                                                                                                 2004    2003    2002
                                                                                                ------  ------  ------
(Dollar amounts in millions)
----------------------------
Net unrealized gains (losses) on investment securities as of January 1......................... $ 87.7  $(12.0) $(17.4)
                                                                                                ------  ------  ------
Unrealized gains on investment arising during the period:
   Unrealized gain on investment securities....................................................  (52.5)  201.2    99.2
   Adjustment to deferred acquisition costs....................................................   19.7   (10.7)  (31.8)
   Adjustment to present value of future profits...............................................   12.2   (32.4)  (23.1)
   Provision for deferred income taxes.........................................................    8.6   (55.9)   (3.0)
                                                                                                ------  ------  ------
       Unrealized gains (losses) on investment securities......................................  (12.0)  102.2    41.3
Reclassification adjustments to net realized investment gains (losses) net of deferred taxes of
  $2.0, $1.4 and $19.4.........................................................................   (3.7)   (2.5)  (35.9)
                                                                                                ------  ------  ------
Net unrealized gains (losses) on investment securities as of December 31....................... $ 72.0  $ 87.7  $(12.0)
                                                                                                ======  ======  ======

   At December 31, 2004 and 2003, the amortized cost, gross unrealized gains and losses and fair values of our fixed maturities and equity securities available-for-sale were as follows:

                                                              Gross      Gross
2004                                              Amortized Unrealized Unrealized
(Dollar amounts in millions)                        Cost      Gains      Losses   Fair Value
----------------------------                      --------- ---------- ---------- ----------
Fixed maturities:
U.S. government and agency....................... $   51.5    $  0.9     $   --    $   52.4
State and municipal..............................      0.7        --         --         0.7
Non-U.S. government..............................     97.9       7.5         --       105.4
U.S. corporate...................................  3,935.8     134.1      (29.3)    4,040.6
Non-U.S. corporate...............................    782.7      23.0       (2.9)      802.8
Mortgage-backed..................................  1,311.1      16.4       (7.8)    1,319.7
Asset-backed.....................................    676.1       4.7       (1.2)      679.6
                                                  --------    ------     ------    --------
   Total fixed maturities........................  6,855.8     186.6      (41.2)    7,001.2
Common stocks and non-redeemable preferred stocks     20.8       6.0         --        26.8
                                                  --------    ------     ------    --------
Total available-for-sale securities.............. $6,876.6    $192.6     $(41.2)   $7,028.0
                                                  ========    ======     ======    ========

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2004, 2003 and 2002


                                                              Gross      Gross
2003                                              Amortized Unrealized Unrealized
(Dollar amounts in millions)                        Cost      Gains      Losses   Fair Value
----------------------------                      --------- ---------- ---------- ----------
Fixed maturities:
U.S. government and agency....................... $   17.5    $  0.6     $ (0.1)   $   18.0
State and municipal..............................      0.9        --         --         0.9
Non-U.S. government..............................     67.8       4.9       (0.1)       72.6
U.S. corporate...................................  5,437.3     194.9      (48.9)    5,583.3
Non-U.S. corporate...............................    874.5      27.2       (8.2)      893.5
Mortgage-backed..................................  1,819.1      33.6       (9.5)    1,843.2
Asset-backed.....................................  1,219.0      14.5       (4.3)    1,229.2
                                                  --------    ------     ------    --------
   Total fixed maturities........................  9,436.1     275.7      (71.1)    9,640.7
Common stocks and non-redeemable preferred stocks     23.0       3.0         --        26.0
                                                  --------    ------     ------    --------
Total available-for-sale securities.............. $9,459.1    $278.7     $(71.1)   $9,666.7
                                                  ========    ======     ======    ========

   We regularly review each investment security for impairment in accordance with our impairment policy, which includes both quantitative and qualitative criteria. Quantitative measures include length of time and amount that each security position is in an unrealized loss position and for fixed maturity securities, whether the issuer is in compliance with terms and covenants of the security. Our qualitative criteria include the financial strength and specific prospects for the issuer as well as our intent to hold the security until recovery. Our impairment reviews involve our finance, risk, and asset management teams as well as the portfolio management and research capabilities of GEAM and other third party asset managers, as appropriate. Our qualitative review attempts to identify those issuers with a greater than 50% chance of default in the coming twelve months. These securities are characterized as "at-risk" of impairment. As of December 31, 2004, securities "at risk" of impairment had aggregate unrealized losses of approximately $10.0 million.

   For fixed maturity securities, we recognize an impairment charge to earnings in the period in which we determine that we do not expect to either collect principal and interest in accordance with the contractual terms of the instruments or to recover based on underlying collateral values and considering events such as payment default, bankruptcy or disclosure of fraud. For equity securities, we recognize an impairment charge in the period in which we determine that the security will not recover to book value within a reasonable period. We determine what constitutes a reasonable period on a security-by-security basis based upon consideration of all the evidence available to us, including the magnitude of an unrealized loss and its duration. In any event, this period does not exceed 18 months for common equity securities. We measure impairment charges based on the difference between the book value of the security and its fair value. Fair value is based on quoted market price, except for certain infrequently traded securities where we estimate values using internally developed pricing models. These models are based upon common valuation techniques and require us to make assumptions regarding credit quality, liquidity and other factors that affect estimated values.

   During 2004, 2003 and 2002, we recognized impairment losses of $0.9 million, $26.4 million and $77.4 million, respectively. We generally intend to hold securities in unrealized loss positions until they recover. However, from time to time, we sell securities in the normal course of managing our portfolio to meet diversification, credit quality, yield and liquidity requirements.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2004, 2003 and 2002


   The following table presents the gross unrealized losses and estimated fair values of our investment securities, on a historical basis, aggregated by investment type and length of time that individual investment securities have been in a continuous unrealized loss position, at December 31,

                                                       Less than 12 Months
-                                     -----------------------------------------------------
2004                                   Amortized              Unrealized % Below    # of
(Dollar amounts in millions)          cost or cost Fair value   losses    cost   securities
----------------------------          ------------ ---------- ---------- ------- ----------
Description of Securities
Fixed maturities:
   U.S. government and agency........   $    7.2    $    7.2    $   --      --        4
   Non-U.S. government...............        2.9         2.9        --      --        3
   U.S. corporate....................      505.2       494.5     (10.7)    2.1%     104
   Non-U.S. corporate................      131.2       129.0      (2.2)    1.7%      30
   Asset Backed......................      222.8       221.6      (1.2)    0.5%      38
   Mortgage Backed...................      477.2       470.9      (6.3)    1.3%      76
                                        --------    --------    ------    ----      ---
Total temporarily impaired securities   $1,346.5    $1,326.1    $(20.4)    1.5%     255
                                        ========    ========    ======    ====      ===
% Underwater -- Fixed maturities
   (less than) 20% Underwater........   $1,344.7    $1,324.8    $(19.9)    1.5%     253
   20-50% Underwater.................        1.8         1.3      (0.5)   27.8%       2
   (greater than) 50% Underwater.....         --          --        --      --       --
                                        --------    --------    ------    ----      ---
Total fixed maturities...............   $1,346.5    $1,326.1    $(20.4)    1.5%     255
                                        ========    ========    ======    ====      ===
Investment Grade.....................   $1,220.4    $1,203.8    $(16.6)    1.4%     223
Below Investment Grade...............      106.5       103.0      (3.5)    3.3%      26
Not rated............................       19.6        19.3      (0.3)    1.5%       6
                                        --------    --------    ------    ----      ---
Total................................   $1,346.5    $1,326.1    $(20.4)    1.5%     255
                                        ========    ========    ======    ====      ===

                                                      12 Months or More
-                                     -------------------------------------------------
2004                                   Amortized   Fair   Unrealized % Below    # of
(Dollar amounts in millions)          cost or cost value    losses    cost   securities
----------------------------          ------------ ------ ---------- ------- ----------
Description of Securities
Fixed maturities:
   U.S. corporate....................    $285.6    $267.0   $(18.6)    6.5%      29
   State and municipal...............       0.3       0.3       --      --        1
   Non-U.S. corporate................      18.0      17.3     (0.7)    3.9%       4
   Asset Backed......................       1.6       1.6       --      --        1
   Mortgage Backed...................      57.6      56.1     (1.5)    2.6%      20
                                         ------    ------   ------    ----       --
Total temporarily impaired securities    $363.1    $342.3   $(20.8)    5.7%      55
                                         ======    ======   ======    ====       ==
% Underwater -- Fixed maturities
   (less than) 20% Underwater........    $338.2    $323.5   $(14.7)    4.3%      51
   20-50% Underwater.................      24.9      18.8     (6.1)   24.5%       4
   (greater than) 50% Underwater.....        --        --       --      --       --
                                         ------    ------   ------    ----       --
Total fixed maturities...............    $363.1    $342.3   $(20.8)    5.7%      55
                                         ======    ======   ======    ====       ==
Investment Grade.....................    $220.0    $208.2   $(11.8)    5.4%      40
Below Investment Grade...............     143.1     134.1     (9.0)    6.3%      15
Not rated equities...................        --        --       --      --       --
                                         ------    ------   ------    ----       --
Total................................    $363.1    $342.3   $(20.8)    5.7%      55
                                         ======    ======   ======    ====       ==

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2004, 2003 and 2002


                                                      Less than 12 Months
-                                     ---------------------------------------------------
2003                                   Amortized    Fair    Unrealized % Below    # of
(Dollar amounts in millions)          cost or cost  value     losses    cost   securities
----------------------------          ------------ -------- ---------- ------- ----------
Description of Securities
Fixed maturities:
   U.S. corporate....................   $1,039.4   $1,009.2   $(30.2)    2.9%     129
   U.S. government and agencies......        7.2        7.1     (0.1)    1.4%       2
   Non-U.S. government...............       14.2       14.1     (0.1)    0.7%       4
   State and municipal...............        0.9        0.9       --      --        2
   Non-U.S. corporate................      177.3      172.4     (4.9)    2.8%      41
   Asset Backed......................      224.1      220.2     (3.9)    1.7%      22
   Mortgage Backed...................      560.3      550.9     (9.4)    1.7%      79
                                        --------   --------   ------     ---      ---
Total temporarily impaired securities   $2,023.4   $1,974.8   $(48.6)    2.4%     279
                                        ========   ========   ======     ===      ===
% Underwater -- Fixed maturities
   (less than) 20% Underwater........   $2,023.3   $1,974.8   $(48.5)    2.4%     277
   20-50% Underwater.................         --         --       --      --       --
   (greater than) 50% Underwater.....        0.1         --     (0.1)    100%       2
                                        --------   --------   ------     ---      ---
Total fixed maturities...............   $2,023.4   $1,974.8   $(48.6)    2.4%     279
                                        ========   ========   ======     ===      ===
Investment Grade.....................   $1,905.1   $1,862.7   $(42.4)    2.2%     257
Below Investment Grade...............      118.3      112.1     (6.2)    5.2%      22
Not rated equities...................         --         --       --      --       --
                                        --------   --------   ------     ---      ---
Total................................   $2,023.4   $1,974.8   $(48.6)    2.4%     279
                                        ========   ========   ======     ===      ===

                                                        12 Months or More
-                                     -----------------------------------------------------
2003                                   Amortized              Unrealized % Below    # of
(Dollar amounts in millions)          cost or cost Fair value   losses    cost   securities
----------------------------          ------------ ---------- ---------- ------- ----------
Description of Securities
Fixed maturities:
   U.S. corporate....................    $268.2      $249.5     $(18.7)    7.0%      37
   Non-U.S. corporate................      46.1        42.8       (3.3)    7.2%       4
   Asset Backed......................      75.4        75.0       (0.4)    0.5%       6
   Mortgage Backed...................       3.9         3.8       (0.1)    2.6%       6
                                         ------      ------     ------    ----       --
Total temporarily impaired securities    $393.6      $371.1     $(22.5)    5.7%      53
                                         ======      ======     ======    ====       ==
% Underwater -- Fixed maturities
   (less than) 20% Underwater........    $370.7      $353.2     $(17.5)    4.7%      47
   20-50% Underwater.................      22.9        17.9       (5.0)   21.8%       6
   (greater than) 50% Underwater.....        --          --         --      --       --
                                         ------      ------     ------    ----       --
Total fixed maturities...............    $393.6      $371.1     $(22.5)    5.7%      53
                                         ======      ======     ======    ====       ==
Investment Grade.....................    $282.9      $273.0     $ (9.9)    3.5%      29
Below Investment Grade...............     110.7        98.1      (12.6)   11.4%      24
Not rated equities...................        --          --         --      --       --
                                         ------      ------     ------    ----       --
Total................................    $393.6      $371.1     $(22.5)    5.7%      53
                                         ======      ======     ======    ====       ==

   The investment securities at December 31, 2004 in an unrealized loss position for less than twelve months, account for $20.4 million or 49% of the total unrealized losses. Of the securities in this category, there was no security with an unrealized loss in excess of $5.0 million.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2004, 2003 and 2002


   The investment securities in an unrealized loss position for twelve months or more account for $20.8 million or 51% of the total unrealized losses. There are 35 fixed maturity securities in three industry groups that account for $14.0 million or 67% of the unrealized losses in this category.

   Twenty-two of these 35 securities are in the finance and insurance sector. Within this sector, no single issuer has unrealized losses greater than $5.0 million. The unrealized losses of the securities are due to a higher interest rate environment for the quarter ended December 31, 2004.

   Six of these 35 securities are in the transportation sector and are related to the airline industry. For those airline securities, which we have previously impaired, we expect to recover our carrying amount based upon underlying aircraft collateral values.

   The remaining 7 of these 35 securities are in the consumer non-cyclical sector. There is one issuer, comprising of one security, which represents $7 million. No other single issuer of fixed maturities in this sector has an unrealized loss greater than $5 million.

   The scheduled maturity distribution of the fixed maturity portfolio at December 31, 2004 follows. Expected maturities may differ from scheduled contractual maturities because issuers of securities may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollar amounts in millions)           Amortized cost Fair value
----------------------------           -------------- ----------
Due in one year less..................    $  411.5     $  413.7
Due after one year through five years.     1,886.2      1,938.3
Due after five years through ten years     1,603.9      1,662.9
Due after ten years...................       967.0        987.0
                                          --------     --------
   Subtotals..........................     4,868.6      5,001.9
Mortgage-backed securities............     1,311.1      1,319.7
Asset-backed securities...............       676.1        679.6
                                          --------     --------
   Totals.............................    $6,855.8     $7,001.2
                                          ========     ========

   As of December 31, 2004, $828.2 million of our investments (excluding mortgage and asset-backed securities) were subject to certain call provisions.

   As required by law, we have amounts invested, with governmental authorities and banks for the protection of policyholders, of $5.6 million and $5.7 million as of December 31, 2004 and 2003, respectively.

   As of December 31, 2004, securities issued by finance and insurance, utilities and energy and consumer -- non cyclical industry groups represented approximately 35%, 17% and 12% of our domestic and foreign corporate fixed maturities portfolio, respectively. No other industry group comprises more than 10% of our investment portfolio. This portfolio is widely diversified among various geographic regions in the U.S. and internationally, and is not dependent on the economic stability of one particular region.

   As of December 31, 2004, we did not hold any fixed maturity securities, which individually exceeded 10% of stockholder's interest.

   The Securities Valuation Office of the National Association of Insurance Commissioners (NAIC) evaluates bond investments of U.S. insurers for regulatory reporting purposes and assigns securities to one of six investment categories called "NAIC designations." The NAIC designations parallel the credit ratings of the Nationally Recognized Statistical Rating Organizations for marketable bonds. NAIC designations 1 and 2 include bonds considered investment grade (rated

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2004, 2003 and 2002

"Baa3" or higher by Moody's, or rated "BBB-" or higher by S&P) by such rating organizations. NAIC designations 3 through 6 include bonds considered below investment grade (rated "Ba1" or lower by Moody's, or rated "BB+" or lower by S&P).

   The following table presents our fixed maturities by NAIC and/or equivalent ratings of the Nationally Recognized Statistical Rating Organizations, as well as the percentage, based upon estimated fair value, that each designation comprises. Our non-U.S. fixed maturities generally are not rated by the NAIC and are shown based upon the equivalent rating of the Nationally Recognized Statistical Rating Organizations. Similarly, certain privately placed fixed maturities that are not rated by the Nationally Recognized Statistical Rating Organizations are shown based upon their NAIC designation. Certain fixed maturities, primarily non-U.S. fixed maturities, are not rated by the NAIC or the Nationally Recognized Statistical Rating Organizations and are so designated.

                                                     As of December 31,
                                   ------------------------------------------------------
                                              2004                        2003
(Dollar amounts in millions)       --------------------------  --------------------------
NAIC      Rating Agency Equivalent Amortized Estimated  % of   Amortized Estimated  % of
Rating          Designation          cost    fair value total    cost    fair value total
------    ------------------------ --------- ---------- -----  --------- ---------- -----
(Dollar amounts in millions)
    1      Aaa/Aa/A............... $3,982.0   $4,025.0   57.5% $5,719.0   $5,805.7   60.2%
    2      Baa....................  2,279.0    2,361.7   33.7%  2,951.8    3,059.4   31.7%
    3      Ba.....................    408.2      430.9    6.2%    460.5      481.6    5.0%
    4      B......................    135.6      135.5    1.9%    161.7      158.2    1.6%
    5      Caa and lower..........     30.7       26.9    0.4%    101.5       91.8    1.0%
    6      In or near default.....      7.1        7.8    0.1%     40.6       43.0    0.5%
Not rated  Not rated..............     13.2       13.4    0.2%      1.0        1.0     --
                                   --------   --------  -----  --------   --------  -----
           Total fixed maturities. $6,855.8   $7,001.2  100.0% $9,436.1   $9,640.7  100.0%
                                   ========   ========  =====  ========   ========  =====

   We have limited partnership commitments outstanding of $0.4 million and $7.4 million at December 31, 2004 and December 31, 2003, respectively.

  (b) Mortgage and Real Estate Portfolio

   For the years ended December 31, 2004 and 2003, respectively, we originated $28.0 million and $44.6 million of mortgages secured by real estate in California, which represents 14% and 9% of our total originations for those years.

   We have certain investment commitments to provide fixed-rate loans. The investment commitments, which would be collateralized by related properties of the underlying investments and held for investment purposes, involve varying elements of credit and market risk. We are committed to fund $6.1 million and $0 as of December 31, 2004 and 2003, respectively, in U.S. mortgage loans, which will be held for investment purposes.

   "Impaired" loans are defined under U.S. GAAP as loans for which it is probable that the lender will be unable to collect all amounts due according to the original contractual terms of the loan agreement. That definition excludes, among other things, leases or large groups of smaller-balance homogenous loans and therefore applies principally to our commercial loans.

   Under these principles, we have two types of "impaired" loans: loans requiring allowances for losses (none as of December 31, 2004 and 2003) and loans expected to be fully recoverable because the carrying amount has been reduced previously through charge-offs or deferral of income recognition ($0.8 million and $1.2 million as of December 31, 2004 and 2003, respectively). Average investment in impaired loans during December 31, 2004, 2003 and 2002 was $1.1 million, $2.8 million and $5.1 million and interest income earned on these loans while they were considered impaired was $0, $0.1 million and $0.5 million for the years ended December 31, 2004, 2003 and 2002, respectively.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2004, 2003 and 2002


   The following table presents the activity in the allowance for losses during the years ended December 31, 2004, 2003 and 2002:

(Dollar amounts in millions)                          2004  2003   2002
----------------------------                         -----  ----- -----
Balance at January 1................................ $10.4  $ 8.9 $18.2
(Benefit) provision (credited) charged to operations   1.0    1.5  (9.3)
Transfers...........................................  (0.6)    --    --
Amounts written off, net of recoveries..............  (0.4)    --    --
                                                     -----  ----- -----
Balance at December 31.............................. $10.4  $10.4 $ 8.9
                                                     =====  ===== =====

   During 2002, as part of our on-going analysis of exposure to losses arising from mortgage loans, we recognized $11.6 million reduction in its allowance for losses.

   The allowance for losses on mortgage loans at December 31, 2004, 2003 and 2002 represented 0.9%, 0.8% and 0.8% of gross mortgage loans, respectively. Non-income producing mortgage loans were $0.8 million and $0 of December 31, 2004 and 2003, respectively.

(3)Deferred Acquisition Costs

   Activity impacting deferred acquisition costs for the years ended December 31, 2004, 2003 and 2002 was as follows:

(Dollar amounts in millions)                           2004    2003     2002
----------------------------                         -------  ------  -------
Unamortized balance at January 1.................... $ 923.8  $843.3  $ 838.2
Cost deferred.......................................    89.1   167.7    116.3
Amortization, net...................................   (23.6)  (87.2)  (111.2)
Transfers due to reinsurance transactions with UFLIC  (734.1)     --       --
                                                     -------  ------  -------
Unamortized balance at December 31..................   255.2   923.8    843.3
Cumulative effect of net unrealized investment gains    (7.1)  (26.8)   (16.1)
                                                     -------  ------  -------
Balance at December 31.............................. $ 248.1  $897.0  $ 827.2
                                                     =======  ======  =======

(4)Intangible Assets and Goodwill

   At December 31, 2004 and 2003 the gross carrying amount and accumulated amortization of intangibles subject to amortization were as follows:

                                                      2004                  2003
-                                             --------------------  --------------------
                                               Gross                 Gross
                                              Carrying Accumulated  Carrying Accumulated
(Dollar amounts in millions)                   Amount  Amortization  Amount  Amortization
----------------------------                  -------- ------------ -------- ------------
Present value of future profits ("PVFP").....  $123.7     $(27.6)    $508.8    $(380.7)
Capitalized software.........................    31.1      (11.9)      26.2      (10.1)
Deferred sales inducements to contractholders     5.7       (0.4)        --         --
All other....................................     1.0       (1.0)       1.0       (0.6)
                                               ------     ------     ------    -------
Total........................................  $161.5     $(40.9)    $536.0    $(391.4)
                                               ======     ======     ======    =======

  (a) Present Value of Future Profits

   The method used by us to value PVFP in connection with acquisitions of life insurance entities is summarized as follows: (1) identify the future gross profits attributable to certain lines of business, (2) identify the risks inherent in realizing those gross profits and (3) discount those gross profits at the rate of return that we must earn in order to accept the inherent risks.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2004, 2003 and 2002


   The following table presents the activity in PVFP for the years ended December 31, 2004, 2003 and 2002:

(Dollar amounts in millions)                                                    2004    2003    2002
----------------------------                                                   ------  ------  ------
Unamortized balance at January 1.............................................. $173.9  $202.2  $235.1
Interest accreted as 5.2%, 5.4% and 6.0% for December 31, 2004, 2003 and 2002,
  respectively................................................................    7.1    10.2    13.2
Amortization..................................................................  (27.6)  (38.5)  (46.1)
Amounts transferred in connection with reinsurance transactions with UFLIC....  (23.7)     --      --
                                                                               ------  ------  ------
Unamortized balance December 31...............................................  129.7   173.9   202.2
Cumulative effect of net unrealized investment gains..........................  (33.6)  (45.8)  (13.4)
                                                                               ------  ------  ------
Balance at December 31........................................................ $ 96.1  $128.1  $188.8
                                                                               ======  ======  ======

   The estimated percentage of the December 31, 2004 balance, before the effect of unrealized investment gains or losses, to be amortized over each of the next five years is as follows:

2005 11.2%
2006  9.7%
2007  8.7%
2008  7.4%
2009  6.8%

  (b) Goodwill

   As of December 31, 2004 goodwill was comprised of the following:

                             Retirement
                              Income &
(Dollar amounts in millions) Investments Protection Total
---------------------------- ----------- ---------- ------
Balance at December 31, 2002    $54.8      $52.6    $107.4
Additions...................      5.0        4.9       9.9
                                -----      -----    ------
Balance at December 31, 2003     59.8       57.5     117.3
Impairment..................     59.8         --      59.8
                                -----      -----    ------
Balance at December 31, 2004    $  --      $57.5    $ 57.5
                                =====      =====    ======

   As a result of the reinsurance transactions with UFLIC described in Note 5, we were not able to transfer any goodwill, as the reinsurance transactions with UFLIC did not constitute the disposition of a business. However, as the reinsurance transactions with UFLIC represented a significant portion of our operations, we were required to test goodwill for impairment and recognized an impairment charge of $59.8 million in the Retirement Income and Investments reporting unit for the year ended December 31, 2004. The fair value of that reporting unit was estimated using the expected present value of future cash flows.

(5)Reinsurance

   On April 15, 2004, we entered into reinsurance transactions in which we ceded to Union Fidelity Life Insurance Company, an affiliate, substantially all of our in-force blocks of variable annuities and structured settlements. Our in-force variable annuity contracts, excluding the GERA(TM) product that was not reinsured, had aggregate general account reserves of $2.5 billion as of January 1, 2004. Our in-force structured settlements reinsured had aggregate policyholder reserves of $0.3 billion as of January 1, 2004. At December 31, 2004, the in-force blocks of variable annuities and structured settlements

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2004, 2003 and 2002

ceded to UFLIC had aggregate policyholder reserves of $2.4 billion and $0.2 billion, respectively. The reinsurance transactions with UFLIC were completed and accounted for at book value. We transferred investment assets to UFLIC in exchange for the reinsurance recoverable asset from UFLIC in the amount of $2.1 billion at January 1, 2004. UFLIC also assumed any benefit or expense resulting from third party reinsurance that we have on this block of business. We have $7.6 billion in retained assets that are attributable to the separate account portion of the variable annuity business and will make any payments with respect to that separate account portion directly from these assets. The reinsurance transactions with UFLIC will be reported on our tax returns at fair value as determined for tax purposes, giving rise to a net reduction in current and deferred income tax liabilities and resulting in a net tax benefit. Under these reinsurance agreements, we continue to perform various management, administration and support services and receive an expense allowance from UFLIC to reimburse us for costs we incur to service the reinsured blocks. Actual costs and expense allowance amounts will be determined by expense studies to be conducted periodically.

   Although we are not relieved of our primary obligations to the contractholders, the reinsurance transactions with UFLIC transfer the future financial results of the reinsured blocks to UFLIC. To secure the payment of its obligations to us under these reinsurance agreements, UFLIC has established trust accounts to maintain an aggregate amount of assets with a statutory book value at least equal to the statutory general account reserves attributable to the reinsured business less an amount required to be held in certain claims paying accounts. A trustee will administer the trust accounts and we will be permitted to withdraw from the trust accounts amounts due to us pursuant to the terms of the reinsurance agreements that are not otherwise paid by UFLIC.

   Concurrently with the consummation of the reinsurance transactions with UFLIC, we paid a dividend to our stockholders consisting of cash and securities. A portion of this dividend, together with amounts paid by certain of our affiliates, was used by GE Financial Assurance Holdings, Inc. to make a capital contribution to UFLIC. The aggregate value of the dividend was $409.5 million, consisting of cash in the amount of $30.4 million and securities in the amount of $379.1 million.

   We are involved in both the cession and assumption of reinsurance with other companies. Our reinsurance consists primarily of long-duration contracts that are entered into with financial institutions and related party reinsurance. Although these reinsurance agreements contractually obligate the reinsurers to reimburse us, they do not discharge us from our primary liabilities and we remain liable to the extent that the reinsuring companies are unable to meet their obligations.

   In order to limit the amount of loss retention, certain policy risks are reinsured with other insurance companies. The maximum of individual ordinary life insurance normally retained by any one insured with an issue age up to and including 75 is $1.0 million and for issue ages over 75 is $0.1 million. Certain Medicare supplement insurance policies are reinsured on either a quota share or excess of loss basis. We also use reinsurance for guaranteed minimum death benefit ("GMDB") options on most of our variable annuity products. We monitor both the financial condition of individual reinsurers and risk concentrations arising from similar geographic regions, activities and economic characteristics of reinsurers to lessen the risk of default by such reinsurers. Other than with UFLIC, at December 31, 2004, we had no significant concentrations of variable annuity net at risk reinsurance with any one reinsurer that could have a material impact on our results of operations. At December 31, 2004, 28.5% of our reinsured life insurance net at risk exposure was with one company.

   Net life insurance in force as of December 31 is summarized as follows:

(Dollar amounts in millions)            2004       2003       2002
----------------------------         ---------  ---------  ---------
Direct life insurance in force...... $24,723.4  $26,889.2  $28,964.5
Amounts ceded to other companies....  (4,045.2)  (4,129.4)  (4,575.9)
Amounts assumed from other companies   1,863.3    1,970.2    2,092.9
                                     ---------  ---------  ---------
Net in force........................ $22,541.5  $24,730.0  $26,481.5
                                     =========  =========  =========
Percentage of amount assumed to net.       8.3%       8.0%       7.9%
                                     =========  =========  =========

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2004, 2003 and 2002


   The effects of reinsurance on premiums earned for the years ended December 31, 2004, 2003 and 2002 were as follows:

(Dollar amounts in millions)         2004    2003    2002
----------------------------        ------  ------  ------
Direct............................. $110.8  $122.9  $117.9
Assumed............................    2.5     2.5     4.8
Ceded..............................  (16.5)  (21.4)  (17.4)
                                    ------  ------  ------
Net premiums earned................ $ 96.8  $104.0  $105.3
                                    ======  ======  ======
Percentage of amount assumed to net    2.6%    2.4%    4.6%
                                    ======  ======  ======

   Due to the nature of our insurance contracts, premiums earned approximate premiums written.

   Reinsurance recoveries recognized as a reduction of benefits amounted to $1,038.7 million, $77.7 million and $87.6 million for the years ended December 31, 2004, 2003 and 2002, respectively.

(6)Future Annuity and Contract Benefits

  (a) Investment Contracts

   Investment contracts are broadly defined to include contracts without significant mortality or morbidity risk. Payments received from sales of investment contracts are recognized by providing a liability equal to the current account value of the policyholder's contracts. Interest rates credited to investment contracts are guaranteed for the initial policy term with renewal rates determined as necessary by management.

  (b) Insurance Contracts

   Insurance contracts are broadly defined to include contracts with significant mortality and/or morbidity risk. The liability for future benefits of insurance contracts is the present value of such benefits less the present value of future net premiums, based on mortality, morbidity and other assumptions, which were appropriate at the time the policies were issued or acquired. These assumptions are periodically evaluated for potential reserve deficiencies. Reserves for cancelable accident and health insurance are based upon unearned premiums, claims incurred but not reported and claims in the process of settlement. This estimate is based on our experience and the experience of the insurance industry, adjusted for current trends. Any changes in the estimated liability are reflected in income as the estimates are revised.

   The following chart summarizes the major assumptions underlying our recorded liabilities for future annuity and contract benefits:

                                                       Mortality/                  December 31,
                                             Withdraw  Morbidity  Interest Rate ------------------
(Dollar amounts in millions)                Assumption Assumption  Assumption     2003     2004
----------------------------                ---------- ---------- ------------- -------- ---------
Investment contracts.......................    N/A        N/A          N/A      $7,419.5 $ 7,920.2
Limited payment contracts..................    None       (a)      4.0% -7.6%       51.9     162.4
Traditional life insurance contracts.......  Company
                                            Experience    (b)      6.0% - 7.5%     309.2     324.6
Universal life type contracts..............    N/A        N/A          N/A       1,769.1   1,780.2
Accident and health........................  Company
                                            Experience    (c)      4.5% - 7.0%      54.9      53.8
                                                                                -------- ---------
Total future annuity and contracts benefits                                     $9,604.6 $10,241.2
                                                                                ======== =========

--------
(a)Either the United States Population Table, 1983 Group Annuitant Mortality Table or 1983 Individual Annuity Mortality Table and Company experience.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2004, 2003 and 2002

(b)Principally modifications of the 1965-70 or 1975-80 Select and Ultimate Tables and Company experience.
(c)The 1958 Commissioner's Standard Ordinary Table, 1964 modified and 1987 Commissioner's Disability Tables and Company experience.

(7)Income Taxes

   The total provision (benefit) for income taxes attributable to continuing operations for the years ended December 31, 2004, 2003 and 2002 consisted of the following components:

(Dollar amounts in millions)      2004    2003   2002
----------------------------    -------  ------  -----
Current federal income tax..... $  34.2  $(21.4) $19.8
Deferred federal income tax....  (166.6)   18.3   20.8
                                -------  ------  -----
   Subtotal-federal income tax.  (132.4)   (3.1)  40.6
                                -------  ------  -----
Current state income tax.......    (3.5)     --    1.3
Deferred state income tax......    (7.4)     --    1.0
                                -------  ------  -----
   Subtotal-state income tax...   (10.9)     --    2.3
                                -------  ------  -----
       Total income tax........ $(143.3) $ (3.1) $42.9
                                =======  ======  =====

   The reconciliation of the federal statutory rate to the effective income tax rate on income from continuing operations for the years ended December 31, 2004, 2003 and 2002 is as follows:

(Dollar amounts in millions)                          2004    2003   2002
----------------------------                        ------   -----   ----
Statutory U.S. federal income tax rate.............   35.0%   35.0%  35.0%
State income tax, net of federal income tax benefit   (4.2)   (0.1)   0.5
Non-deductible goodwill amortization...............   37.8      --     --
Dividends-received deduction.......................  (11.9)  (53.1)  (9.1)
Reinsurance transactions with UFLIC................ (315.9)     --     --
Other, net.........................................    0.4    (0.8)   0.6
                                                    ------   -----   ----
   Effective rate.................................. (258.8)% (19.0)% 27.0%
                                                    ======   =====   ====

   The components of the net deferred income tax asset (liability) at December 31, 2004 and 2003 are as follows:

(Dollar amounts in millions)                           2004    2003
----------------------------                          ------ -------
Assets:
   Insurance reserves amounts........................ $ 65.7 $ 118.9
   Investments.......................................     --    11.1
   Net unrealized losses on investment securities....     --      --
   Net unrealized losses on derivatives..............     --      --
   Accruals..........................................   17.5    21.9
   Deferred tax losses...............................   11.0      --
   Other.............................................   28.8     0.6
                                                      ------ -------
       Total deferred income tax asset...............  123.0   152.5
                                                      ------ -------
Liabilities:
   Net unrealized gains on investment securities.....   38.7    47.3
   Net unrealized gains on derivatives...............    1.9     0.3
   Investments.......................................   10.4      --
   Present value of future profits...................   22.4    39.7
   Deferred acquisition costs........................    4.5   234.6
   Other.............................................   39.2     5.3
                                                      ------ -------
       Total deferred income tax liability...........  117.1   327.2
                                                      ------ -------
       Net deferred income tax asset (liability)..... $  5.9 $(174.7)
                                                      ====== =======

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2004, 2003 and 2002


   The significant changes in our deferred tax components related to insurance reserves, deferred acquisition costs, present value of future profits and investments are directly attributable to the reinsurance transactions with UFLIC.

   Based on our analysis, management believes it is more likely than not that the results of future operations and implementation of tax planning strategies will generate sufficient taxable income to enable us to realize remaining deferred tax assets. Accordingly, no valuation allowance for deferred tax assets is deemed necessary.

   We paid federal and state taxes of $38.1 million for the year ended December 31, 2004. We paid federal and state taxes of $7.3 million for the year ended December 31, 2003. For the year ended December 31, 2002, we received refunds of $16.4 million.

   At December 31, 2004 and 2003, the deferred income tax asset was $5.9 million and the deferred income tax liability was $174.7 million, respectively. At December 31, 2004 and 2003, the current income tax receivable was $2.6 million and the current income tax liability was $4.8 million, respectively.

(8)Related Party Transactions

   We pay investment advisory fees and other fees to affiliates. Amounts incurred for these items aggregated $19.3 million, $60.7 million and $36.8 million for the years ended December 31, 2004, 2003 and 2002, respectively. We charge affiliates for certain services and for the use of facilities and equipment, which aggregated $14.3 million, $55.6 million and $58.4 million, for the years ended December 31, 2004, 2003 and 2002, respectively.

   In May 2002, we entered into an investment management agreement with GEAM under which we paid $6.9 million in 2004 and $10.5 million in 2003 to GEAM as compensation for the investment services.

   During 2002, we sold certain assets to an affiliate at a fair value established as if it were an arms-length, third party transaction, which resulted in a gain of $17.6 million.

   GE Capital has guaranteed certain obligations under floating-rate funding agreements with a final maturity on or before June 30, 2005. This guarantee covers our obligations to contractholders and requires us to reimburse GE Capital for any payments made to contractholders under the guarantee. As of December 31, 2004, GE Capital's guarantee covered $858.0 million of outstanding floating-rate funding agreements.

   We pay interest on outstanding amounts under a credit funding agreement with GNA Corporation, the parent company of GECA. We have a credit line of $500 million with GNA. Interest expense under this agreement was $0.1 million, $0.1 million and $0.1 million for the years ended December 31, 2004, 2003 and 2002 respectively. We pay interest at the cost of funds of GNA Corporation, which were 2.2%, 1.3% and 2.0%, as of December 31, 2004, 2003 and 2002, respectively. The amounts outstanding as of December 31, 2004 and 2003 were $10.7 million and $6.3 million, respectively and are included with other liabilities in the Consolidated Balance Sheets.

(9)Litigation

   We face a significant risk of litigation and regulatory investigations and actions in the ordinary course of operating our businesses, including class action lawsuits. Our pending legal and regulatory actions include proceedings specific to us and others generally applicable to business practices in the industries in which we operate. Plaintiffs in class action and other lawsuits against us may seek very large or indeterminate amounts, including punitive and treble damages, which may remain unknown for substantial periods of time. A substantial legal liability or a significant regulatory action against us could have an adverse effect on our financial condition and results of operations. Moreover, even if we ultimately prevail in the litigation, regulatory action or investigation, we could suffer significant reputational harm, which could have an adverse effect on our business, financial condition or results of operations.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2004, 2003 and 2002


   We were named as a defendant in a lawsuit, McBride v. Life Insurance Co. of Virginia dba GE Life and Annuity Assurance Co., related to the sale of universal life insurance policies. The complaint was filed on November 1, 2000, in Georgia state court, as a class action on behalf of all persons who purchased certain universal life insurance policies and alleges improper practices in connection with the sale and administration of universal life policies. The plaintiffs sought unspecified compensatory and punitive damages. On December 1, 2000, we removed the case to the U.S. District Court for the Middle District of Georgia. We have vigorously denied liability with respect to the plaintiff's allegations. Nevertheless, to avoid the risks and costs associated with protracted litigation and to resolve our differences with policyholders, we agreed in principle on October 8, 2003 to settle the case on a nationwide class basis. The settlement provides benefits to the class, and allows us to continue to serve our customers' needs undistracted by disruptions caused by litigation. The court gave final approval to the settlement on August 12, 2004. In the third quarter of 2003, we accrued $50 million in reserves relating to this litigation, which represents our best estimate of bringing this matter to conclusion. The precise amount of payments in this matter cannot be estimated because they are dependent upon the number of individuals who ultimately will seek relief in the claim form process of the class settlement, the identity of such claimants and whether they are entitled to relief under the settlement terms and the nature of the relief to which they are entitled. That process is currently underway. In addition, approximately 650 class members elected to exclude themselves from the class action settlement. In the fourth quarter of 2004, we reached an agreement in principle to settle the threatened claims of policyholders who had excluded approximately 512 policies from the class action settlement. At that time, we accrued a reserve for the settlement in principle. We have also been named as a defendant in six lawsuits brought by 67 class members who elected to exclude themselves from the class action settlement. We cannot determine at this point whether or how many other class members who have excluded themselves from the class action will initiate individual actions against us, or the effect of such suits or claims, including the six pending lawsuits, on our financial condition, results of operations or business reputation.

   In addition, we were named as a defendant in five lawsuits brought by individuals claiming that William Maynard, one of our former dedicated sales specialists, and Anthony Allen, one of our former independent producers, converted customer monies and engaged in various fraudulent acts. The five cases are, Monger v. Allen, Maynard, and GE Life and Annuity Assurance Company ("GELAAC") (filed October 24, 2003), Warfel v. Allen, Maynard, adVenture Publishing, and GELAAC (filed February 6, 2004), Hanrick v. Allen, Maynard and GELAAC (filed March 10, 2004), Modlin v. Allen, et al. (filed June 17, 2004), and Clark v. Allen, 66 et al. (filed June 25, 2004). The Monger and Hanrick cases have been settled. The remaining three cases are in their preliminary stages and are pending in the state court of Cumberland County, North Carolina. The suits allege that GELAAC failed to properly supervise Allen and Maynard and that GELAAC is responsible for Allen's and Maynard's conduct. Specifically, Monger alleged conversion, negligence, fraudulent misrepresentation, constructive fraud, unfair and deceptive trade practices, violations of the Investment Company Act of 1940 and negligent supervision. Warfel alleged breach of contract, coversion, breach of fiduciary duty, fraud, constructive fraud, negligent misrepresentation, negligent supervision and unfair and deceptive trade practices. Hanrick alleged conversion, negligence, fraudulent misrepresentation, constructive fraud, unfair and deceptive trade practices and negligent supervision. Modlin and Clark make similar allegations. The total amount allegedly invested by the plaintiffs in the three unresolved actions is approximately $883,000. The plaintiff in Warfel seeks damages of $1.4 million and the plaintiffs in Modlin and Clark seek unspecified compensatory damages. In addition, each plaintiff seeks treble damages, as well as punitive damages of an unspecified amount. Additionally, in the fourth quarter of 2004, we reached an agreement in principle to settle the threatened claims of a putative class of individuals who had dealings with Allen and Maynard. At that time we accrued a reserve for the settlement in principle. In October 2003, Allen and Maynard were arrested and charged with conversion in Cumberland County, North Carolina for allegedly failing to remit $30,000 in premiums that they received from a client to GELAAC. Allen has also been indicted in Cumberland County, North Carolina for converting the funds of numerous other individuals. We cannot determine the ultimate outcome of these suits or any related or similar suits or claims will be asserted against us in the future, or the effect of such suits or claims on our financial condition, results of operations or reputation.

(10)Fair Value of Financial Instruments

   Assets and liabilities that are reflected in the Consolidated Financial Statements at fair value are not included in the following disclosure of fair value; such items include cash and cash equivalents, investment securities, separate accounts and

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2004, 2003 and 2002

derivative financial instruments. Other financial assets and liabilities -- those not carried at fair value -- are discussed below. Apart from certain of our borrowings and certain marketable securities, few of the instruments discussed below are actively traded and their fair values must often be determined using models. The fair value estimates are made at a specific point in time, based upon available market information and judgments about the financial instruments, including estimates of the timing and amount of expected future cash flows and the credit standing of counterparties. Such estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the financial instrument.

   The bases on which we estimate fair values are as follows:

      Mortgage loans. Based on quoted market prices, recent transactions and/or discounted future cash flows, using rates at which similar loans would have been made to similar borrowers.

      Other financial instruments. Based on comparable market transactions, discounted future cash flows, quoted market prices and/or estimates of the cost to terminate or otherwise settle obligations.

      Borrowings.  Based on market quotes or comparables.

      Investment contract benefits. Based on expected future cash flows, discounted at currently offered discount rates for immediate annuity contracts or cash surrender value for single premium deferred annuities.

      Policy Loans.  Carrying value approximates estimated fair value.

      All other instruments. Based on comparable market transactions, discounted future cash flows, quoted market prices and /or estimates of the cost to terminate or otherwise settle obligations.

   The following represents the fair value of financial assets and liabilities at December 31,

                                           2004                           2003
                              -----------------------------  -----------------------------
                                   Assets (Liabilities)           Assets (Liabilities)
                              -----------------------------  -----------------------------
(Dollar amounts in            Notional  Carrying  Estimated  Notional  Carrying  Estimated
millions)                      Amount    Amount   Fair Value  Amount    Amount   Fair Value
---------                     -------- ---------  ---------- -------- ---------  ----------
Assets:
       Mortgage loans........     (a)  $ 1,207.7  $ 1,252.4      (a)  $ 1,262.3  $ 1,309.7
       Policy Loans..........     (a)      148.4      148.4      (a)      138.5      138.5
       Other financial
         instruments.........     (a)       23.1       23.1      (a)        0.9        0.9
Liabilities:
   Borrowings and
     related instruments:
       Borrowings............     (a)      (10.7)     (10.7)     (a)       (6.3)      (6.3)
       Investment
         contract
         benefits............     (a)   (7,419.5)  (7,492.6)     (a)   (7,920.2)  (7,969.9)
   Other firm
     commitments:
       Ordinary course
         of business
         lending
         commitments.........  $31.5          --         --      --          --         --
   Commitments to fund
     limited partnerships....  $ 0.4          --         --    $7.4          --         --

--------
(a)These financial instruments do not have notional amounts.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2004, 2003 and 2002


   A reconciliation of current period changes for the years ended December 31, 2004 and 2003, net of applicable income taxes in the separate component of stockholder's interest labeled "derivatives qualifying as hedges", follows:

(Dollar amounts in millions)                              2004  2003
----------------------------                              ---- -----
Net Other Comprehensive Income Balances as of January 1.. $0.4 $ 2.3
Current period decreases (increases) in fair value -- net  2.1  (0.3)
Reclassification to earnings, net........................  0.8  (1.6)
                                                          ---- -----
Balance at December 31................................... $3.3 $ 0.4
                                                          ==== =====

Hedges of Future Cash Flows

   There was $0 of ineffectiveness reported in the twelve months ended December 31, 2004 and 2003 in the fair values of hedge positions. There were no amounts excluded from the measure of effectiveness in the twelve months ended
December 31, 2004 and 2003 related to the hedge of future cash flows.

   The $3.3 million, net of taxes, recorded in stockholder's interest at December 31, 2004 is expected to be reclassified to future income, contemporaneously with and primarily offsetting changes in interest expense and interest income on floating-rate instruments. Of this amount $0.8 million, net of income taxes, is expected to be reclassified to earnings in the year ending December 31, 2005. Actual amounts may vary from this amount as a result of market conditions. The amount of $0.8 million, net of income taxes, was reclassified to earnings in the year ended December 31, 2004. The amount of $(1.6) million, net of income taxes, was reclassified to earnings in the year ended December 31, 2003. No amounts were reclassified to earnings during the year ended December 31, 2004 and 2003 in connection with forecasted transactions that were no longer considered probable of occurring.

Derivatives Not Designated as Hedges

   We use derivatives to hedge exposures when it makes economic sense to do so, including circumstances in which the hedging relationship does not qualify for hedge accounting as described in the following paragraph. We will also occasionally receive derivatives in the ordinary course of business. Under SFAS 133, derivatives that do not qualify for hedge accounting are marked to market through earnings.

   For certain liabilities, we engage both OTC and exchange traded financial derivatives to hedge the economic risk associated with changes in interest rates, equity prices and equity implied volatility. Although these instruments are considered to be derivatives under SFAS 133, our economic risk is similar to, and managed on the same basis as other equity instruments we hold.

(11)Non-controlled Entities

   One of the most common forms of off-balance sheet arrangements is asset securitization. We use GE Capital sponsored and third party entities to facilitate asset securitizations. As part of this strategy, management considers the relative risks and returns of our alternatives and predominately uses GE Capital sponsored entities. Management believes these transactions could be readily executed through third party entities at insignificant incremental cost.

   The following table summarizes the current balance of assets sold to Special Purpose Entities ("SPEs") at December 31:

(Dollar amounts in millions)   2004   2003
----------------------------  ------ ------
Assets secured by:
   Commercial mortgage loans. $112.7 $137.1
   Fixed maturities..........   86.4  105.4
   Other receivables.........   98.8  107.3
                              ------ ------
       Total assets.......... $297.9 $349.8
                              ====== ======

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2004, 2003 and 2002


   Each of the categories of assets shown in the table above represents portfolios of assets that are highly rated. Examples of each category include: commercial mortgage loans -- loans on diversified commercial property; fixed maturities- domestic and foreign, corporate and government securities; other receivables -- primarily policy loans.

   We evaluate the economic, liquidity and credit risk related to the above SPEs and believe that the likelihood is remote that any such arrangements could have a significant adverse effect on our operations, cash flows, or financial position. Financial support for certain SPE's is provided under credit support agreements, in which Genworth Financial provides limited recourse for a maximum of $119 million of credit losses in such entities. Assets with credit support are funded by demand notes that are further enhanced with support provided by GE Capital. We may record liabilities, for such guarantees based on our best estimate of probable losses. To date, no SPE has incurred a loss.

   Sales of securitized assets to SPEs result in a gain or loss amounting to the net of sales proceeds, the carrying amount of net assets sold, the fair value of servicing rights and retained interests and an allowance for losses. There were no securitization transactions in 2004 and 2003. Sales resulted in net gains on securitizations of approximately $5.8 million in 2002. The net realized gains and losses are included in net realized gains within our Consolidated Statements of Income

   Retained interests and recourse obligations related to such sales that are recognized in our consolidated financial statements are as follows:

                                  December 31,
                             ----------------------
                                2004       2003
                             ---------- -----------
                                  Fair        Fair
(Dollar amounts in millions) Cost Value Cost  Value
---------------------------- ---- ----- ----- -----
Retained interests -- assets $9.7 $11.5 $14.5 $15.6
Servicing assets............   --    --    --    --
Recourse liability..........   --    --    --    --
                             ---- ----- ----- -----
Total....................... $9.7 $11.5 $14.5 $15.6
                             ==== ===== ===== =====

   Retained interest. When we securitize receivables, we determine fair value based on discounted cash flow models that incorporate, among other things, assumptions including credit losses, prepayment speeds and discount rates. These assumptions are based on our experience, market trends and anticipated performance related to the particular assets securitized. Subsequent to recording retained interests, we review recorded values quarterly in the same manner and using current assumptions.

   Servicing assets. Following a securitization transaction, we retain the responsibility for servicing the receivables, and as such, are entitled to receive an ongoing fee based on the outstanding principal balances of the receivables. There are no servicing assets nor liabilities recorded as the benefits of servicing the assets are adequate to compensate an independent servicer for its servicing responsibilities.

   Recourse liability. As described previously, under credit support agreements we provide recourse for credit losses in special purpose entities. We provide for expected credit losses under these agreements and such amounts approximate fair value.

(12)Restrictions on Dividends

   Insurance companies are restricted by state regulations departments as to the aggregate amount of dividends they may pay to their parent in any consecutive twelve-month period without regulatory approval. Generally, dividends may be paid out of earned surplus without approval with thirty days prior written notice within certain limits. The limits are generally based on the lesser of 10% of the prior year surplus or prior year net gain from operations. Dividends in excess of the prescribed limits or our earned surplus require formal approval from the Commonwealth of Virginia State Corporation

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2004, 2003 and 2002

Commission, Bureau of Insurance. Based on statutory results as of December 31, 2004, we are able to distribute $67.2 million in dividends in 2005 without obtaining regulatory approval.

   Concurrently with the consummation of the reinsurance transactions with UFLIC, we paid a dividend to our stockholders consisting of cash and securities. A portion of this dividend, together with amounts paid by certain of our affiliates, was used by GE Financial Assurance Holdings, Inc. to make a capital contribution to UFLIC. The aggregate value of the dividend was $409.5 million, consisting of cash in the amount of $30.4 million and securities in the amount of $379.1 million.

   In addition to the dividend in connection with the reinsurance transaction with UFLIC, we declared and paid dividends of $9.6 million for each of the years ended December 31, 2004, 2003 and 2002.

(13)Supplementary Financial Data

   We file financial statements with state insurance regulatory authorities and the National Association of Insurance Commissioners ("NAIC") that are prepared on an accounting basis prescribed by such authorities (statutory basis). Statutory accounting practices differ from U.S. GAAP in several respects, causing differences in reported net income and stockholder's interest. Permitted statutory accounting practices encompass all accounting practices not so prescribed but that have been specifically allowed by state insurance authorities. We have no permitted accounting practices.

   For the years ended December 31, 2004, 2003 and 2002, statutory net (loss) income and statutory capital and surplus is summarized below:

(Dollar amounts in millions)   2004   2003    2002
----------------------------  ------ ------  ------
Statutory net income (loss).. $105.8 $(28.0) $(48.8)
Statutory capital and surplus $817.2 $562.4  $550.7

   The NAIC has adopted Risk Based Capital ("RBC") requirements to evaluate the adequacy of statutory capital and surplus in relation to risks associated with
(i) asset risk, (ii) insurance risk, (iii) interest rate risk and (iv) business risks. The RBC formula is designated as an early warning tool for the states to identify possible under-capitalized companies for the purpose of initiating regulatory action. In the course of operations, we periodically monitor our RBC level. At December 31, 2004 and 2003 we exceeded the minimum required RBC levels.

(14)Operating Segment Information

   During the fourth quarter 2003, we redefined our operating segments. Management realigned the business on a product line and market basis to intensify its focus on return on equity, optimum deployment of capital and distribution effectiveness. As a result of this change, our operations are conducted under two reporting segments corresponding to customer needs:
Retirement Income and Investments and Protection.

   Retirement Income and Investments is comprised of products offered to individuals who want to accumulate tax-deferred assets for retirement, desire a tax-efficient source of income and seek to protect against outliving their assets and to institutions seeking investment products.

   Protection is comprised of products offered to consumers to provide protection against financial hardship after the death of an insured and to protect income and assets from the adverse economic impacts of significant health care costs. See Note (1)(c) for further discussion of our principal product lines within these two segments.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2004, 2003 and 2002


   The following is a summary of industry segment activity for December 31, 2004, 2003 and 2002:

                                                                         Retirement
(Dollar amounts in millions)                                             Income and             Corporate
December 31, 2004 -- Segment Data                                        Investments Protection and Other Consolidated
---------------------------------                                        ----------- ---------- --------- ------------
Net investment income...................................................  $   238.5   $  140.3  $   42.2   $   421.0
Net realized investment gains...........................................         --         --       5.7         5.7
Premiums................................................................        0.4       96.4        --        96.8
Other revenues..........................................................       40.0      136.4        --       176.4
                                                                          ---------   --------  --------   ---------
   Total revenues.......................................................      278.9      373.1      47.9       699.9
                                                                          ---------   --------  --------   ---------
Interest credited, benefits and other changes in policy reserves........      202.4      271.6        --       474.0
Underwriting, acquisition and insurance expenses, net of deferrals......       17.1       31.1      15.0        63.2
Amortization of deferred acquisition costs and intangibles..............       78.6       28.7        --       107.3
                                                                          ---------   --------  --------   ---------
   Total benefits and expenses..........................................      298.1      331.4      15.0       644.5
                                                                          ---------   --------  --------   ---------
Income before income taxes and cumulative effect of change in accounting
  principle.............................................................      (19.2)      41.7      32.9        55.4
   Provision (benefit) for income taxes.................................        8.2       14.8    (166.3)     (143.3)
                                                                          ---------   --------  --------   ---------
   Income (loss) before cumulative effect of change in accounting
     principle..........................................................      (27.4)      26.9     199.2       198.7
   Cumulative effect of change in accounting principle, net of tax......        0.7         --        --         0.7
                                                                          =========   ========  ========   =========
   Net income (loss)....................................................  $   (26.7)  $   26.9  $  199.2   $   199.4
                                                                          =========   ========  ========   =========
Total assets............................................................  $16,742.4   $2,745.7  $1,344.5   $20,832.6
                                                                          =========   ========  ========   =========

                                                                   Retirement
(Dollar amounts in millions)                                       Income and             Corporate
December 31, 2003 -- Segment Data                                  Investments Protection and Other Consolidated
---------------------------------                                  ----------- ---------- --------- ------------
Net investment income (loss)......................................  $   402.7   $  152.5   $(17.2)   $   538.0
Net realized investment gains.....................................         --         --      3.9          3.9
Premiums..........................................................       (1.7)     105.7       --        104.0
Other revenues....................................................      150.8      143.8      0.3        294.9
                                                                    ---------   --------   ------    ---------
   Total revenues.................................................      551.8      402.0    (13.0)       940.8
                                                                    ---------   --------   ------    ---------
Interest credited, benefits and other changes in policy reserves..      362.0      294.3       --        656.3
Underwriting, acquisition and insurance expenses, net of deferrals       46.4       55.3     47.3        149.0
Amortization of deferred acquisition costs and intangibles........       84.9       34.0       --        118.9
                                                                    ---------   --------   ------    ---------
   Total benefits and expenses....................................      493.3      383.6     47.3        924.2
                                                                    ---------   --------   ------    ---------
   Income (loss) before income taxes..............................       58.5       18.4    (60.3)        16.6
   Provision (benefit) for income taxes...........................       14.7        6.5    (24.3)        (3.1)
                                                                    ---------   --------   ------    ---------
   Net income (loss)..............................................  $    43.8   $   11.9   $(36.0)   $    19.7
                                                                    =========   ========   ======    =========
Total assets......................................................  $17,412.4   $2,758.1   $692.1    $20,862.6
                                                                    =========   ========   ======    =========

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                 Years Ended December 31, 2004, 2003 and 2002

                                                                   Retirement
(Dollar amounts in millions)                                       Income and             Corporate
December 31, 2002 -- Segment Data                                  Investments Protection and Other Consolidated
---------------------------------                                  ----------- ---------- --------- ------------
Net investment income.............................................  $   457.1   $  160.5   $(17.4)   $   600.2
Net realized investment gains.....................................         --         --     55.3         55.3
Premiums..........................................................        1.0      102.3      2.0        105.3
Other revenues....................................................      157.3      123.7      3.6        284.6
                                                                    ---------   --------   ------    ---------
   Total revenues.................................................      615.4      386.5     43.5      1,045.4
                                                                    ---------   --------   ------    ---------
Interest credited, benefits and other changes in policy reserves..      392.6      247.1      0.6        640.3
Underwriting, acquisition and insurance expenses, net of deferrals       37.1       57.8      4.4         99.3
Amortization of deferred acquisition costs and intangibles........      113.6       30.6      2.9        147.1
                                                                    ---------   --------   ------    ---------
   Total benefits and expenses....................................      543.3      335.5      7.9        886.7
                                                                    ---------   --------   ------    ---------
   Income before income taxes.....................................       72.1       51.0     35.6        158.7
   Provision (benefit) for income taxes...........................       26.0       18.1     (1.2)        42.9
                                                                    ---------   --------   ------    ---------
   Net income.....................................................  $    46.1   $   32.9   $ 36.8    $   115.8
                                                                    =========   ========   ======    =========
Total assets......................................................  $17,116.4   $2,777.5   $387.1    $20,281.0
                                                                    =========   ========   ======    =========

(15)Quarterly Financial Data (unaudited)

   Summarized quarterly financial data for the years ended December 31, 2004 and 2003 were as follows:

                                                   First Quarter Second Quarter Third Quarter  Fourth Quarter
                                                   ------------- -------------  -------------  -------------
(Dollar amounts in millions)                        2004   2003   2004    2003   2004   2003    2004    2003
----------------------------                       ------ ------ ------  ------ ------ ------  ------  ------
Net investment income............................. $129.1 $137.9 $ 84.4  $137.1 $100.0 $137.9  $107.5  $125.1
                                                   ====== ====== ======  ====== ====== ======  ======  ======
Total revenues.................................... $232.2 $250.9 $119.0  $227.7 $174.5 $227.1  $174.2  $235.1
                                                   ====== ====== ======  ====== ====== ======  ======  ======
Earnings (loss) before cumulative effect of change
  in accounting principle (1)..................... $  6.5 $ 24.9 $150.4  $  9.7 $ 19.0 $(21.9) $ 22.8  $  7.0
                                                   ====== ====== ======  ====== ====== ======  ======  ======
Net income (loss)................................. $  7.2 $ 24.9 $150.4  $  9.7 $ 19.0 $(21.9) $ 22.8  $  7.0
                                                   ====== ====== ======  ====== ====== ======  ======  ======

--------
(1)See note 1 (t) of the Consolidated Financial Statements.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
GE Life and Annuity Assurance Company:

   Under the date of February 12, 2005, we reported on the consolidated balance sheets of GE Life and Annuity Assurance Company and subsidiary (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholder's interest, and cash flows for each of the years in the three-year period ended December 31, 2004, which are included herein. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule included herein. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

   In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

   As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for certain nontraditional long-duration contracts and for separate accounts in 2004 and its method of accounting for goodwill and other intangible assets in 2002.

/s/ KPMG LLP

Richmond, Virginia
February 12, 2005

                                                                   Schedule III
                     GE LIFE AND ANNUITY ASSURANCE COMPANY

                      Supplemental Insurance Information
                         (Dollar amounts in millions)

                                                  Future Annuity
                                                   And Contract
                                                    Benefits &
                                                     Liability
                                       Deferred   For Policy and                   Other
                                      Acquisition    Contract       Unearned    Policyholder Premium
Segment                                  Costs        Claims        Premiums    Liabilities  Revenue
-------                               ----------- --------------- ------------- ------------ --------
December 31, 2004:
   Retirement Income and Investments.   $171.0       $ 7,474.6       $   --        $210.7     $  0.4
   Protection........................     77.1         2,219.4         24.0           1.2       96.4
   Corporate and Other...............       --              --           --            --         --
                                        ------       ---------       ------        ------     ------
       Total.........................   $248.1       $ 9,694.0       $ 24.0        $211.9     $ 96.8
                                        ======       =========       ======        ======     ======
December 31, 2003:
   Retirement Income and Investments.   $817.0       $ 8,032.8       $   --        $120.2     $ (1.7)
   Protection........................     80.0         2,251.0         24.8           2.8      105.7
   Corporate and Other...............       --              --           --            --         --
                                        ------       ---------       ------        ------     ------
       Total.........................   $897.0       $10,283.8       $ 24.8        $123.0     $104.0
                                        ======       =========       ======        ======     ======
December 31, 2002:
   Retirement Income and Investments.                                                         $  1.0
   Protection........................                                                          102.3
   Corporate and Other...............                                                            2.0
                                                                                              ------
       Total.........................                                                         $105.3
                                                                                              ======

                                                     Interest     Underwriting, Amortization
                                                    Credited &     Acquisition  of Deferred
                                          Net      Benefits and   and Insurance Acquisition
                                      Investment   Other Changes  Expenses, net  Costs and   Premiums
Segment                                 Income    Policy Reserves of deferrals  Intangibles  Written
-------                               ----------- --------------- ------------- ------------ --------
December 31, 2004:
   Retirement Income and Investments.   $238.5       $   202.4       $ 17.1        $ 78.6     $  0.3
   Protection........................    140.3           271.6         31.1          28.7       97.1
   Corporate & Other.................     42.2              --         15.0            --         --
                                        ------       ---------       ------        ------     ------
       Total.........................   $421.0       $   474.0       $ 63.2        $107.3     $ 97.4
                                        ======       =========       ======        ======     ======
December 31, 2003:
   Retirement Income and Investments.   $402.7       $   362.0       $ 46.4        $ 84.9     $ (1.7)
   Protection........................    152.5           294.3         55.3          34.0      105.4
   Corporate & Other.................    (17.2)             --         47.3            --         --
                                        ------       ---------       ------        ------     ------
       Total.........................   $538.0       $   656.3       $149.0        $118.9     $103.7
                                        ======       =========       ======        ======     ======
December 31, 2002:
   Retirement Income and Investments.   $457.1       $   392.6       $ 37.1        $113.6     $  1.0
   Protection........................    160.5           247.1         57.8          30.6      102.1
   Corporate & Other.................    (17.4)            0.6          4.4           2.9        2.0
                                        ------       ---------       ------        ------     ------
       Total.........................   $600.2       $   640.3       $ 99.3        $147.1     $105.1
                                        ======       =========       ======        ======     ======

Appendix


MARKET VALUE          The formula used to determine the Market Value Adjustment
ADJUSTMENT            factor is:
EXAMPLES              ((1+i)/(1+j))/n/365/, where


                         n = the number of days to the end of your current
                            Guarantee Term
                         i = the Guaranteed Interest Rate in effect for your
                            current Guarantee Term
                        j =the currently offered Guaranteed Interest Rate for a
                           Guarantee Term with a duration of "n"

                      Examples of Market Value Adjustment at the end of the third Contract Year based on a single purchase payment of $100,000.00, a Guarantee Term of 10 years and a Guaranteed Interest Rate of 4.00%

                      Contract Value at the end of the third Contract Year =
                      $100,000.00 x (1.04)/3/ =    $112,486.40
                      Free Withdrawal Amount = Interest Credited to Contract
                      Value during the prior twelve    months = $4,326.40
                      Surrender Charge = ($112,486.40 - $4,326.40) x .05 =
                      $5,408

                      Example #1: Full Surrender -- Negative Market Value Adjustment
                         n = 2,555 (365 x 7)
                         i = 4.00%
                         j = 5.00%
                         MVA factor = (1.04/1.05)/7/ = .935208147

                      Amount Payable Upon Surrender = [(Contract Value - Free Withdrawal Amount - Surrender Charge) x MVA factor] + Free Withdrawal Amount
                         = [($112,486.40 - $4,326.40 - $5,408) x .935208147] +
                            $4,326.40
                         = $100,420.91

                      Example #2: Full Surrender -- Positive Market Value Adjustment
                         n = 2,555 (365 x 7)
                         i = 4.00%
                         j = 3.00%
                         MVA factor = (1.04/1.03)/7/ = 1.069972959

                      Amount Payable Upon Surrender = [(Contract Value - Free Withdrawal Amount - Surrender Charge) x MVA factor] + Free Withdrawal Amount
                         = [($112,486.40 - $4,326.40 - $5,408) x 1.069972959] +
                            $4,326.40
                         = $114,268.26

                                      A-1